As filed with the Securities and Exchange Commission on August 10, 2000
                    Registration No. 333-39656

                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549
                      ______________________
           PRE-EFFECTIVE AMENDMENT NO. 3 to FORM S-1
                               under
                    THE SECURITIES ACT OF 1933
                            BICO, INC.
      (Exact name of registrant as specified in its charter)

Pennsylvania                     3841                       25-1229323
(State or other jurisdiction (Primary Standard Industrial  (I.R.S. Employer
 of incorporation or         Classification  Code  Number)  Identification
 organization)                                               Number)

                2275 Swallow Hill Road, Bldg. 2500
           Pittsburgh, Pennsylvania 15220 (412) 429-0673
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices and principal place of business)
            ___________________________________________
              Fred E. Cooper, Chief Executive Officer
                            BICO, Inc.
  2275 Swallow Hill Road, Building 2500, Pittsburgh, Pennsylvania 15220
                          (412) 429-0673
     (Name, address, including zip code, and telephone number,
            including area code, of agent for service)
            ___________________________________________
                             Copy to:
                     Sweeney & Associates P.C.
         7300 Penn Avenue, Pittsburgh, Pennsylvania 15208
                          (412) 731-1000
       _____________________________________________________
 Approximate date of commencement of proposed sale to the public:
   As soon as possible after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

                  CALCULATION OF REGISTRATION FEE

Title of Each        Amount to       Proposed     Proposed    Amount of
Class of             be              Maximum      Maximum     Registra-
Securities to be     Registered      Offering     Aggregate   tion Fee
Registered                           Price Per    Offering
                                     Share        Price
Common Stock
issuable upon
the Conversion       56,500,000(1)    $0.24(2)   $13,560,000  $ 3,769.41
of Preferred
Stock, Series F (1)

Common Stock
issuable upon
the Conversion of
the outstanding      61,850,000(1)    $0.24(2)   $14,844,000  $ 4,126.33
Principal amount
and other amounts
Due under the
Registrant's 4%
Convertible
Debentures due 2001 (1)

Total Common Stock

Total Registration Fee                                        $ 7,895.74(3)

TOTAL OF SEPARATELY NUMBERED PAGES 95 EXHIBIT INDEX ON
SEQUENTIALLY NUMBERED PAGE 89

(1)  These shares are registered on behalf of selling stockholders.
(2) Estimated SOLELY for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, and based on the average of the high and low sales prices of the common stock of Registrant on the electronic bulletin board on June 12, 2000.
(3) A filing fee of $11,720.48 for these shares was paid in connection with the Form S-3, No. 333-31962, filed March 8, 2000.

                       _____________________



     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to
Section 8(a) may determine.

                              _____________________


     Information contained herein is subject to completion or
amendment.  A registration statement    relating to these
securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.




                       [INSIDE FRONT COVER]



             SUBJECT TO COMPLETION DATED August 10, 2000


                      PRELIMINARY PROSPECTUS

                        118,350,000 shares

                            BICO, INC.
                           Common Stock


     In June 2000, we changed our name from Biocontrol Technology, Inc. to BICO, Inc.

     This prospectus is for an offering of shares of BICO, Inc.
common stock on behalf of certain selling stockholders.   These
selling stockholders bought preferred stock and debentures from us that are convertible into common stock. We are registering that common stock for sale on behalf of those preferred stockholders and debenture holders under this prospectus. Up to 56,500,000 shares are being registered that may be issuable upon the conversion of our outstanding Series F convertible preferred stock, and up to 61,850,000 shares are being registered that may be issuable upon the conversion of the outstanding principal amount and interest due under our $9,850,000 principal amount of 4% subordinated convertible debentures. We estimated the number of shares we'll need to cover the conversions of our preferred stock and debentures - depending on our stock price at the time of conversion, we may need to issue fewer shares or more shares. You should review the Selling Stockholders and Plan of Distribution sections for more information.

     Our common stock trades on the electronic bulletin board under the trading symbol "BICO".

     We will not receive any of the money from selling the 118,350,000 shares of stock we are offering on behalf of the selling stockholders. They will receive the proceeds from any sales.

     OUR BUSINESS INVOLVES SIGNIFICANT RISKS.  YOU NEED TO REVIEW
THESE RISKS BEFORE YOU CONSIDER BUYING OUR COMMON STOCK.  THESE
RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON
PAGE 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. If anyone tells you otherwise, it's a criminal offense.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS
PROSPECTUS.  WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH
INFORMATION THAT IS DIFFERENT.  WE ARE OFFERING TO SELL AND
SEEKING OFFERS TO BUY SHARES OF OUR COMMON STOCK ONLY IN
JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED.  THE
INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF
THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

  THE INFORMATION IN THIS PROSPECTUS ISN'T COMPLETE. IT MIGHT CHANGE. WE'RE NOT ALLOWED TO SELL THE COMMON STOCK OFFERED BY THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT WE HAVE FILED WITH THE SEC BECOMES EFFECTIVE. THIS PROSPECTUS ISN'T AN OFFER TO SELL OUR COMMON STOCK, AND WE ARE NOT SOLICITING OFFERS TO BUY OUR COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT ALLOWED.

                         August 10, 2000
                       PROSPECTUS SUMMARY

THE FOLLOWING SECTION IS ONLY A SUMMARY. YOU SHOULD CAREFULLY READ THE MORE DETAILED INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL INFORMATION. OUR BUSINESS INVOLVES SIGNIFICANT RISKS - READ MORE ABOUT THEM IN THE SECTION CAPTIONED RISK FACTORS WHICH BEGINS ON PAGE 5
ABOUT BICO

     BICO, Inc. was incorporated in the Commonwealth of
Pennsylvania in 1972 as Coratomic, Inc.   In June 2000, we
changed our corporate name from Biocontrol Technology, Inc. to BICO, Inc. Our operations are located at 625 Kolter Drive in Indiana, Pennsylvania, 15701, and our administrative offices are located at 2275 Swallow Hill Road, Pittsburgh, Pennsylvania, 15220.

     Our primary business is the development of new devices,
which include models of a    noninvasive glucose sensor,
procedures relating to the use of regional extracorporeal hyperthermia in the treatment of cancer, and environmental products, which help to clean up oil spills. Our noninvasive glucose sensor helps diabetics measure their glucose without pricking their fingers or having to draw blood. Regional extracorporeal hyperthermia is a system that re-circulates the patient's blood in a specific area of the body after the blood has been heated outside the body. The re-circulated blood's higher temperature helps treat certain diseases by inducing an artificial fever that kills targeted cells.

     We have several subsidiaries that specialize in those different projects. Diasensor.com, Inc. manages the noninvasive glucose sensor project. ViaCirQ, Inc. - formerly IDT - handles the hyperthermia project, a technology called the ThermoChem Systemr, that induces an artificial fever to help treat diseases. Petrol Rem, Inc. handles our environmental products PRPr, BIOSOKr and BIOBOOM r that help clean up oil spills and other pollutants in water.

     None of our current projects are generating any significant revenue. We discontinued our functional electrical stimulator project, which had generated some revenue, when our primary buyer cancelled its contract with us. Although some Petrol Rem products are being sold, the revenues from those products have decreased over the last two years.

RISK FACTORS

     If you invest in our stock, you will be placing your money at a significant risk. Our projects are in the research and development phase, and none of our current products has produced any significant revenue to date. You should not invest money you are not prepared to lose - and you should carefully review the section captioned Risk Factors that begins on page 5 before you decide whether to invest in our stock.

THE OFFERING

Common stock to be issued upon conversion of
 our Series F preferred stock, including interest       56.5 million shares

Common stock to be issued upon conversion of
 our 4% subordinated convertible debentures,
 including interest                                     61.85 million shares

Common stock outstanding after this offering,
if all shares are sold                                  1.081 billion shares

Common stock outstanding if we also sell all
of the 313,000,000 shares we are also
registering for sale in a separate best-efforts
offering                                                1.394 billion shares

Our Trading Symbol                                      BICO - we currently
                                                        trade on the electronic
                                                        bulletin board

The common stock outstanding after this offering, if all shares are sold, is based upon the number of shares we had outstanding as of June 30, 2000, which was 962,825,628. In addition to the 118,350,000 shares in this prospectus, we have another prospectus to sell 313 million shares on a best efforts basis. If we sell all of the 118,350,000 from this prospectus and all of the 313 million shares from our best efforts offering, we will have approximately 1.394 billion shares outstanding.

The 1.081 billion and 1.394 billion shares do not include the 28,271,162 shares of our common stock that are subject to outstanding warrants. Those warrants have exercise prices ranging from $.06 to $4.03 per share and expiration dates through April 26, 2005. The weighted average exercise price of those warrants is $.30 per share.

SUMMARY CONSOLIDATED FINANCIAL DATA


     FOR THE QUARTER ENDED MARCH  31, 2000  (UNAUDITED) AND
                THE YEAR ENDED DECEMBER 31, 1999



                            3/31/2000                 12/31/99

        Total Assets       $24,203,821               $15,685,836

        Long-Term
        Obligations        $ 1,306,241               $ 1,338,387

        Working Capital    $ 2,382,342               $ 4,592,935

        Preferred Stock    $ 3,418,259               $   720,000

        Net Sales          $    18,998               $   112,354

        TOTAL REVENUES     $    18,998               $   165,251

        Warrant
        Extensions         $         0               $ 4,669,483

        Benefit
        (Provision) for    $         0               $         0
        Income Taxes

        Net Loss          ($9,131,546)              ($38,072,578)

        Net Loss Per
        Common Share
             Basic        ($.01)                    ($.05)
             Diluted      ($.01)                    ($.05)

        Cash Dividends
        Per Share:
             Preferred     $0                        $0
             Common        $0                        $0

        Constructive
        Dividend per       $1.73                     $0
        Preferred Share


                          FOR THE YEARS ENDED DECEMBER 31st

                    1999        1998         1997         1996          1995
Total Assets   $ 15,685,836 $ 9,835,569  $12,981,300  $ 14,543,991 $ 9,074,669

Long-Term
Obligations    $ 1,338,387  $ 1,412,880  $ 2,697,099  $  2,669,727 $   175,330

Working
Capital        $ 4,592,935 ($ 9,899,008) $   888,082  $ 1,785,576  $ 3,188,246
(Deficit)

Preferred      $   720,000  $         0  $         0  $         0  $    37,900
Stock

Net Sales      $   112,354  $ 1,145,968  $ 1,155,907  $   597,592  $   461,257

TOTAL
REVENUES       $   165,251  $ 1,196,180  $ 1,260,157  $   600,249  $   461,257

Warrant
Extensions     $ 4,669,483  $         0  $ 4,046,875  $ 9,175,375  $12,523,220

Benefit
(Provision)    $         0  $         0  $         0  $         0  $         0
for Income Taxes

Net Loss      ($38,072,578)($22,402,644)($30,433,177)($24,045,702)($29,420,345)

Net Loss Per
Common Share
     Basic           ($.05)       ($.08)       ($.43)       ($.57)       ($.84)
     Diluted         ($.05)       ($.08)       ($.43)       ($.57)       ($.84)

Cash Dividends Per
Share:

     Preferred          $0           $0           $0           $0            $0
     Common             $0           $0           $0           $0            $0


For more detailed information, you should review our financial statements and notes that are included in this prospectus. You can also get copies of our Form 10-K/A for the year ended December 31, 1999, and our Form 10-Q for the quarter ended March 31, 2000, as well as our other filings, all of which are available at www.sec.gov or from us at the address listed in the section of this prospectus captioned "Where You Can Get More Information".

                          RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED IN THIS SECTION BEFORE MAKING THE DECISION TO INVEST IN OUR STOCK. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION IN THIS PROSPECTUS INCLUDING OUR FINANCIAL STATEMENTS AND THE RELATED NOTES. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE THOSE THAT WE CURRENTLY BELIEVE MAY MATERIALLY AFFECT OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE ARE UNAWARE OF OR THAT WE CURRENTLY CONSIDER IMMATERIAL ALSO MAY BECOME IMPORTANT FACTORS THAT AFFECT US. AN INVESTMENT IN OUR STOCK IS A HIGH RISK INVESTMENT, AND YOU SHOULD BE PREPARED TO SUFFER A LOSS OF YOUR ENTIRE INVESTMENT.

     THIS PROSPECTUS ALSO CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE RISKS FACED BY US DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS.
                  RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES, WE EXPECT THAT LOSSES WILL CONTINUE
TO INCREASE FOR THE FORSEEABLE FUTURE - AT LEAST THE NEXT SEVERAL
YEARS - AND OUR INDEPENDENT ACCOUNTANTS HAVE EXPRESSED
SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING
CONCERN.

     We have lost money in every period since we started our current research and development projects - we had an accumulated deficit of $190.3 million as of March 31, 2000 and $181.2 million as of December 31, 1999. We plan to invest heavily to continue to develop our biomedical and environmental products and to set up manufacturing and marketing of those products. As a result, we expect to continue to lose money for the foreseeable future - at least for the next several years - and we expect that the losses will continue to increase. We cannot assure you that we will ever achieve or sustain profitability or that our operating losses will not increase in the future. We have received a report from our independent accountants containing an explanatory paragraph stating that our historical losses and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern.

WE HAVE A LIMITED OPERATING HISTORY, NO SIGNIFICANT REVENUES AND
LIMITED EXPERIENCE IN MARKETING THAT MAKES AN EVALUATION OF OUR
BUSINESS DIFFICULT.

     Although we have been in business for years, we have not generated any material revenue in our recent history. The majority of our activities have been related to the research and development of products. Our current management team has limited experience in manufacturing and marketing biomedical and environmental products. Therefore, our historical financial information is of limited value in evaluating our future operating results.

     We discontinued our functional electrical stimulator project due to a loss of orders from our primary buyer. Because these products accounted for the majority of our sales revenues - almost $900,000 in 1997 and $1 million in 1998 - it was a significant loss that impacted our cash flows, liquidity and revenue.

     Our target markets - the health care and environmental markets - change rapidly, and we may not have the experience necessary to successfully market our products.

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE TO SUPPORT OUR
OPERATIONS AND THAT ADDITIONAL FINANCING MAY NOT BE AVAILABLE TO
US.

     We won't receive any money if you buy the stock offered in this prospectus - we are registering the stock for our selling stockholders, and they will get the money if you buy this stock. We filed a different prospectus to sell shares on our own behalf, and we plan to sell those other shares to raise money. Even if we can sell stock, and we can't assure you that we'll be successful, it may not be enough to fund our operations until - and unless - we become profitable. We cannot quantify the specific amounts we will need, since the research and development process is subject to continuous change. However, we believe we have enough funds available to operate for at least a year. We will need to raise more capital to fund our operations and our research and development projects, and we may not be able to find financing when we need it. If that happens, we will not be able to continue operations long enough to bring our products to market, or to market them long enough to become profitable. Any additional equity financing - through sales of our securities - will cause our existing investors to experience additional dilution.

WE CANNOT BE SURE HOW LONG IT WILL TAKE TO BRING OUR PRODUCTS TO MARKET OR WHETHER THEY WILL EVER BECOME PROFITABLE. WE HAVE ALREADY INVESTED OVER $29 MILLION ON PROJECTS, OTHER THAN OUR NONINVASIVE GLUCOSE SENSOR, THAT STILL HAVEN'T GENERATED ANY REVENUE.

     Our biomedical products, specifically the noninvasive glucose sensor and the hyperthermia treatment device, are new products that are not established in any market. Although we have started to market the sensor in Europe, our revenues to date have been minimal - only about $35,000. We cannot market the sensor in the U.S. until we receive FDA approval - and we don't know how much longer that will take. Our hyperthermia treatment device is being used in one hospital, but we won't be able to sell the device until we begin manufacturing. Even when we are able to manufacture and sell these devices, we don't know how long it will be before they become profitable.

     So far, we have already invested over $29 million in various projects, other than our noninvasive glucose sensor, including the ViaCirQ hyperthermia project, the Petrol Rem environmental products, the American Inter-Metallics propellant enhancement project, and a metal-coating project - and we still don't have
any material revenues from any of those projects.   The only
minimal revenue we generated at all has been from the Petrol Rem products, and even that revenue decreased to only about $26,000 for all of 1999, with no new revenues during the first quarter of 2000.


WE FACE SERIOUS COMPETITION, AND WE MAY NOT BE ABLE TO COMPETE
EFFECTIVELY.  IF SOMEONE ELSE DEVELOPS A BETTER PRODUCT BEFORE WE
DO, WE WON'T BE ABLE TO SELL OUR PRODUCTS OR MAKE ANY MONEY.

     The medical device industry and the environmental industry are very competitive. Other companies are developing technologies and devices that will compete with ours. These other companies may be further along in their research and development may be better capitalized, have more sophisticated equipment and expertise and various other competitive advantages compared to us. These other companies may be able to bring their products to market before we are able to enter the market, which would have a serious negative impact on our ability to succeed.

     Many of the large biomedical companies are funding research into noninvasive glucose measurement, and one of them might beat us to the market. Our sensor will also compete against existing finger-prick technology, which is already well established. If we cannot convince diabetics that our device is superior, we will not be able to sell our sensor. Our hyperthermia device is a new technology, which will compete against other, well-established forms of cancer treatment. If we cannot convince the medical community that our product offers superior alternatives, we will not succeed with that device.


OUR PRODUCTS ARE THE TYPE THAT CAN BECOME OBSOLETE, AND NO LONGER
COMPETITIVE.  IF THEY BECOME OBSOLETE, WE CAN'T SELL THEM.

     Both the medical device and environmental industries are subject to rapid technological innovation and change. Although we are not currently aware of any new product or technology that would make our products obsolete, it is always possible. Future technological developments could make our products significantly less competitive or even no longer marketable.

OUR PATENTS ARE IMPORTANT TO US - IF OUR PATENTS ARE CHALLENGED
OR INFRINGED UPON, WE MIGHT NOT BE ABLE TO AFFORD TO FIGHT FOR
THEM.  IF WE CAN'T PROTECT OUR PATENTS, WE WON'T BE ABLE TO SELL
OUR PRODUCTS SUCCESSFULLY.

     We hold patents on many of our products, as well as trademarks on the names of our products and procedures. We try to file patent applications when we believe they are necessary, both in the U.S. and in foreign countries where we seek to do business. However, we cannot assure you that future patents will be granted, or that our existing patents will not be challenged or circumvented by a competitor. If any of our critical patents are challenged, or if someone accuses us of infringing upon their patents, it would be expensive and time-consuming to defend those charges, and our projects could be delayed. Similarly, if someone else infringes upon one of our patents, it would be expensive and distracting for us to challenge them.

     If our patents are challenged or infringed upon, we might not be able to enter the market without a long legal battle to determine which patent has priority. This type of delay and expense would hurt our ability to successfully market our products.

WE ARE DEPENDENT UPON HEALTH INSURANCE REIMBURSEMENT FOR OUR
BIOMEDICAL DEVICES, AND WE MAY NOT BE ABLE TO OBTAIN THAT
REIMBURSEMENT.

     Our biomedical products are subject to the reimbursement policies of insurance companies and Medicare. The doctors and patients who want to use our devices will not be able to pay for them without reimbursement from their health insurance providers. If we are not able to convince those insurance providers that our devices are worth reimbursement, we will not succeed.

WE MAY ACQUIRE COMPANIES THAT ARE NOT PROFITABLE OR WORTH WHAT WE
ORIGINALLY ESTIMATED.

     Our officers and directors have discretion in how to spend the money we raise. One of the ways they intend to use part of the money is to acquire companies with revenue or with the potential to generate revenue in the short term. We may not find companies that actually generate revenue. We may also acquire companies that do not generate revenue, even though we project that they will. In the past, we have invested in companies that are not worth what we paid for them, and we have lost our investment.

     For example, we purchased a majority interest in a metal-coating company in 1998 - because it did not perform the way we expected, we had to write-off our entire investment, including a $4.4 million write down in 1999. You should carefully review our financial statements for more detailed information on the
investment and the write-downs.   We cannot guarantee that we
will not make the same mistake in the future.

 WE MAY BE DISTRACTED OR SUFFER LOSSES DUE TO LEGAL PROCEEDINGS.

     We are involved in several legal proceedings. Although we cannot project how they will be resolved, you should know that we might suffer losses depending upon the outcome. Our class action lawsuit is still pending, and we may have to pay significant amounts of money if we lose the case, or we settle the case.
Both the Pennsylvania Securities Commission and the U.S. Attorneys' office are investigating us, and we have provided them with the information they requested. We don't know how much longer these investigations will last, and we don't know how they will be resolved. If either one of these investigations results in findings that we, or someone we're responsible for, violated the law, we could suffer significant monetary damages, harm to our reputation, or the loss of the services of key employees. We don't know what those damages might be, but they could include fines or restrictions on how we are allowed to do business in the future.

     These legal proceedings cost us money, mostly in legal fees, that we could be using for our projects. Even if we don't have to pay any money or suffer any other damages as a direct result of these proceedings, you should be aware that we might be distracted from our other responsibilities while we deal with these legal matters, and that distraction could also hurt us.

WHEN WE SELL STOCK OR CONVERTIBLE SECURITES LIKE OUR DEBENTURES
OR PREFERRED STOCK, IT DILUTES OUR EXISTING STOCKHOLDERS.  WE
HAVE ALREADY SUFFERED SIGNIFICANT DILUTION AND WE KNOW THAT IT
WILL CONTINUE.

     Each time we sell and issue stock, it dilutes the holdings of our existing stockholders. Since 1989, and through December 1999, we, along with Diasensor.com, have raised over $137,000,000
in private and public offerings.   We have already issued almost
one billion shares of stock and we plan to issue more, since that's the only way we can survive until - and if - our product sales can support our operations. Dilution occurs when more shares are issued to own the same company - it means that when we issue more stock, our previous stockholders own a smaller piece of our company than they did before the new shares were issued. When we sell stock, or we sell convertible securities like preferred stock or debentures, we have to issue more shares of stock upon the sale or the conversion. We plan to raise more money by selling more stock. You should know that your ownership in our company will continue to be diluted - significantly - each time we sell and issue more stock.

       For example, this chart shows the money we've raised by selling stock and other securities, like debentures, during the last three years, along with the total number of shares outstanding at the end of each year:

        YEAR          FUNDS RAISED              NUMBER OF SHARES OUTSTANDING
                                                         AT YEAR END

        1997          $22,300,000                        138,583,978
        1998          $10,720,000                        420,773,568
        1999          $30,730,000                        956,100,496

     You can see that, as we raise more money, the total number of our shares outstanding increases dramatically. As long as we continue to raise money by selling stock - and that is our intention - this dilution will continue.

WHEN WE ISSUE CONVERTIBLE SECURITIES LIKE OUR DEBENTURES OR
PREFERRED STOCK, THE NUMBER OF SHARES WE ISSUE UPON CONVERSION IS
SIGNIFICANTLY DISCOUNTED FROM THE MARKET PRICE.

     One way we raise money is by selling convertible securities, like convertible debentures or convertible preferred stock. Our convertible securities have no minimum conversion price, so if our stock price is low when they are converted, we have to issue
more stock than if our stock price was higher.   Sometimes, our
stock price is rising, so that when the securities are converted, the market price is higher than when we sold the securities - but if our stock price falls, the conversion price is lower than the stock price when we sold the securities.

     Our debentures and preferred stock have minimum holding periods from 90 to 120 days, and are convertible into our common stock at discounts to our market price of 20% and 25%, respectively.

     The following table shows the total amount of our $9.85 million debentures and $5.65 million preferred stock and examples of how many shares of stock we'd have to issue upon conversion depending on the discount and our stock's market price.


                 Discount to    5-day Avg.   Conversion    Number of Shares
        Amount     Market        Market         Price    Issued Upon Conversion

      $9,850,000     20%           $.20          $.16          61,562,500

      $9,850,000     20%           $.05          $.04         246,250,000

      $5,650,000     25%           $.20          $.15          37,666,667

      $5,650,000     25%           $.05          $.037        152,702,703


     You should know that the lower our stock price, the more shares we have to issue to raise money, and the more shares we have to issue, the more diluted your ownership will become.



BECAUSE WE HAVE SOLD CONVERTIBLE DEBENTURES AND PREFERRED STOCK,
IT COULD HAVE A NEGATIVE IMPACT ON OUR STOCK PRICE.

     In addition the dilution that occurs when we sell convertible securities and they're converted, those conversions can have other negative effects on our stock. If all of the debentures and preferred stock are converted at the same time, the supply of stock for sale would increase dramatically.
Without a corresponding increase in the demand for our stock, our stock price would fall. As the table in the previous risk factor also illustrates, the lower the price, the more shares we have to issue upon conversions. There is no limit on the number of shares to be issued for conversions of either the debentures or the preferred stock.

     For example, as of August 10, 2000, $350,000 in debentures had been converted. The following table shows the market price on the date we sold those debentures, as well as the conversion price. The conversion price is determined based on a five-day average price at the time of conversion, with a 20% discount. We paid the interest on those conversions in cash - if we had paid the interest in shares of our common stock, more stock would have been issued.

      Amount of    Stock Price   Debenture    Number of
      Debenture        on        Conversion     Shares
      Converted     Debenture      Price     Issued Upon
                    Sale Date                 Conversion

       $350,000      $.313         $.152       2,302,632

     Several factors - the timing of conversions; the downward pressure on our stock price; and the additional number of shares needed for conversions with no limit, could separately or in combination cause our stock price to fall significantly - and we don't have any control over them. If we have funds available, our only option might be to redeem some of the debentures or the preferred stock, but we may not be able to do so, or we might not be able to redeem enough in time to make a difference.

OUR COMPANY AND ITS AFFILIATES ARE SUBJECT TO CONFLICTS OF
INTEREST.

     David L. Purdy, Fred E. Cooper, Anthony J. Feola and Glenn Keeling are employed by BICO, and are also officers and/or directors of our affiliates and subsidiaries, Diasensor.com, Inc., Petrol Rem, Inc. and ViaCirQ, Inc. These men are subject to competing demands and may face conflicts of interest. The good faith and integrity of these members of management is of utmost importance to our business and operations.

     BICO owns 52% of Diasensor.com; 75% of Petrol Rem and 99% of
ViaCirQ.  All of those officers own stock or warrants
Diasensor.com, Petrol Rem, or ViaCirQ:

            Diasensor.com -     Mr. Cooper owns 22,000 shares of stock
          and warrants to purchase 1,680,045 shares at $.50 to $1 per share; Mr. Purdy owns 32,000 shares of stock and warrants to purchase 1,556,250 shares at $.50 to $1 per share; Mr. Feola owns 20,000 shares of stock and warrants to purchase 1 million shares at $.50 per share; and Mr. Keeling 100,000 shares of stock and warrants to purchase 200,000 shares at $.50 per share.

            Petrol Rem - Mssrs. Cooper and Feola own warrants to purchase 1 million shares of stock at $.10 per share; Mr. Purdy owns warrants to purchase 700,000 shares of stock at $.10 per share; and Mr. Keeling owns warrants to purchase 500,000 shares of stock at $.10 per share.

            ViaCirQ - Mr. Cooper owns warrants to purchase 1 million shares of stock at $.10 per share; Mssrs. Purdy, Feola and Keeling each own warrants to purchase 750,000 shares of stock at $.10 per share.

     Conflicts of interest could arise if one or more of our officers act in a way that benefits them and hurts BICO or another one of our subsidiaries. To protect ourselves, we require that any action that benefits any individual executive officer or director of any of our companies has to be approved by a majority of the disinterested directors. We also make sure that each of our boards of directors includes outside directors - people who are not employees - and those outside directors must approve any action that might present a conflict. For example, if BICO issues warrants or loans money to Mssrs. Cooper, Feola or Keeling, who are BICO directors, BICO's other disinterested directors, including the outside directors, must approve the warrants or loans first. The same policy applies to Diasensor.com, Petrol Rem and ViaCirQ. We believe this policy helps avoid conflicts that could hurt us.

WE DEPEND ON OUR KEY OFFICERS, AND WE WOULD SUFFER IF THEY LEFT.

     We are dependent upon our key officers, David L. Purdy, the president and CEO of our Biocontrol Technology division; and Fred
E. Cooper, our CEO. We do not have any key-man life insurance on these men, and our business would suffer if they left for any reason.

WE ARE DEPENDENT UPON EMPLOYEES AND INDEPENDENT CONTRACTORS WHO
ARE DIFFICULT TO REPLACE.

     Because we are developing new technologies, devices and engineering methods, we depend on certain employees and independent contractors who may not devote their full-time efforts to our operations. We depend on some of our employees who have a specific expertise that is not common. We also need independent contractors to assist us in areas where our employees do not have the necessary expertise. If we lose the services of any of these employees or independent contractors and are unable to replace them, our business could suffer.

WE SOMETIMES NEED SUPPLIERS AND PARTS THAT ARE DIFFICULT TO FIND.

     Our products involve designs that are new, and we often need to have component parts fabricated especially for our experimentation, testing and development. Suppliers for these parts are not always readily available, or available at all, so we have to create the parts in-house. This can result in delays in our development - so far, these delays have not been material
- but we cannot assure you that they won't be material in the future. If we are unable to obtain a supplier or create the necessary parts ourselves, we have to redesign the product, which also results in significant delays. Although we try to minimize our dependence on custom parts when we design products, unforeseeable problems can arise which negatively affect our operations.

WE HAVE LIMITED COMMERCIAL MANUFACTURING EXPERIENCE, WHICH MAKES
IT HARDER FOR US TO COMPETE WITH MORE EXPERIENCED MANUFACTURERS.

     We have a contractual duty to manufacture our medical devices. We have leased space, which has been modified, for our manufacturing needs, but our current management team has limited experience with large-scale commercial manufacturing. If we are not able to hire the right people, or to provide manufacturing expertise ourselves, we will not be able to successfully manufacture our biomedical devices, even if they are approved for sale in the U.S., or even if we are able to make sales.

WE CANNOT SELL PRODUCTS WITHOUT GOVERNMENT APPROVAL.  WE HAVE
BEEN, AND CONTINUE TO BE, INVOLVED IN A LONG, EXPENSIVE
GOVERNMENTAL APPROVAL PROCESS THAT WE MUST COMPLETE BEFORE WE CAN
SELL OUR PRODUCTS.

     The Food and Drug Administration and other federal and state agencies control many of our products. FDA approval is necessary to market our biomedical products in the U.S. If we do not get approval, we cannot sell our products in the U.S.

     We are currently preparing a set of clinical trials for our noninvasive glucose sensor - these trials will last approximately nine months, and we hope to have FDA approval once the trials are completed and the results are submitted. We have suffered significant delays in the FDA approval in the past - those delays
occurred for several reasons, including the following.   The FDA
did not give us a decision on the 510(k) Notification we submitted in 1994 until 1996. In 1996, after the FDA's panel refused to approve our submission, the FDA told us to make a different filing, on a PreMarket Approval Application - known as a PMA. Rather than immediately pursue the PMA, we decided to focus on getting certification to sell our sensor in Europe, which we completed in June 1998. We had serious cash flow problems in 1998, and it delayed all of our projects further. Late in 1998 and early 1999, we started the PMA process. We filed the first module of our PMA in May 1999 and the second module in May 2000. The FDA asked for more information in September 1999, and we responded. Then, in November 1999, the FDA asked for additional information. We finished compiling all that additional information, and in July 2000 we submitted an Investigational Device Exemption to the FDA that included the protocol for our clinical trials. An Investigational Device Exemption is a request to the FDA for approval to conduct clinical trials on a device that is not FDA-approved. We still don't know whether the FDA will be satisfied with this additional information and the protocol for our clinical trials, and the FDA could come back and ask us for more information, which would cause more delays.

     Once the FDA has accepted our information, we will begin our clinical trials. We are working with outside biomedical consultants to help us obtain FDA approval following these clinical trials; however, we cannot assure you when or if that will happen.


IF WE ARE HIT WITH PRODUCT LIABILITY CLAIMS THAT EXCEED OUR
INSURANCE, WE WILL HAVE TO PAY THE EXCESS.

     We don't have any current product liability claims against us, but we are engaged in activities that involve testing and selling biomedical devices. These kinds of activities expose us to product liability claims. We currently have $1,000,000 in product liability insurance. If a claim against us is successful and exceeds that amount, we could be liable for the balance.

                 RISKS RELATED TO THIS OFFERING


OUR COMMON STOCK MAY BE VOLITILE, WE DO NOT TRADE ON AN
ESTABLISHED STOCK EXCHANGE, AND YOU MAY NOT BE ABLE TO SELL YOUR
STOCK AT OR ABOVE YOUR PURCHASE PRICE.

     Our stock currently trades on the electronic bulletin board, which is not a formal stock exchange. As a result, it may be more difficult to obtain trading information than if our stock still traded on the Nasdaq. Because our stock price did not meet the Nasdaq Small-Cap market requirements implemented in 1998, we were delisted and we're no longer able to trade there. Although we have maintained acceptable trading volume since we left Nasdaq, we cannot assure you that our trading volume will continue. As a result, you may be unable to sell your stock when you want to sell it. In addition, our stock price has fluctuated significantly, and you may not be able to sell your stock at or above your purchase price when you are ready to sell

OUR  STOCK  IS  CONSIDERED  PENNY  STOCK,  SO  IT'S  SUBJECT   TO
REGULATIONS  THAT COULD MAKE IT MORE DIFFICULT FOR  YOU  TO  SELL
YOUR STOCK.

   Our stock is considered penny stock because of its low price. The penny stock low-priced securities regulations could affect the way you sell your stock, and the way our stock is sold. These regulations require broker-dealers to disclose the risk associated with buying penny stocks and to disclose their compensation for selling the stock.

   The regulations may have the effect of discouraging brokers from trading our stock. For example, brokers selling our stock have to obtain a written agreement from the purchaser and determine that our stock is a suitable investment for that purchaser. Many brokers will not want to bother with those requirements, so they won't sell our stock, and that could reduce the level of trading activity, making it more difficult for you to sell your stock.

THE VOLATILITY OF OUR COMMON STOCK COULD EXPOSE US TO SECURITIES
LITIGATION.

     In the past, following periods of volatility in the market price of a company's securities, securities class action suits have been filed. Due to the historic volatility of our common stock, we may be particularly susceptible to this kind of litigation. If it were to happen to us, the litigation would be expensive and would divert our management's attention from business operations. Any litigation that resulted in a finding of liability against us would adversely affect our business, prospects and financial condition, along with the price of our stock. We have already been the subjects of one class action lawsuit, which was filed in 1996. This lawsuit was filed in connection with the disclosures surrounding our 1996 FDA panel review, and was also related to the corresponding decline in our stock price - from approximately $3.56 at the beginning of 1996 to approximately $0.94 at the end of 1996.

INVESTORS WILL INCUR IMMEDIATE DILUTION.

     The price of our stock in this offering will be significantly higher than its book value per share. If you buy our stock in this offering, you will suffer an immediate and substantial dilution in the net tangible book value per share
from the price you pay for the stock.    We also have a large
number of outstanding warrants to purchase our common stock with prices below the estimated offering price of our stock, and we are currently offering an additional 313 million shares to raise money to fund our operations. When we sell that additional stock, and to the extent those warrants are exercised, additional dilution will occur.

THE WAY WE SELL AND ISSUE STOCK COULD HAVE AN ANTI-TAKEOVER
EFFECT.

     We sold convertible preferred stock and convertible debentures and we intend to continue to sell stock to raise money to fund our operations. When we issue those additional shares of common stock, either from conversions of preferred stock or debentures, or from sales of stock, the stock could be used to oppose or delay a hostile takeover attempt or delay or prevent changes in control or in our management. For example, without further stockholder approval, our board of directors could strategically sell stock to purchasers who would oppose a takeover or a change in our management. Although our sales of stock are based on our business and financial needs, and not on the threat of a takeover, you should be aware that it could have an anti-takeover effect. We are not aware of any takeover attempts, but if a takeover was proposed, it could mean you might be offered a premium for your stock over the market price - but the way we issue and sell our stock could discourage a takeover attempt.

               WHERE YOU CAN FIND MORE INFORMATION

     The securities laws require us to file reports and other
information.   All of our reports can be reviewed at the SEC's
web site, at www.sec.gov through the SEC's EDGAR database.   You
can also review and copy any report we file with the SEC at the SEC's Public Reference Room, which is located at 450 Fifth Street, N.W., Washington, D.C., or at the SEC's regional offices, including the ones located at 601 Walnut Street, Curtis Center, Suite 1005E, Philadelphia, PA 19106-34322; and 75 Park Place, New York, NY. You can also order copies for a fee from the SEC's Public Reference section, at 450 Fifth Street, N.W. Washington,
D.C. 20549.   Our stock trades on the electronic bulletin board.

     We will send you a copy of our SEC filings if you ask for them. If you want to receive copies, please contact our Shareholder Relations department at: Shareholder Relations Department, BICO, Inc., 2275 Swallow Hill Road, Building 2500, 2nd Floor, Pittsburgh, PA 15220, by telephone at 412-429-0673 or by fax at 412-279-1367.

     Until 90 days after the effective date of this prospectus, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be
required to deliver a prospectus.   This is in addition to the
obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                         USE OF PROCEEDS

     We will not receive any proceeds from this offering. We are registering our common stock on behalf of the selling stockholders, who bought our convertible debentures and convertible preferred stock. If and when the preferred stockholders or the debenture holders sell their stock, they will receive the proceeds.

                         DIVIDEND POLICY

     We have not paid cash dividends on our common stock or our preferred stock since our inception, and cash dividends are not presently contemplated at any time in the foreseeable future. In accordance with our Articles of Incorporation, cash dividends are restricted under certain circumstances.

                         CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2000 and December 31, 1999. The March 31, 2000 information is taken from our unaudited financial statements, which are included in this prospectus. The December 31, 1999 information is taken from our audited financial statements, which are also include in this prospectus.


                                        March 31, 2000    December 31, 1999
                                              (1)                 (1)

      Stockholders' Equity

      Common Stock, par value  $.10
      per    share;      authorized
      1,700,000,000 shares; shares
      issued  and  outstanding:
      960,514,996 at March 31, 2000         $96,051,500      $95,610,050
      and 956,100,496 at December 31,
      1999

      Series F 4% convertible
      preferred stock, par value $10
      per share,issued and outstanding        3,418,259          720,000
      452,000 at March 31, 2000 and
      72,000 at December 31, 1999

      Additional paid-in capital             90,694,479       85,608,192

      Warrants                                6,673,878        6,791,161

      Accumulated Deficit                  (190,306,004)    (181,174,458)
                                           -------------    -------------
      Total Capitalization                  $ 6,532,112      $ 7,554,945
                                           =============    =============


                                          March 31, 2000     December 31, 1999
(1) Does not include the effects of the
    following:

    Outstanding Warrants to purchase
    common stock granted by the
    Company, at exercise prices ranging
    from $.05 to $4.03 per share,
    expiring through 2004.                   27,476,162          29,896,662



     The following table sets forth our capitalization as of December 31, 1999 and 1998, and is made up of the figures taken from our audited financial statements, which are included in this prospectus and included a qualification regarding our ability to continue as a going concern.

                              December 31, 1999           December 31, 1998
                                    (1)                         (1)
Stockholders' Equity

Common Stock, par value
$.10 per share;
authorized 975,000,000
shares; shares issued            $95,610,050                 $42,077,357
issued and outstanding:
956,100,496 at
December 31, 1999 and
420,773,568 at
December 31, 1998

Series F 4% convertible
preferred stock, par
value $10 per share,
issued and outstanding               720,000                           0
outstanding 72,000 at
December 31, 1999 and
none at December 31, 1998

Additional paid-in capital        85,608,192                  92,725,285

Note receivable issued
for common stock-                          0                     (25,000)
related party  (Note L)

Warrants                           6,791,161                   6,396,994

Accumulated Deficit             (181,174,458)               (143,101,880)
                                -------------               -------------
Total Capitalization             $ 7,554,945                ($ 1,927,244)
(Deficiency)                    =============               =============

                                    December 31, 1999       December 31, 1998
(1) Does not include the effects
    of the following:

    Outstanding Warrants to purchase
    common stock granted by the
    Company, at exercise prices ranging
    from $.05 to $4.03 per share,
    expiring 1998 through 2004.         29,896,662               7,831,662

Note: In February 2000, our stockholders approved an increase  in the  number  of  authorized shares of our  common  stock  to  1.7 billion shares.

                  MARKET PRICE FOR COMMON STOCK

     Our common stock trades on the electronic bulletin board under the symbol "BICO". On August 9, 2000, the closing bid price for the common stock was $.14. The following table sets forth the high and low bid prices for our common stock during the calendar periods indicated, through June 30, 2000. Because our stock trades on the electronic bulletin board, you should know that these stock price quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and they may not necessarily represent actual transactions.

Calendar Year                            High            Low
and Quarter

1997            First Quarter           $1.500          $ .625
                Second Quarter          $1.000          $ .3125
                Third Quarter           $ .719          $ .3125
                Fourth Quarter          $. 406          $ .0937

1998            First Quarter           $ .250          $ .0937
                Second Quarter          $ .1875         $ .0313
                Third Quarter           $ .359          $ .0313
                Fourth Quarter          $ .126          $ .049

1999            First Quarter           $ .084          $ .049
                Second Quarter          $ .340          $ .048
                Third Quarter           $ .125          $ .070
                Fourth Quarter          $ .099          $ .050

2000            First Quarter           $1.050          $.051
                Second Quarter          $.400           $.160

We have approximately 80,000 holders, including those who hold in street name, of our common stock, and 20 holders of our preferred stock.

                    DESCRIPTION OF SECURITIES

   Our authorized capital currently consists of 1,700,000,000 shares of common stock, par value $.10 per share and 500,000 shares of cumulative preferred stock, par value $10.00 per share.

   Preferred Stock

   Our Articles of Incorporation authorize the issuance of a maximum of 500,000 shares of cumulative convertible preferred stock, and authorize our board of directors to define the terms of each series of preferred stock. In December 1999, our board of directors authorized the creation of a Series F convertible preferred stock. As of August 10, 2000 we had 452,000 shares of our preferred stock outstanding, and we raised a gross total of $5,085,000 from selling our preferred stock.

   Our Series F Convertible Preferred Stock is not secured by any of our assets, and it is convertible by its holders beginning 120 days from issuance. Our preferred stock can be converted to our common stock at a price that is determined by computing 75% of the average closing bid price for the four days prior to and the day of conversion - or a 25% discount to a five-day average trading price. There is no minimum conversion price, so the lower the bid price of our stock, the more shares we will need to issue when our preferred stock is converted - there is no limit on the number of shares of our common stock that our preferred stock can be converted into. This means that, if our stock price is low, the preferred stockholders could own a large percentage of our outstanding common stock - except that they have each agreed not to own more than 5% of our common stock at any one time. We can redeem our preferred stock. You should carefully review our Risk Factors section for more risks associated with our preferred stock, and the impact of conversions on your stock.

   Some of the stock included in this prospectus is for our selling stockholders who purchased our Series F Preferred Stock. When they convert their preferred stock and get our common stock, they may want to sell it, and you need to carefully review this prospectus before you decide whether to buy it from them.

   Common Stock

     Holders of our common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. Holders of our common stock do not have cumulative voting rights, and therefore the holders of a majority of the shares of common stock voting for the election of directors may elect all of the directors, and the holders of the remaining common stock would not be able to elect any of the directors. Subject to preferences that may be applicable to the holders of our preferred stock, if any, the holders of our common stock are entitled to receive dividends that may be declared by our board of directors.

     In the event of a liquidation, dissolution or winding up of our operations, whether voluntary or involuntary, and subject to the rights of any preferred stockholders, the holders of our common stock would be entitled to receive, on a pro rata basis, all of our remaining assets available for distribution to our stockholders. The holders of our common stock have no preemptive, redemption, conversion or subscription rights. All of our outstanding shares of common stock are, and the shares of common stock to be sold in this offering will be, fully paid and nonassessable. As of June 30, 2000, there were 962,825,628 shares of our common stock outstanding.

   Dividends

   We have not paid cash dividends on our common stock, with the exception of 1983, since our inception. We do not anticipate paying any dividends at any time in the foreseeable future. We expect to use any excess funds generated from our operations for working capital and to continue to fund our various projects.

   Our Articles of Incorporation restrict our ability to pay cash dividends under certain circumstances. For example, our board can only declare dividends subject to any prior right of our preferred stockholders to receive any accrued but unpaid dividends. In addition, our board can only declare a dividend to our common stockholders from net assets that exceed any liquidation preference on any outstanding preferred stock.

Subordinated Convertible Debentures

   We issued subordinated convertible debentures that have a one-year term and are due in 2001. The debentures earn interest at 4% and are convertible into shares of common stock. As of August 10, 2000, we had $9,500,000 in subordinated debentures outstanding. We raised a gross amount of $9,850,000 from the sale of our debentures, $350,000 of those debentures were converted at a price of $.152 per share during May 2000.

   Our debentures are not secured by any of our assets, and are subordinate to our corporate debt, except for related-party debt. The debentures are convertible beginning 90 days from issuance. Our debentures can be converted to our common stock at a price that is determined by computing 80% of the average closing bid price for the four days prior to and the day of conversion - or a 20% discount to a five-day average trading price. There is no minimum conversion price, so the lower the bid price of our stock, the more shares we will need to issue when our debentures are converted - there is no limit on the number of shares of our common stock that our debentures can be converted into. This means that, if our stock price is low, the debenture holders could own a large percentage of our outstanding common stock - except that they have each agreed not to own more than 5% of our common stock at any one time. We can redeem our debentures. You should carefully review our Risk Factors section for more information on the risks associated with our debentures and the impact of debenture conversions on your stock.

   Some of the stock included in this prospectus is for our selling stockholders who purchased our subordinated convertible debentures. When they convert their debentures and get our common stock, they may want to sell it, and you need to carefully review this prospectus before you decide whether to buy it from them.

Employment Agreement Provisions Related to Changes in Control

   We have employment agreements with Fred E. Cooper, David L. Purdy, Anthony J. Feola, Glenn Keeling, and two non-executive officer employees. The agreements provide that in the event of a "change of control", we must: issue to Mr. Cooper and Mr. Purdy shares of common stock equal to 5%; issue to Mr. Feola 4%; issue to Mr. Keeling 3%; and issue to the two non-executive officer employees 2% each of our outstanding shares of common stock. For purposes of these agreements, a change of control is deemed to
occur: when 20% or more of our   outstanding voting stock is
acquired by any person; or when 1/3 or more of our directors are not continuing directors, as defined in the agreements; or when a controlling influence over our management or policies is exercised by any person or by persons acting as a group within the meaning of the federal securities laws.

Warrants

     As of June 30, 2000, we had outstanding warrants to purchase 28,271,162 shares of our common stock. These warrants have exercise prices ranging from $.06 to $4.03 per share and expiration dates through April 26, 2005, and are held by members of our scientific advisory board, certain employees, officers, directors, loan guarantors, and consultants.

   Holders of warrants are not entitled to vote, to receive dividends or to exercise any of the rights of the holders of shares of our common stock for any purpose until the warrant holder properly exercises the warrant and pays the exercise price.

Transfer Agent

   Chase-Mellon Shareholder Services in New York, New York acts as our Registrar and Transfer Agent for our common stock. We act as our own registrar and transfer agent for our preferred stock and warrants.

                      SELLING STOCKHOLDERS

     This prospectus covers the shares of common stock that may
be offered by the selling stockholders set forth below.    None
of the selling stockholders have had a material relationship with us within the last three years, and they are not affiliated with us other than through their ownership interest in our preferred
stock or debentures.     Except as noted, none of the selling
stockholders are affiliated with each other. Some stockholders listed are companies or investment funds, rather than individuals. Unless the investors who own those funds are numerous, we've listed the individual owners. We prepared the table below based on the information provided to us by the selling stockholders.

     You should know that, based on the agreements our selling stockholders signed when they bought our preferred stock or debentures, they are not permitted to own 5% or more of our stock.

     The selling stockholders bought either our convertible preferred stock or our convertible debentures. We sold our convertible preferred stock during late December 1999 through early March 2000, and we received gross proceeds of $5,650,000 with net proceeds of $5,085,000 from those sales. We sold our convertible debentures during February and March 2000, and we received gross proceeds of $9,850,000 with net proceeds of $8,865,000 from our debenture sales. As of the date of our last financial statements, which was March 31, 2000, we hadn't yet used the proceeds from our convertible preferred stock or our debentures. We plan to use the proceeds to continue to fund our various products.

     We calculated the number of shares for each selling stockholder using a good faith estimate. We based our estimate on our recent stock price, as well as our historical prices. The number of shares for each selling stockholder includes shares we might issue to pay interest on their convertible securities. We can choose whether to pay their interest in stock or in cash. If our stock price stays at around $.15, where it has been trading for the past month or so, we will not need to issue as many shares as we've included; if our stock price goes down we may have to issue more.

     Any or all of the shares listed below may be offered for sale by the selling stockholders from time to time and, therefore, we can't give an estimate as to the number of shares that will be held by the selling stockholders when we terminate this offering. Unless we indicate otherwise, the selling stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

     The first part of the table lists the selling stockholders who own our Series F convertible preferred stock, all of which are convertible at any time. The second part of the table lists the selling stockholders who own our convertible subordinated debentures, which are also convertible at any time, and are due beginning in February 2001. The last column shows the percentage of ownership of each individual or entity shown assuming all shares registered in this prospectus are sold, when compared to the total number of shares of our common stock outstanding as of June 30, 2000. An asterisk - * - indicates less than one percent.



Selling Stockholders         Number of      Beneficial   Beneficial
                             Shares         Ownership    Ownership
                             Offered        Prior to     After Sale
                                            Sale
Series F Preferred

Nachum Stein                1,000,000       1,000,000       *

Cache Capital, L.P.         2,500,000       2,500,000       *

Guardian Commercial,        4,500,000       4,500,000       *
 owned by Ryan O'Neill

GPS America Fund, Ltd.      1,000,000       1,000,000       *

Carpe Diem, Ltd.            1,000,000       1,000,000       *

Markham Holdings            3,000,000       3,000,000       *

Howard Weiss                2,500,000       2,500,000       *

Lampton, Inc.               2,000,000       2,000,000       *

Wayne Invest & Trade        2,500,000       2,500,000       *

L&H Family Foundation,      1,000,000       1,000,000       *
 owned by Lawrence and
 Hindy Friedman

Ashfield Investment         5,000,000       5,000,000       *

Correllus                   2,000,000       2,000,000       *

International, Ltd.

Econor Investment           5,000,000       5,000,000       *

Arab Commerce Bank          1,500,000       1,500,000       *

Enrique DeNegri             1,000,000       1,000,000       *

Musdos Hachesed             1,000,000       1,000,000       *

Englewood Holdings          5,000,000       5,000,000       *

Mantle International        5,000,000       5,000,000       *

Clearview Int.              5,000,000       5,000,000       *
Investments

Burnstein & Lindsey         5,000,000       5,000,000       *

4% Subordinated
Debenture Holders

Farnsworth Association,       156,980         156,980       *
 owned by Jonas Singer
 and Michael Koretsky (1)

Jara Group, owned by          313,959         313,959       *
 Michael and Rose
 Koretsky (1)

Michael Koretsky (1)          313,959         313,959       *

Ted Liebowitz               3,139,595       3,139,595       *

Doug Monas                    156,980         156,980       *

Eytan Sugarman                533,730         533,730       *

Leon Kahn                     313,959         313,959       *

Kador Investment,             627,919         627,919       *
 owned by Gerald Selbst

Chava Scharf                  313,959         313,959       *

Gross Foundation,           1,255,838       1,255,838       *
 owned by Chaim Grosf

Mark Garfunkkel               313,959         313,959       *

Brass Capital LLC (2)         156,980         156,980       *

Jos McGuire and Wilma         313,959         313,959       *
 Rossi

Yosef Davis                   627,919         627,919       *

Kurt Fichthorn                627,919         627,919       *

Jaime Radusky                 251,167         251,167       *

Claire Brook IRA              313,959         313,959       *

Starling Corporation        1,883,757       1,883,757       *

Jolie Investors LLC (3)    27,628,427      27,628,427       *

Friends of Arachim          1,255,838       1,255,838       *

Amro International          2,511,675       2,511,675       *

CALP II, L.P.               6,279,188       6,279,188       *

Briencrest Avenue LLC      12,558,375      12,558,375       *

(1) These selling stockholders are affiliated with each other through their ownership in entities other than us.
(2) Bill Slutsky, Alan Pearlstein and Steven Goodman own this company.
(3) WEC Asset Management, LLC, has voting and investment control over these shares.

     The following table shows, for our convertible preferred stock and our convertible debentures, certain information that might be helpful in making your investment decision. We listed the investments - whether preferred stock or debentures - in
chronological order.   As you can see, only a small amount has
been converted so far.   The stock price listed is the closing
bid price of our stock on the date listed.  When we use a range of dates, we computed the stock price based on the average
closing bid price for each day in the range.   The most current
information in the table is as of August 9, 2000, when our closing bid price was $.14.


 Type and    Amount      Number of   Issue     Stock       Number of  Number of
 amount of   Converted    Shares     Date     Price on     Shares if  Shares if
 Investment   Through    Issued on             Issue       Converted  Converted
              8/9/00   Conversion            Date/Range       on         on
                                                             Issue     August 9,
                                                              Date       2000


Preferred            0          0   12/20/99-   $.052     23,076,923  7,594,937
Stock -                             12/29/99
$900,000

Preferred            0          0    1/11/00    $.093      1,433,692    843,882
Stock -
$100,000

Preferred            0          0    1/21/00-   $.157      6,837,607  6,751,056
Stock -                              1/28/00
$800,000

Preferred            0          0    2/3/00-    $.179      3,728,561  4,219,409
Stock -                              2/8/00
$500,000

Preferred            0          0    2/14/00-   $.323      2,687,061  5,485,232
Stock -                              2/15/00
$650,000

Debentures -         0          0    2/15/00    $.335      4,981,343 10,561,709
$1,335,000

Debentures -  $350,000  2,302,632    2/16/00    $.313      5,600,000 11,075,949
$1,400,000

Debentures -         0          0    2/18/00    $.375      3,716,667  8,821,202
$1,115,000

Preferred            0          0    2/18/00-   $.483      1,656,315  5,063,291
Stock -                              2/23/00
$600,000

Debentures -         0          0    2/25/00    $.900      1,388,889  7,911,392
$1,000,000

Preferred            0          0    3/1/00-    $.674      4,154,303 17,721,519
Stock -                              3/6/00
$2,100,000

Debentures -         0          0    3/1/00-    $.674      9,259,259 39,556,962
$5,000,000                           3/6/00

You should review our risk factors that begin "When we sell our stock or convertible securities like our debentures or preferred stock, it dilutes our existing stockholders."; "When we issue convertible securities like our debentures or preferred stock, the number of shares we issue upon conversion is significantly discounted from the market price"; and "Because we have sold convertible debentures and preferred stock, it could have a negative impact on our stock price on pages 8-10 for related information.


                      PLAN OF DISTRIBUTION
   The shares stock in this prospectus will be sold by the Selling Stockholders, and will not be underwritten. They may sell the shares of common stock from time to time in one or more transactions. The offering price will fluctuate with the market price for our stock, so they will sell the stock at various
prices.    They may sell this stock directly, or they may hire
brokers or other licensed agents to sell it for them, in which case the selling stockholder will give those brokers or agents some consideration, which could take the form of a commission or other payment.

   Selling stockholders and any broker-dealers participating in the sale of our stock may be considered underwriters within the meaning of section 2(11) the Securities Act of 1933.
Particularly if they act as principals, any commissions or profits received by broker-dealers or selling stockholders from the sale of our stock may be considered underwriting compensation under the Securities Act. If anyone who participates in this offering is deemed to be an underwriter, then any consideration received may be deemed to be underwriting discounts or commissions under the federal securities laws.

   If any selling stockholder makes a particular offer that triggers certain securities law filing requirements, they have an obligation to tell us, and we will file a supplement to this prospectus that sets forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, the purchase price paid by any underwriter for the shares and any discounts, commissions or concessions allowed or reallowed to dealers, including the proposed selling price to the public.

      In order to comply with the securities laws of certain jurisdictions, the selling stockholders may be required to sell stock only through registered or licensed brokers or dealers. In addition, they may not be able to sell any stock in certain states unless we register the stock in those states on their behalf or otherwise comply with applicable state securities laws by exemption, qualification or otherwise.

                 STOCK ELIGIBLE FOR FUTURE SALE

   As long as this registration statement remains effective with the SEC and we remain current in our SEC filings, the stock will be freely transferable without restriction or further registration unless they are acquired by one of our affiliates. Affiliates generally include our officers and directors and any other person or entity that controls, is controlled by, or is under common control of BICO. Any affiliates who acquire stock from this offering will continue to be subject to the volume restrictions of Rule 144, as we describe below.

   In general, under Rule 144 as currently in effect, our affiliates and any person, or persons whose stock is aggregated, who has beneficially owned restricted stock for at least two years would be entitled to sell within any three-month period a number of shares of stock which does not exceed the greater of:
1% of the then outstanding shares of our common stock; or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Rule 144 also requires those sales to be placed through a broker or with a market maker on an unsolicited basis and requires that there be adequate current public information available concerning our company. A person who is deemed not to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned restricted stock for at least one year, would be entitled to sell the stock under Rule 144(k) without regard to any of the limitations discussed above. Restricted stock properly sold in reliance on Rule 144 are thereafter freely tradable without restriction or registration, unless the stock is later held by an affiliate.

     We can't make any predictions as to the effect that sales of our common stock or the availability of stock for sale will have on the market price of our common stock. Nevertheless, sales of any substantial amounts of common stock in the public market will probably adversely affect the prevailing market price.


                     SELECTED FINANCIAL DATA

      FOR THE QUARTER ENDED MARCH 31, 2000  (UNAUDITED) AND
                THE YEAR ENDED DECEMBER 31, 1999



                               3/31/2000            12/31/99

        Total Assets          $24,203,821          $15,685,836

        Long-Term
        Obligations           $ 1,306,241          $ 1,338,387

        Working Capital       $ 2,382,342          $ 4,592,935

        Preferred Stock       $ 3,418,259          $   720,000

        Net Sales             $    18,998          $   112,354

        TOTAL REVENUES        $    18,998          $   165,251

        Warrant               $         0          $ 4,669,483
        Extensions

        Benefit (Provision)   $         0          $         0
        for Income Taxes

        Net Loss             ($ 9,131,546)        ($38,072,578)

        Net Loss Per
        Common Share

             Basic           ($.01)               ($.05)
             Diluted         ($.01)               ($.05)

        Cash Dividends
        Per Share:

             Preferred        $0                   $0
             Common           $0                   $0

        Constructive
        Dividend per          $1.73                $0
        Preferred Share


                                  YEARS ENDED DECEMBER 31st

                   1999          1998         1997        1996          1995
Total Assets    $15,685,836  $ 9,835,569  $12,981,300  $14,543,991  $ 9,074,669

Long-Term       $ 1,338,387  $ 1,412,880  $ 2,697,099  $ 2,669,727  $   175,330
Obligations

Working Capital $ 4,592,935 ($ 9,899,008) $   888,082  $ 1,785,576  $ 3,188,246

Preferred Stock $   720,000  $         0  $         0  $         0  $    37,900

Net Sales       $   112,354  $ 1,145,968  $ 1,155,907  $   597,592  $   461,257

TOTAL REVENUES  $   165,251  $ 1,196,180  $ 1,260,157  $   600,249  $   461,257

Other Income    $ 1,031,560  $   182,033  $   165,977  $   176,478  $   294,734

Warrant
Extensions      $ 4,669,483  $         0  $ 4,046,875  $ 9,175,375  $12,523,220

Benefit
(Provision)     $         0  $         0  $         0  $         0  $         0
for Income Taxes

Net Loss       ($38,072,578)($22,402,644)($30,433,177)($24,045,702)($29,420,345)

Net Loss per
Common Share:
     Basic       ($.05)       ($.08)        ($.43)       ($.57)       ($.84)
     Diluted     ($.05)       ($.08)        ($.43)       ($.57)       ($.84)

Cash Dividends
per share:
    Preferred     $0           $0            $0           $0           $0
    Common        $0           $0            $0           $0           $0


              MANAGEMENT'S DISCUSSION AND ANALYSIS

     The following is a summary of the more detailed information in our financial statements. You should carefully review those financial statements before you decide whether to invest in our stock.

Forward-Looking Statements

This section contains forward-looking statements. We discussed these kinds of statements on page 29, and you should review that section.

                 Liquidity and Capital Resources

For the Quarter ended March 31, 2000

Our cash increased to  $17, 521,694 as of March 31, 2000 from
$10,827,631 as of December 31, 1999.   The increase was generated
from sales of our securities, including: $9,850,000 from sales of our subordinated convertible debentures; $4,275,000 from sales of our Series F preferred stock; and $899,420 from warrants
exercised.  Our   Series F Convertible Preferred Stock is not
secured by any of our assets, and it is convertible by its holders beginning 120 days from when it's issued. Our preferred stock can be converted to our common stock at a price that is determined by computing 75% of the average closing bid price for the four days prior to and the day of conversion - or a 25%
discount to a five-day average trading price.   There is no
minimum conversion price.   Our
Subordinated convertible debentures are not secured by any assets, and are subordinate to our corporate debt, except for debt to any related parties. Our debentures are convertible beginning 90 days from when we issue them. They can be converted to common stock at a price that is determined by computing 80% of the average closing bid price for the four days prior to and the day of conversion - or a 20% discount to a five-day average trading price. There is no minimum conversion price.

During the quarter ended March 31, 2000 our net cash flow used by
operating activities was ($6,787,907).   During
the same quarter, our net cash flow used by investing activities was ($1,484,210) due primarily to our investments in the following unconsolidated subsidiaries: Insight Data Lind.com, Inc., American Inter-Metallics, Inc., MicroIslet, Inc., and Diabecore Medical, Inc., which we discuss in the following three paragraphs.

During the first quarter of 2000, we made investments in unconsolidated subsidiaries. In January, BICO acquired a 25% interest in Insight Data Link.com, Inc. for $100,000. Insight is a start-up corporation with a software program and website business that acts as an internet clearinghouse for the rental of shopping mall space. Insight also plans to develop additional software for related projects. We also invested an additional $123,000 in American Inter-Metallics, bringing our total investment in AIM's rocket propulsion project to $648,000. We made these investments because our management believes they will generate revenue.

Our subsidiary, Diasensor.com, Inc. also made investments in unconsolidated subsidiaries. In January 2000, Diasensor.com initiated an alliance with MicroIslet, Inc.; in return for its initial equity investment of $500,000. Diasensor.com received a 10% stake with an option to purchase an additional
10% in the future. MicroIslet is developing several diabetes research technologies with Duke University that focus on optimizing microencapsulated islets for transplantation. The project is in the research and development phase. Diasensor.com also invested in Diabecore Medical, Inc. Diabecore is a company in Toronto working with other research institutions to develop a new insulin to treat diabetes. Diasensor.com invested $500,784 in Diabecore and received a 12% ownership interest. This project is also in the research and development phase. Diasensor.com made these investments because management believes that these diabetes research organizations and the institutions they affiliate with will bring strength and support to our own diabetes research and development projects.

As a result of those investments in Insight Data Link.com, American Inter-Metallics, MicroIslet and Diabecore Medical, our overall investment in unconsolidated subsidiaries increased from $485,284 as of December 31, 1999 to $1,623,111 at March 31, 2000. The money we spent investing in those four companies came from stock and debenture sales during 1999. All the investments were our initial investments in those companies, except American Inter-Metallics-we've invested a total of $648,000 in AIM as of March 31, 2000.

Our net inventory decreased from $10,308 as of December 31, 1999 to $2,801 as of March 31, 2000 as a result of certain
evaluations and write-offs of existing inventory.   Current  -
short-term - notes receivable increased by $55,000 due to a note to one individual that is being repaid currently, with a full payoff by August 1, 2000, and decreased by $200,000 when a short-term note was reclassified as a long-term note.

Interest receivable decreased from $2,701 as of December 31, 1999 to zero at March 31,2000 due to timing of interest payments on certain debt. Prepaid expenses increased from $192,246 at December 31, 1999 to $271,441 as of March 31, 2000 due to expenses incurred in the ordinary course of business.

Other current assets of $500,000 resulted from a deposit we made during the first quarter on a transaction that we later cancelled; we expect to have the deposit returned during the third quarter of 2000. Leasehold improvements increased by $61,660; machinery and equipment increased by $97,698; and furniture, fixtures and equipment increased $50,075 during the first quarter due to purchases we made in connection with our noninvasive glucose sensor project.

Related party receivables decreased by $35,285 during the first quarter due to scheduled repayments on related party debt.
Notes receivable increased by $200,000 when a note previously carried as a current asset was reclassified as a long-tem asset.

Debentures payable of $9,850,000 were incurred because we sold convertible subordinated debentures during the first quarter to raise capital to fund operations. Accrued liabilities decreased from $1,794,370 to $1,309,656when we paid employees accrued bonuses during the first quarter.

For the year ended December 31, 1999

Our working capital was $4,592,935 at December 31, 1999 as compared to a working capital deficiency of ($9,899,008) at December 31, 1998 and working capital of $888,082 at December 31, 1997. Working Capital fluctuations occur primarily because we raise different amounts of money from year to year. We raised approximately $30,730,000 in 1999, $10,720,000 in 1998; and
$22,300,000 in 1997. Changes in net inventory and accounts payable also affect working capital - our net inventory decreased from $1,834,018 as of December 31, 1997, to $74,515 as of
December 31, 1998, and $10,308 as of December 31, 1999; and our accounts payable decreased from $1,750,188 at December 31, 1998 to $759,733 at December 31, 1999.

Our cash decreased from $2,759,067 at December 31, 1997 to $125,745 at December 31, 1998, and increased to $10,827,631 at
December 31, 1999. These changes were due to the following factors: we sold securities totaling $30,730,000 during 1999; $10,720,000 during 1998; and $22,300,000 during 1997. During those periods, our cash flows used by operating activities totaled $18,411,002; $11,855,294; and $19,121,752; respectively.
During 1998 and 1997, those activities included a $ .8 and $2.1 million increase in inventory reserves, respectively. During 1998, we spent cash and other resources when we purchased a
majority interest in a metal-coating company.   Because that
investment did not perform as we anticipated, we had to write down assets, including goodwill, in 1999. We also discuss those write downs in the next paragraph. In addition, we recorded a $4 million charge against operations due to warrant extensions by our subsidiaries in 1997, with a similar charge of $5.9 million in 1999.

Our other assets decreased from $4,803,384 at year-end 1998 to $710,619 at year-end 1999. $4.4 million of the decrease was due to the write down of goodwill - we had to write off assets when we determined that our investment in a metal-coating company did not perform as we expected. We also invested $525,000 in American Inter-Metallics, a company that is developing products designed to enhance rocket propulsion performance. We carry that AIM investment on our balance sheet as a $485,284 investment in an unconsolidated subsidiary. The difference between the actual investment and the balance sheet amount is due to certain accounting rules known as the equity basis of reporting.

Our current liabilities decreased by $3.5 million from 1998 to 1999, from $10,325,771 as of December 31, 1998 to $6,792,504 as of December 31, 1999. The decrease was primarily due to the payoff of current liabilities we incurred when we had cash flow problems during 1998. During 1999, we loaned approximately $150,000 to Bio-Med, Inc. d/b/a B-A-Champ.com, $100,000 of which was repaid during 1999, and the balance of which, including interest, is due in November 2000. In return, we received a 6.5% equity interest in that company, which is majority-owned by Fred
E. Cooper, our CEO.

We continued to fund operations mostly by selling our securities. During 1999, we raised approximately $30,730,000 from the sales of securities, including $810,000 from sales of our Series F preferred stock. During 1997, 1998 and 1999 we issued $20,200,000; $10,720,000 and $29,020,000, respectively, of our subordinated convertible debentures. The debentures had one-year terms, minimum holding periods prior to conversion and mandatory conversion provisions. When those debentures were converted, we issued 8,059,902; 28,013,436 and 51,501,374 shares of stock, respectively during 1997, 1998 and 1999. During 1997, we sold 22,000 shares of our Series B preferred stock; we issued 691,337 shares of stock when the Series B preferred was converted during 1997.. All of the debentures were converted or redeemed before the end of 1999. During 1999, we redeemed $4,130,000 in debentures - we still had the money from selling the debentures, and we used some to buy some debentures back so we wouldn't have to issue more stock.

As of December 31, 1998 and 1997, the conversion price of our outstanding debentures would have been approximately $.059 and $.146 per share, respectively, based upon a formula that applies a discount to the average market price for the previous week and determined by the length of the holding period. As of December 31, 1998 and 1997, the number of shares to be issued upon conversion of all outstanding debentures was approximately 60.1 million and 23.9 million shares, respectively, which would have reflected discounts of approximately 23% and 18%, respectively. No debentures were outstanding as of December 31, 1999.

Due to our current limited sources of revenue, we will have to find additional financing that we'll use to finance development of, and to proceed to manufacture, our noninvasive glucose sensor and to complete the development of our other projects. We can't assure you that we'll be able to find that additional financing.

Our products are at various stages of development and we'll need more money to complete them. We may decide to discontinue any of our projects at any time if research and development efforts dictate that's the best thing to do.

We currently have commitments for capital leases on certain equipment and we'll have to commit to other capital leases so we can continue to develop and manufacture our products.

Our financial statements contain a going concern opinion from our auditors. Our auditors issued that opinion because we have a history of losses and no revenue to support our operations. We get money to fund our operations by selling securities - and we don't know if we'll be able to continue to raise enough money that way. Because we're not sure - and our auditors are not sure
- how long we can continue, our financial statements include the auditor's opinion that we may not be able to continue operating as a going concern. As of March 2000, we estimated that we have enough money to continue operations for a year. We estimate that between the money we have and the money we can raise by selling stock, we'll be able to complete the research and development of our noninvasive glucose sensor, complete the FDA approval process and begin to market and manufacture the device. We have a history of successful capital-raising efforts; since 1989, and through December 1999, we, along with Diasensor.com, have raised over $137,000,000 in private and public offerings alone.

In prior years, we met a portion of our short-term working capital needs through development contracts with other organizations and through manufacturing for other companies on a contractual basis. During 1997 and 1998, we received contracts by the Department of Veteran's Affairs Medical Center for Case Western Reserve University, Shriners Hospital - Philadelphia Unit, and Austin Hospital to manufacture FES products. Functional electrical stimulators, known as FES products, are implanted under the skin of patients who are disabled as a result of spinal cord injury, stroke, head injury or other neurological disorder. The FES uses low levels of electrical stimulation to activate nerves and muscles to assist the patient with grasping, arm movement or standing. Those contracts generated revenues of $880,919 and $1,028,484 in 1997 and 1998, respectively. During
1998, the orders and those contracts were cancelled by the other parties. As a result, we terminated FES project activities for the present, and we don't anticipate any additional revenue from those activities in the future.

Given our expenses and the other factors we discussed, as compared to our sources of funds, we estimate that we will be able to meet our funding needs for at least a year from December 31, 1999. We make that estimate based in part because we are not aware of any extraordinary technological, regulatory or legal problems. If any of those problems, which could include unanticipated delays resulting from new developmental hurdles in product development, FDA requirements, or the loss of a key employee, arise, we would have to re-evaluate our position. We can't assure you that, despite our good-faith efforts, our estimates will be correct.

We think that our long-term liquidity needs will include working capital to fund manufacturing expenses for our products and continued research and development expenses for existing and
future projects.   If our projects are delayed, we will need more
money. We believe we will be able to continue selling our stock and other securities in order to raise funds, but we can't assure you we will be successful. If we can't raise enough money to fund our projects and operations, we will not be able to continue. We don't have any other sources of funds, such as bank lines of credit. We believe that, at some point, we will be able to sell our products to generate revenue, but we can't assure you when, or if, that will happen.

                      Results of Operations

For the quarter ended March 31, 2000

Our sales and corresponding costs of products sold during the first quarter decreased to $18,998 and $30,660 respectively in
2000 from  $27,230 and $66,419 in 1999.   The decreases were due
to fluctuations in sales of our various products. Our costs decreased due to our overall reduced sales. Our overall sales decreased because we have not been able to successfully market our products. For example, we had sales of the Diasensor totaling $9000 in the first quarter of 1999, and no sales of the Diasensor during the first quarter of 2000, because we haven't been able to successfully sell the device in Europe. We're not sure why we were only able to sell a few sensors in 1999, and none in 2000. We've hired marketing consultants to help us figure out why, and to help us learn how to sell more. We had minor sales totaling $3500 of other biomedical products, primarily leftover parts from previous models of the Diasensor, during the first quarter of 1999, but we sold all of them in 1999 and had no similar sales in 2000. Our other product sales increased, but not significantly. Bioremedication product sales totaled $9200 during the first quarter of 1999, with a slight increase to $9400 during the first quarter of 2000. During the first quarters of 1999 and 2000, sales of $3100 and $5400, respectively were from sales of our theraPORT, an implantable device used by patients who have to have repeated injections of drugs.
The theraPORT is implanted in the patient's chest, and provides a fixed port for catheters used to deliver the drugs the patient needs. Those sales increased because we were able to convince more doctors to use the product in 2000 than we were in 1999. We also had sales of our metal coating products totaling $2400 during the first quarter of 1999 and $4150 during the first quarter of 2000. The increase was due to repeat customers who sent us more work once they were satisfied with our earlier performance. Until we have significant sales, we can't predict any trends for future revenues.

Interest income increased during the first quarter to $164,318 in 2000 from $26,706 in 1999. The increase occurred because we had more funds to invest.

Other Income decreased from $6,767 during the first quarter of 1999 to zero during the first quarter of 2000. The decrease was due to the loss of rental income.

Research and Development expenses during the first quarter
increased to $2,150,323 in 2000 from $743,845 in 1999.   The
increase was due to increased spending on our noninvasive glucose sensor project, made possible due to the availability of additional funds. We used those additional funds to replace scientists and engineers who left during 1998 when we had serious cash flow problems, and to work on future versions of the noninvasive glucose sensor.

Selling, General and Administrative expenses during the first quarter increased to $4,188,967 in 2000 from $2,443,443 in 1999.
The increase primarily due to additional expenses in the following areas: a $635,000 increase in salaries; a $398,000 increase in commissions on sales of our debentures and preferred stock; and a $190,000 increase in expenses recognized for warrants granted.

We had a loss in unconsolidated subsidiary during the first quarter of $8,750. This loss resulted because we absorbed part of a loss incurred by an unconsolidated subsidiary. Our share of the loss is determined by applying our ownership percentage to the total loss incurred, and we get to deduct the portion of the loss allocated to the unrelated investors from our total net loss.

Beneficial conversion terms included in our convertible debentures are recognized as expense and credited to additional paid in capital at the time the associated debentures are issued. We recognized $2,462,500 of expense in connection with its issuance of our subordinated convertible debentures in the first quarter of 2000 compared to $945,730 for the same period in 1999. The amount increased primarily because we issued more debentures this year compared to last year.

Similarly, we recognized a beneficial conversion feature for our preferred stock during the first quarter of 2000. As of March
31, 2000, we issued 452,000 shares of our Series F preferred stock. The preferred stock is convertible into our common stock at a discount of 25% after 120 days. Based on accounting rules, the value of the beneficial conversion feature of the preferred stock is calculated as the difference between the market price and the discounted price for the corresponding common stock on the date the preferred stock was purchased. The total discount of $1,883,333 is recognized as a constructive dividend on our preferred stock over 120 days. The amount of the constructive dividend recognized in the first quarter of 2000 totaled $781,592 - or $1.73 per preferred share. We charged the $781,592 to additional paid-in capital. We did not have any of these charges or constructive dividends during the first quarter of 1999 because we had not yet issued our preferred stock.

For the year ended December 31, 1999

The following seven paragraphs discuss the Results of Operations of our entire company based on our consolidated financial statements. We discuss our business segments at the end of this section.

In 1999, our net sales decreased to $112,354 from $1,145,968 in 1998 and $1,155,907 in 1997. The primary reason for the decrease was that we lost our FES contracts and discontinued FES operations. In addition, Petrol Rem's product sales declined. You should review the segment discussion in this section for more information on Petrol Rem's sales.

In 1999, 1998 and 1997, we received interest income in the amount of $1,031,560; $182,033; and $165,977, respectively. The increase occurred because we had more money - which came mostly from our securities sales - to invest during 1999 than we did in 1998 or 1997. Our other income increased to $52,897 in 1999 as compared to $50,212 in 1998 and $104,250 in 1997. The fluctuation was due primarily to the amount of funds we raised during those years.

In 1999, our costs of products sold were $147,971 as compared to $587,821 in 1998 and $641,331 in 1997. The decrease is primarily due to the corresponding decreases in product sales, and the loss of our FES contracts.

Our research and development expenses were $4,430,819 in 1999, a decrease from $6,340,676 in 1998, and $6,977,590 in 1997. The prior years' decrease was due to our realignment of personnel and resources in an effort to obtain a CE Mark so we can sell the noninvasive glucose sensor outside the U.S., and, in 1998, to a loss of personnel due to cash flow problems.

In 1999, General and Administrative expenses were $12,884,237, an increase from $10,673,265 in 1998 and $12,695,628 in 1997. The decrease in 1998 from 1997 was due to a loss in personnel and reduction in related expenses. The increase from 1998 to 1999 was due, in part, to the following: aggregate compensation to executive officers, including salaries and bonuses from BICO and its subsidiaries, increased by approximately $1 million from 1998 to 1999, as set forth more fully in the Executive Compensation section. In addition, we had increased expenses in the form of funds paid to outside consultants and other advisors, who were retained primarily to assist us in our efforts to accelerate our various projects, including: a $294,000 increase for the hyperthermia project; a $230,000 increase for the bioremediation project, and a $124,000 increase for the noninvasive glucose sensor project, respectively, from 1998 to 1999.

During 1999, we re-evaluated our investment in the metal-coating project and determined that an impairment charge of $5,060,951 was necessary in addition to a $39,716 write-down of goodwill. We recognized these charges because we determined we would not be able to recover our investment.

We recognize charges and expenses when we issue our convertible debentures. Debt issue costs were $3,458,300 in 1999 as compared to $1,865,682 in 1998 and $3,306,812 in 1997. Charges for
beneficial convertible debt features were $7,228,296; $3,799,727 and $6,278,853 in 1999, 1998 and 1997, respectively. The fluctuations are directly related to the varying amounts of debentures issued during those years, which were $33,150,000 in 1999; $10,720,000 in 1998 and $20,230,000 in 1997. We determined the amount of the beneficial conversion debt charges based on the amount of debentures outstanding for each of those periods, along with the amount of the discount to the market price of our common stock upon conversion, which ranged from 12% to 23%, depending on the holding periods prior to conversion.

During 1997 and 1999 our subsidiary, Diasensor.com, extended warrants originally granted to certain officers, directors, employees and consultants. Because the exercise price of some of those warrants ($.25 to $3.50) was lower than the market price of the common stock at the time of the extensions, $4,046,875 and $4,669,483 were charged to operations during 1997 and 1999, respectively. For more detailed information, you should read Note J to our financial statements.

Interest expense on our outstanding debt was $1,373,404 in 1999 as compared to $481,025 in 1998 and $315,624 in 1997. The increase was due to an increase in capital leases and interest payments on our subordinated debentures.

In 1999, unrelated investors' interest in net loss of subsidiary decreased to $24,164 from $1,385,485 in 1998 and $2,411,920 in
1997. Unrelated investors' interest is an entry on our statement of operations that is different from income or expense entries. It represents the total amount of our subsidiaries' losses that is allocated to other people. When our subsidiaries lose money, we, as majority owner, have to take a charge for our share of those losses, but we are allowed to deduct the portion of the losses that are allocated to the other owners - called the unrelated investors. This means that the entry for the unrelated investors' share of the losses actually decreases our total net loss, because it gives us credit for the part of the loss allocated to the unrelated investors. The significant decrease from 1997 through 1999 is due to the declining net worth of Diasensor.com, our 52% owned subsidiary. In 1997 and 1998, Diasensor.com's losses were less than the interest of its unrelated investors. Therefore, those unrelated investors shared in the losses to the extent of their ownership - 48%, and we were
able to deduct their share of the loss.   In 1999,
Diasensor.com's losses were more than the interest of its unrelated investors, which were $24,164. Therefore, accounting rules require that we - as majority owner - take full responsibility for all of Diasensor.com's losses that exceeded that $24,164, and only deduct that small amount from our losses. Segment Discussion

For purposes of accounting disclosure, we provide the following discussion regarding three business segments: Biomedical devices, which includes the operations of Biocontrol Technology and Diasensor.com, Inc.; Bioremediation, which includes the operations of Petrol Rem, Inc.; and Marine Paint Products, including the operations of Barnacle Ban Corporation, which have been discontinued. More complete financial information on these segments is set forth in Note F to our accompanying financial statements.

Biomedical Device Segment. During the year ended December 31, 1999, sales to external customers decreased to $82,056 from $1,028,484 in 1998 and $880,919 in 1997. These fluctuations and overall decrease were primarily due to sales of the functional electrical stimulators, which have been discontinued. Corresponding fluctuations in costs of products goods sold occurred for the same reason, from $445,843 in 1997 to $483,388 in 1998 and $133,288 in 1999.

Bioremediation Segment. During the year ended December 31, 1999, sales to external customers decreased to $26,693 as compared to
$45,382 in 1998 and $138,362 in 1997.   The decreases were due to
an inability to effectively penetrate the market with products other than the BioSok. Other reasons for the decline are as follows: due to cash flow problems in 1998, Petrol Rem stopped funding its sales efforts and lost employees. In 1999, Petrol Rem restructured its management, operations and pricing structure
- during that time, sales efforts slowed until the new management and funding was in place. Costs of products sold decreased due to the same factors, from $88,178 in 1997 to $33,061 in 1998, and $14,683 in 1999. The relatively higher costs of products sold in 1997 were due to the higher cost of producing the BioSok as opposed to other bioremediation products.

Marine Paint Products Segment. Sales to external customers decreased to $40,835 in 1998 from $136,624 in 1997. This decrease was due primarily to our decision to discontinue this segment's operations. Costs of products sold reflect the same impact, with $32,777 in 1998 and $107,310 in 1997. In 1998, we discontinued our marine paint products segment, and no activity occurred in 1999.

Income Taxes

Due to our net operating loss carried forward from previous years and our current year losses, no federal or state income taxes were required to be paid for the years 1987 through 1999. As of December 31, 1999, we and our subsidiaries, except for Diasensor.com and Petrol Rem, had available net operating loss carry forwards for federal income tax purposes of approximately $110,800,000, which expire during the years 2000 through 2020.


                         BICO's BUSINESS

                 General Development of Business

Biocontrol Technology, Inc. was incorporated in the Commonwealth of Pennsylvania in 1972 as Coratomic, Inc. We changed our corporate name to BICO, Inc. in June 2000. Our biomedical division is headquartered at 625 Kolter Drive, Indiana, PA, and our corporate administrative offices are located at 2275 Swallow Hill Road, Bldg. 2500, Pittsburgh, PA.

Our primary business is the development of new devices, which include models of a noninvasive glucose sensor, procedures relating to the use of regional extracorporeal hyperthermia in the treatment of cancer, and environmental products, which help to clean up oil spills. Our noninvasive glucose sensor helps diabetics measure their glucose without pricking their fingers or having to draw blood. Regional extracorporeal hyperthermia is a system that re-circulates the patient's blood in a specific area of the body after the blood has been heated outside the body.
The re-circulated blood's higher temperature helps treat certain diseases by inducing an artificial fever that kills targeted cells.

We have several subsidiaries that specialize in those different projects. Diasensor.com, Inc. manages the noninvasive glucose sensor project. ViaCirQ, Inc. - which was formerly named IDT, Inc. - handles the hyperthermia project, a technology called the ThermoChem System, that induces an artificial fever to help
treat diseases.    Petrol Rem, Inc. handles our environmental
products PRP, BIOSOK and BIOBOOM that help clean up oil spills and other pollutants in water.

In June 2000, we decided to create a new division to focus on our biomedical products. The new division retained the name Biocontrol Technology, and is headquartered at our Indiana, Pennsylvania location. David L. Purdy decided to resign his position as a director and chairman of the board in order to become the president and CEO of the new division so he can focus his full-time efforts and energy on the continued development and refinement of our noninvasive glucose sensor. Mr. Purdy will also remain the chairman of the board of Diasensor.com, Inc.

Forward-Looking Statements

From time to time, we may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities, the regulatory approval process, specifically in connection with the FDA marketing approval process, and similar matters. You need to know that a variety of factors could cause our actual results to differ materially from the anticipated results or other expectations we expressed in our forward-looking statements. The risks and uncertainties that may affect our operations, performance, research and development and results include the following: additional delays in the research, development and FDA marketing approval of the noninvasive glucose sensor; delays in the manufacture or marketing of our other products and medical devices; our future capital needs and the uncertainty of additional funding; competition and the risk that the noninvasive glucose sensor or our other products may become obsolete; our continued operating losses, negative net worth and uncertainty of future profitability; potential conflicts of interest; the status and risk to our patents, trademarks and licenses; the uncertainty of third-party payor reimbursement for the sensor and other medical devices and the general uncertainty of the health care industry; our limited sales, marketing and manufacturing experience; the amount of time or funds required to complete or continue any of our various products or projects; the attraction and retention of key employees; the risk of product liability; the uncertain outcome and consequences of the lawsuits pending against us; our ability to maintain a trading market for our common stock; and the dilution of our common stock.

                     Description of Business

Development of the Noninvasive Glucose Sensor

We, along with Diasensor.com, have completed the development of the first commercial noninvasive glucose sensor, which is able to measure the concentration of glucose in human tissue without requiring the drawing of blood. Currently available glucose sensors require the drawing of blood by means of a finger prick.

Our initial research and development with insulin pumps led to a theory by which blood glucose levels could be detected noninvasively by correlating points on the infrared spectrum that are reflected by electromagnetic energy through the skin. We studied this method in 1986 and 1987 using laboratory instruments and working with consultants at Battelle Memorial Institute in Columbus, Ohio. The results of the studies provided information regarding the use of infrared light in the noninvasive measurement of glucose. The information from the studies, along with later additional work, led to a patent application by our research team in 1990. A patent covering the method was granted to the research team and assigned to us in December 1991. Diasensor.com purchased those patent rights from us under a purchase agreement. We filed a second patent application in December 1992, which was granted in January 1995. That second filing contained new claims, which extended the coverage of the patent based on additional discoveries and data obtained since the original patent was filed.  We assigned the rights to that
patent to Diasensor.com.   We developed additional concepts to
improve the capability of the instrument to recognize blood glucose, and, in May 1993, we filed corresponding patent applications. As of August 2000, a total of nine patents have been issued, with additional patent applications pending. We have the right to develop and manufacture sensors based on contracts with Diasensor.com.

Our research team advanced this technology base through the development of several research prototypes, which were tested in human clinical trials. We conducted a trial on 110 human subjects in March 1992. In that trial, we recorded spectral, blood and chemical data for analysis in order to develop calibration data for the noninvasive glucose sensor. We conducted a second trial on 40 human subjects in July 1992 that indicated that the device did not have a satisfactory signal-to-noise ratio to allow for sufficient accuracy to be acceptable for patient use. Signal-to-noise ratio is determined by the relationship of the signal, which is the glucose level, and the noise, which are the random interferences, such as differences in skin surfaces. We conducted other at several testing sites under the guidance of the sites' Institutional Review Board using prototypes, which addressed the signal -to-noise problem. We designed and constructed those prototypes to simulate production models.

On January 6, 1994, we submitted our initial 501(k) Notification to the Food and Drug Administration for approval to market the production model, the Diasensorr1000. A 510(k) Notification is a type of FDA filing used to ask the FDA to approve a device for sale in the U.S. We based the submission on data obtained from the advanced research prototypes, since we believed that the production model would be identical to the advanced prototypes. In February 1996, the FDA convened a panel of advisors to make a recommendation regarding our 510(k) Notification. The majority of the panel members recommended that we conduct additional testing and clinical trials of a production model prior to marketing the Diasensor 1000. We, along with Diasensor.com, announced that we remained committed to bringing the Diasensor 1000 to diabetics, and that additional research, development and testing would continue.

Due to continued delays in the FDA approval process, and while continuing to work with the FDA and conduct its mandated testing, we turned our focus to other markets for the Diasensor 1000 besides the U.S.

In 1998, we - BICO - as designer and manufacturer of the device, were awarded International Organization for Standardization certification by TUV Rheinland, a German company authorized to conduct such audits, which was contracted to perform an audit of our quality system. We were awarded ISO Certification to the 9001 standard, which is evidence that we have, in place, a total quality system for the design, development and manufacture of our products. We were also awarded EN46001 Certification, indicating we meet European standards for medical devices. Once the ISO 9001 certification was approved, and a technical file was submitted and approved by TUV Rheinland, we received approval to apply a CE mark to the device. Much like an Underwriters Laboratory "UL" mark, the CE mark is provided by the regulatory bodies of the European Community, or by authorized private bodies, such as TUV Rheinland, to indicate that the device adheres to "quality systems" of the ISO and the European Committee for Standardization. The CE mark permits us to sell the Diasensor and other medical products in Europe.

With regard to marketing the device within the United States, we continued to work with the FDA to obtain approval. After discussions with the FDA, we submitted a revised 510(k) Notification in October 1996, which was followed by continued discussions with the FDA. During 1997 and 1998, we continued to meet with the FDA, and established a protocol for in-home testing of the Diasensor 1000. Due to our cash flow problems during 1998, testing did not proceed at the pace originally anticipated, and completion of the testing was delayed.

We continued various aspects of the Diasensor development, which resulted in a method that will allow the patient to transmit the readings generated by the noninvasive glucose sensor the patient's clinic or physician. Following an in-depth marketing study, we determined that the machines with this capability are more attractive to the patient, since there is the possibility of selling a telemedicine service which includes the machine, the patient, and his or her physician. This model of the Diasensor has been named the Diasensor 2000 to differentiate between the earlier model. Based on advice from the FDA, we decided it was in our best interest to submit a PreMarket Approval Application to the FDA, rather than continue with the 510(k) Notification process, in order to seek FDA approval for the Diasensor 2000.
In 1999 the FDA implemented a new PMA system. Under the new system, individual modules - or parts - of a PMA submission
could be made as they were ready.   We discuss our PMA
submissions in the "Current Status of the Noninvasive Glucose Sensor" section, which follows.

The Diasensor is a spectrophotometer, which is a machine capable of illuminating a small area of skin on a patient's arm with infrared light, and then making measurements from the infrared light that is reflected back into the device. The device then displays the measurement in a window on the top of the device for the user to read. The Diasensor uses internal mathematical calculations and customized software to calculate a glucose measurement.

Since the Diasensor will be calibrated individually, each instrument will be sold by prescription only and will be calibrated in the patient's home. This feature may limit the marketability of the Diasensor, and if the device is unable to qualify for third-party reimbursement - which means if the health insurance companies won't pay for it -we will have a hard time marketing and selling the device.

Current Status of the Noninvasive Glucose Sensor

We were hampered by cash flow problems during 1998, so we didn't make as much progress on the noninvasive glucose sensor project as we planned. Once we raised more money, we re-started our discussions with the FDA. We hired Joslin Diabetes Center to help us with the FDA in August 1999. Joslin Diabetes Center is designing and conducting the clinical trials the FDA requires before they will give us approval to market the sensor.

Our contract with Joslin calls for Joslin's representatives to conduct a clinical study on the effectiveness of the Diasensor 2000. The study is contingent upon FDA approval of the Joslin protocol for the clinical study, which has not yet been obtained. We had a meeting with the FDA in October 1999 to focus on the protocol, and we have made revisions to the protocol to comply with the FDA's recommendations. In the Joslin contract, we agreed to pay for the study, and Joslin agreed to provide us with a report on the data gathered. Joslin also has the right, subject to confidentiality provisions, to publish the results of the clinical trials. The Joslin contract requires us to pay fees for their services - those fees will be paid when we pay for the clinical trials and are based on the budgeted amounts for the trials. The budgets, and therefore the total payments due under the contract, have not been finalized.

In addition to the agreement with Joslin, we took other significant steps toward FDA approval. In February 1999 we submitted a PMA shell to the FDA for the Diasensor. The PMA shell is part of a relatively new FDA procedure, which divides submissions into modules, or parts. These modules, which were designed to facilitate and expedite FDA review, contain different pieces of the full PMA submission. However, from both our own experience and by observing other module submissions, we do not believe that the FDA intends to "approve" the PMA one module at a time. Rather, we have had meetings with the FDA, including the October meeting, where requirements for the "next step" in the process have been discussed without a specific FDA finding on prior submissions.

In May 1999, we submitted the first module, which covered manufacturing methods and procedures for the Diasensor 2000. The FDA asked for additional information in September 1999, and we responded. We filed the second module in May 2000. The second module contained information regarding electrical and mechanical standards for the FDA's requirements on safety and effectiveness, and a description of how our noninvasive glucose sensor will be used by patients. Future modules will include raw data and laboratory study methods and test results. The final PMA submission will include human clinical results and a summary of safety and effectiveness data.

We met with the FDA in October 1999, and at that meeting, the FDA made further recommendations regarding the protocol for the upcoming clinical trials. In November 1999, the FDA requested further information. With the help of our outside consultants, we finished compiling all that additional information, and in July 2000 we submitted an Investigational Device Exemption to the FDA that included the protocol for our clinical trials. An Investigational Device Exemption is a request to the FDA for approval to conduct clinical trials on a device that is not FDA-approved. We still don't know whether the FDA will be satisfied with this additional information and the protocol for our clinical trials, and the FDA could come back and ask us for more information, which would cause more delays.

Once the FDA has accepted our information, clinical trials will begin and will last for nine months. We are working with outside biomedical consultants to help us obtain FDA approval following these clinical trials; however, we can't assure you when or if that will happen.

We are also developing a telemedicine program for use with the
Diasensor.   This program would involve the use of a Diasensor,
along with an internet software program. Each reading on the Diasensor would be automatically stored for transmission, via the internet, to a location, which would analyze the data. The data could then be reviewed by both the patient and his or her doctor at a secure website. This use of historical readings is critical in the patient's analysis of trends in glucose levels, an important tool in both the treatment of diabetes and the use of insulin. We believe that this telemedicine program, which would involve a monthly fee for the use of the device and the service, rather than a purchase of the device, will make the Diasensor
technology available to larger numbers of diabetics.   We are
conducting market studies on the best way to market and service the telemedicine program, but we have not yet begun to market or provide the service.

As with all other FDA-related activities, we cannot provide any assurances as to the date when we'll complete our studies, when we'll submit our next PMA module, or when the FDA will complete its review of our submission.

Although our research and development team continues to have discussions with the FDA, due to the complex, technical nature of the information being evaluated by the FDA, it is impossible for us to estimate how much longer the FDA approval process will take.

FDA approval is necessary to market the Diasensor in the United States. In 1999, we also focused additional effort on the European market; since no material sales have occurred, we decided to re-assess our marketing plan. During 2000, we plan to send devices to different European sites for clinical evaluation in order to encourage those markets to use the Diasensor. In connection with adjusting its marketing plan, we are currently re-evaluating our pricing structure for the Diasensor in Europe.

Based on contracts between BICO and Diasensor.com, BICO has the exclusive right to manufacture our noninvasive glucose sensor. Diasensor.com will pay BICO for manufacturing, and that's how BICO will make money if we ever successfully market and sell the noninvasive glucose sensor.

Diasensor.com is responsible for the marketing and sales of the noninvasive glucose sensor. Diasensor.com plans to market the noninvasive glucose sensor and the telemedicine program directly to diabetics, through their doctors' orders. Prescriptions are not needed in Europe. The telemedicine program will involve a monthly fee for the use of both the sensor and the service. We may set those prices too high, which will limit our sales, unless we can convince health insurance companies to pay for them. Because the health insurance industry is in a constant state of change, we can't predict whether - when - or if - we will convince them to pay for our noninvasive glucose sensor or the telemedicine program. We have estimated, based on information from the American Diabetes Association data, that there are nearly 16,000,000 diabetics in the United States, not all diabetics will be suitable users of our noninvasive glucose sensor. Those diabetics who require and benefit from frequent glucose monitoring make up the potential market for our sensor, and we can't estimate the size of that market at this time.

Extracorporeal Hyperthermia

In January 2000, we received FDA clearance to market the ThermoChem-HT System. The ThermoChem-HT System uses heat to raise the body's temperature. The idea behind the ThermoChem system is that the heat will act like an artificial fever, and will kill certain germs or cells that are sensitive to heat. The ThermoChem-HT System heats and circulates sterile solution through tubes in the abdomen with the objective of raising the temperature in the abdominal cavity to the range 41 C (105.8 F) to 42 C (107.6 F). This process is referred to as intraperitoneal hyperthermia. In a related surgical procedure, all visible cancerous growths are surgically removed from the patient's abdomen and pelvis. While all those spaces and lining surfaces are opened, the abdomen is flushed, using the ThermoChem-HT System with a heated, sterile solution that is circulated for a 2-hour period. At the surgeon's choice, chemotherapy may be administered to the abdominal cavity. Surgeons at Wake Forest University Baptist Medical Center use this combined treatment as a standard-of-care for advanced gastrointestinal and ovarian cancer.

Since 1992, ViaCirQ - which was formerly called IDT - and HemoCleanse, Inc. an unaffiliated company, located in Lafayette, Indiana, have been involved in developing a delivery system for perfusion-induced hyperthermia. Perfusion induced hyperthermia is the elevation of the body's temperature, which is like inducing an artificial fever. Perfusion-induced hyperthermia can be used to raise the temperature of a regional part of the body
- called regional hyperthermia; and can raise the temperature of the entire body - called systemic hyperthermia. Extracorporeal means outside the body - so extracorporeal hyperthermia uses a device to circulate blood outside the body and return it to the patient to raise the patient's temperature. Perfusion involves circulating blood. Perfusion-induced extracoroporeal hyperthermia heats blood outside the body then circulates the blood back through the body to raise the body's temperature to destroy cancer cells or viruses that are sensitive to heat.

We conducted studies on our hyperthermia product over a period of several years. We conducted our first human trials in November 1993. In 1994, the FDA allowed us to conduct a feasibility study on 6 AIDs patients using a single treatment, which helped us show the FDA that our procedure was safe. We conducted additional trials in 1994 through 1997, which reinforced our claim that our procedure could administer hyperthermia safely.

During 1996, we decided to pursue the use of hyperthermia to treat cancer. We conducted FDA-approved clinical trials at two hospitals, and the results of the trials continue to be encouraging. Our trials were conducted on patients in the final stages of cancer, who had few options left to try. Overall, the patient survival rate was better for patients using our hyperthermia procedures than similar patients who did not receive
the treatment.   We discuss our clinical trials in more detail in
the parts of this section captioned "University of Texas Medical Branch at Galveston" and "Wake Forest University School of
Medicine".    One reason we decided to investigate cancer
treatment using the ThermoChem is that research indicates that cancer cells, as well as other viruses like the AIDs virus, may be heat-sensitive. In basic terms, the reasons we think, based on outside medical research, that those cells are sensitive to heat are:

          Heat may cause apoptosis, which is programmed cell death.
          Heat can help change a cell's internal structure, and trigger a message that programs the cell to die.

          Heat can damage the cell's membrane - or outer layer -, which makes the cell vulnerable.

          Because tumor cells have a different vascular structure than normal cells, tumor cells have abnormal blood flow characteristics. Once heated, tumor cells have a harder time cooling off than normal cells, which can dissipate heat more easily. As a result, tumor cells stay hot longer, giving the heat more time to cause damage.

          Tumor cells have a different pH make-up than normal cells.
          Heat can help capitalize on the difference in the acidic levels to make it harder for tumor cells to use and maintain the nutrients necessary to stay alive or grow.

          By helping to weaken the tumor cells, heat can not only help attack the cells, but make them more susceptible to other types of chemotherapy.

HemoCleanse, Inc., founded in 1989, designs, manufacturers and markets medical devices and disposables for the treatment of blood outside the body. The ThermoChem technology is based on special chemical solutions that selectively remove toxins from the blood while balancing blood chemistries.

HemoCleanse's core product, the BioLogic-DT, received clearance by the FDA in 1994 as a detoxifier for treatment of drug overdose; in 1996, the BioLogic-DT received FDA clearance for use in treating patients with liver failure.

In 1993, we entered into a license agreement with HemoCleanse to develop the ThermoChem technology for delivering extracorporeal hyperthermia. Under the license agreement, we received worldwide rights to market the ThermoChem technology and disposables.

In 1998, we amended the license agreement to allow us to manufacture the ThermoChem-HT System and related disposables for perfusion-induced hyperthermia. We also expanded the agreement to include uses in hypothermia, which is the lowering of the body temperature using similar methods.

The ThermoChem technology is made up of two separate systems, the ThermoChem-HT System the ThermoChem-SB System.

The ThermoChem-HT System delivers perfusion induced systemic and perfusion induced regional hyperthermia, and is made up of several specialty-integrated devices that perform the following functions:

     Blood/Fluid flow and circulation

     Water heating and cooling to control extracorporeal blood/fluid temperature

     Air bubble detection

     Monitoring and recording temperatures

     Constant up-to-the minute information on status of patient treatment via video touch screen

     Data gathering capabilities

The  ThermoChem-SB  System is an accessory to the  ThermoChem-HT
System and is used when delivering perfusion induced systemic hyperthermia - a form of whole body hyperthermia.

The ThermoChem-SB is a blood treatment system that circulates blood from the ThermoChem-HT, passes through a type of filter, and returns it to the ThermoChem-HT circuit. Within the filter, certain chemicals within the blood are balanced in order to
maintain the proper composition of the patient's blood.    The
ThermoChem-SB does not use a pump to move blood, as the ThermoChem-HT does, but rather uses pressure changes that expand and compress the blood and return the blood to the ThermoChem-HT circuit. The ThermoChem-SB controls the blood flowing in and out of the patient's body to maintain the proper balance.

The ThermoChem-HT delivers whole body hyperthermia by heating the patient's blood outside the body to approximately 48 degrees centigrade (118 F) and returning it back to the body, thus raising the body's core temperature to the desired treatment temperature up to a maximum of 42.5 degrees centigrade (108.4 F). Blood passes through a pump that sends it to a heating device. The heating device, called a heat exchanger, heats the blood and raises the outside blood temperature to approximately 46 degrees centigrade (116 F). A portion of the blood passes through a T-connection to the ThermoChem-SB, located between the pump and the heat exchanger, where it is chemically balanced on a real-time basis and then returned to the patient's body. Continually circulating blood is returned to the patient at 46 degrees centigrade, gradually raising the patient's core body temperature to the desired treatment temperature, which is measured by various temperature probes throughout the body.

Although other entities have experimented with the use of this type of hyperthermia, one significant problem has been the safe delivery of the procedure. ViaCirQ believes that the improvements made in our ThermoChem technology increase the safety of the procedure.

As a result, ViaCirQ believes that we have taken a significant step towards the creation of a safe delivery system. Although we cannot assure that the ThermoChem technology is safe for all humans, clinical trials to date have confirmed that the humans tested were able to safely tolerate the procedure at a core temperature of 42 degrees centigrade for two hours. Based in part upon the safety results of its initial clinical results, the FDA approved additional clinical trials.

In 1998, ViaCirQ began developing protocols for regional hyperthermia using only the ThermoChem-HT system on procedures that are already being performed as therapy and are effective for treating certain types of cancer; however, the perfusion setup is not standardized. The first protocol developed involved intraperitoneal hyperthermia - hyperthermia used in the peritoneal region of the body, which is located near the abdomen and pelvis. The FDA cleared the use of the ThermoChem-HT system in January 2000. We are developing other protocols to expand the intended use of the ThermoChem-HT system for regional hyperthermia.

ViaCirQ has a medical and scientific advisory board that is made up of these three professionals. Currently, none of the advisory board members receive a fee for serving on the board, but are reimbursed for expenses incurred.

Corklin R. Steinhart, M.D., Ph.D., is the medical director of special immunology services at Mercy Hospital in Miami, Florida.

Milton B. Yatvin, Ph.D., is a professor in the Radiation &
Thermal Biology Division, Department of Radiation Oncology at
Oregon Health Sciences University in Portland, Oregon.

Stephen R. Ash, M.D., F.A.C.P., is the chairman of the board and director of research and development of HemoCleanse, a corporation located in West Lafayette, Indiana.

ViaCirQ's progress during 1999 and early 2000 included work resulting in FDA clearance for the ThermoChem-HT system in January 2000, and clearance for additional clinical trials using the ThermoChem technology to treat lung cancer in February 2000. For more detailed information, please read the sections captioned "University of Texas Medical Branch at Galveston" and "Wake Forest University School of Medicine".

In early February 2000, ViaCirQ retained Capital Management Consulting, Inc. The initial contract called for ViaCirQ to pay Capital Management Consulting $72,400 in return for their assistance in the following areas: creating a clinical development strategy which will address regulatory, market and product development issues; market research and analysis; and strategies for clinical trial design and development plans for expanded intended uses of the ThermoChem technology. ViaCirQ and its consultants are working on marketing plans for the existing technology, including the disposables, but have not yet finalized the pricing for either one.

We spent approximately $12,586,000 on this project through March 31, 2000, which includes approximately $2,460,065 for our acquisition of an 8% interest in HemoCleanse, via the purchase of common stock and the conversion of a loan into common stock. We have been funding this project since 1992 with money we raised by selling our securities, including our stock or convertible debentures. Of the $2,460.065 invested in HemoCleanse common stock, approximately $1,018,750 was invested in 1994; $1,310,822 in 1995; and $130,493 in 1998. These investments were considered speculative throughout the term of the investment because HemoCleanse was continually operating at a deficit due to its research and development activities. Throughout those periods, HemoCleanse incurred net losses, accumulated deficiencies in assets, and no net tangible assets. Our management considered all HemoCleanse funding to be research and development expenditures and did not recognize any goodwill due to the absence of a proven technology. Due to HemoCleanse's financial condition and the absence of a fair market value for the HemoCleanse common stock, all amounts invested in HemoCleanse were expensed when the investments were made.


UNIVERSITY OF TEXAS MEDICAL BRANCH AT GALVESTON

Pre-clinical studies were conducted on six swine to assure safety at an increased flow rate and maintenance of a higher core temperature of 109.4 F for a period of two hours. This study concluded that blood chemistries were safely balanced by using the ThermoChem technology. In November 1996, we submitted an Investigational Device Exemption application to the FDA for a study utilizing the ThermoChem technology for two hours at 108.4 F to treat patients with certain types of lung cancer called metastatic non-small cell lung cancer. An Investigational Device Exemption - known as an IDE - is the FDA filing used to get FDA approval to test a product that's never been approved for marketing and sale by the FDA. This protocol was developed by the University of Texas in Galveston. The FDA responded in December 1996 with an approval to conduct a Phase I trial. The University of Texas' Institutional Review Board, which is a special hospital committee in charge of approving clinical trials, approved this study in May 1997.

On September 11, 1997, we entered into an agreement with the University of Texas Medical Branch at Galveston to begin a human clinical trial in November 1997. The trial used the ThermoChem technology and disposables to deliver hyperthermia to treat patients with a specific type of end-stage lung cancer. One of the objectives of this Phase I trial was to evaluate the ThermoChem technology for the use in the treatment of that type of lung cancer with regard to patient selection, tumor response, patient performance status, and patient survival. The follow-up of the patients was patterned after the Southwest Oncology Group protocols, which are considered state-of-the-art studies to follow response of cancer to therapy. The study was conducted at the General Clinical Research Center at the University of Texas Medical Branch, which is supported by the National Institute of Health. This was the only study of its kind approved by the FDA. Five patients with the specific type of cancer targeted - stage IV metastatic non-small cell lung cancer - which is end-stage lung cancer, received the treatment through June 1998. A summary of the results of the first five patients was presented by the principal investigator at the American Association for Cancer
Research at Philadelphia, Pennsylvania in March 1999.   The
results showed an increased kill rate for the cancer cells, as well as good patient tolerance of the procedure. Initial patient survival rate data is encouraging, and we believe that any survival with some quality of life is an improvement over the patients' other option, which for stage IV cancer patients, is usually terminal. We believe the results support our position that hyperthermia can be delivered safely and effectively using our system.

Based on the Phase I trial results, the FDA and the required bodies at the University of Texas Medical Branch at Galveston approved continued clinical trials using the ThermoChem technology to treat patients with stage IIIb small cell lung cancer. Stage IIIb lung cancer is cancer that has spread to the chest wall, to other organs near the lung, or to the chest and neck; it is also the type of cancer that can't be treated with surgery. Those trials started in February 2000.

WAKE FOREST UNIVERSITY SCHOOL OF MEDICINE

In May 1998, the FDA gave us an Investigational Device Exemption to allow human clinical trials using the ThermoChem-HT System. The IDE filing covered human trials to study the effectiveness of the ThermoChem-HT System for heating and maintaining core temperature of the peritoneal region - a region located around the abdomen and pelvis - in patients with advanced gastrointestinal and ovarian cancers. These types of cancer involve the stomach, digestive and intestinal system or the ovaries, including the lining that surrounds them. Wake Forest had been using a procedure involving intraperitoneal hyperthermic chemotherapy - chemotherapy using heat in the peritoneal region
- since 1992 by using a non-standardized setup.

In the clinical trials, the ThermoChem-HT System was used to heat a solution outside the body then circulate it into and out of the peritoneal cavity. The solution flows into the patient, then out through a tube, passing through a pump and a heating mechanism. The heating mechanism, called a heat exchanger, regulates and controls the fluid's temperature. Additional parts of the system maintain the volume of the flow and monitor the temperatures of the circulating solutions.

The results of the clinical trials showed that patient tolerance for the procedure was good, and that the patients' survival rates were better than those patients who had the surgery without the treatment. The trials also showed that the treatment could be delivered safely and effectively, maintaining the target temperature.

ViaCirQ and the surgeons at Wake Forest believe that the ThermoChem-HT System can make the technique more effective with better temperature monitoring and control. This procedure is offered as a standard-of-care treatment to patients with advanced ovarian and gastrointestinal cancers at Wake Forest University Baptist Medical Center.

Bioremediation

We are also involved in the field of biological remedial, or bioremediation, development. Bioremediation technology uses naturally occurring microorganisms or bacteria to convert various types of contamination, like oil spills, to carbon dioxide and water. The product, PRP, which stands for Petroleum Remediation Product, is designed as an environmental microbial microcapsule, which is used to collect, contain and separate oil-type products in or from water. The product's purpose is to convert the contaminant, with no leftover residue in need of disposal. When the PRP comes in contact with the petroleum substances like oil spills, the oil spills become bound or attached to the PRP, and they stay afloat. Because the product contains the necessary nutrients and microorganisms, the bioremediation process begins immediately, which limits secondary contamination of the air or surrounding wildlife. Eventually, the product will break down both the petroleum and itself, leaving nothing but carbon dioxide and water.

In connection with this project, we created a subsidiary, Petrol
Rem, Inc.   Petrol Rem's officers and directors include Anthony
J. Feola and Fred E. Cooper, who are also directors and/or officers of BICO and our other affiliates.

Part of Petrol Rem's initial research and development involved field-testing supervised by the National Environmental Technology Applications Corporation. That group, which is known as NETAC, is endorsed by the Environmental Protection Agency to determine whether products are effective. As a result of their testing, NETAC reported positive results regarding the effectiveness of the product.

PRP is now being manufactured and marketed for use in water and on solid surfaces in the form of Petrol Rem's OIL BUSTER product, which is used for small oil cleanups on hard surfaces such as the floors of manufacturing facilities, garages and machine shops, or as a container for heavy petroleum sludges.

The product is listed on the EPA's National Contingency Plan Product Schedule, and is available in free-flowing powder or absorbent socks. In 1995, the EPA required that all products previously listed on the National Contingency Plan Product Schedule be submitted to additional testing. Because PRP successfully passed the test conducted by NETAC, the product was requalified for listing on the EPA's product schedule. In addition, PRP was one of only fourteen products listed after the 1996 Alternative Response Tool Evaluation System was implemented.

In April 1993, Petrol Rem entered into a lease for a facility in the Pittsburgh, Pennsylvania area, which is used to manufacture PRPr. The current lease has a renewable three-year term, with monthly rental payments of $2,888 plus utilities and applicable business privilege taxes. Petrol Rem purchased equipment, which has the capability to produce PRP in quantities of 2,500 pounds per day, and has built an adequate inventory.

Petrol Rem also completed development of a new spray applicator for its PRP product. The new applicator is a lightweight, portable unit, which provides a more continuous flow of product. The lighter weight and smaller size will allow easier access to remote sites, which were impossible to reach with the previous applicator.

In addition to PRP, Petrol Rem also developed other products.
In order to address water pollution issues at marinas, Petrol Rem introduced the BIOSOK, which is PRP contained in a 10" fabric tube, and is designed and used to aid in the cleaning of boat bilges. Bilges are commonly cleaned out with detergents and other chemicals, which cause the oil pumped out of the bilge to sink to the bottom of the water, where it is harmful to marine life, and becomes difficult to collect. In addition, it is illegal to dump oil or fuel into the water. The BIOSOK, when placed in the bilge, absorbs and biodegrades the oil or fuel on contact, which significantly reduces or eliminates the pollution; then the product biodegrades itself. As a result, BIOSOK helps to keep waters clear. In addition, BIOSOK helps eliminate the chore of bilge cleanup, and helps users such as boaters and marinas to avoid fines for pumping oil and fuel into the waterways, which is prohibited. The U.S. Coast Guard is using the BIOSOK in certain regions on their vessels and maintains a sufficient supply to provide continuing availability.

Petrol Rem's BIOBOOM product is used in water clean-up projects. The product is a 3" x 10' fabric tube which is filled with PRP, and is used to both contain and biodegrade contaminants in water. BIOBOOM is a superior product to most containment products because, in addition to containing the oil or fuel spill, or restricting the spread of an anticipated spill, it also biodegrades the contaminant, and then biodegrades itself. These features act to virtually eliminate secondary contaminants, thereby reducing disposal and clean-up costs.

During 1997, 1998 and 1999, the majority of Petrol Rem's sales were from the BIOSOK and BIOBOOM products. Sales ranged from a high of approximately $138,000 in 1997 and declined to a low of approximately $27,000 in 1999. We had $9,500 in sales during the first quarter of 2000. The decline was due to several factors:
Petrol Rem was unable to effectively penetrate the market with products other than the BIOSOK and BIOBOOM; due to cash flow problems in 1998, Petrol Rem stopped funding its sales efforts and lost employees; and in 1999, Petrol Rem restructured its management, operations and pricing structure - during that time, sales efforts slowed until the new management and funding was in place. By the end of 1999, Petrol Rem had its management and marketing team in place. Part of Petrol Rem's marketing strategy involved re-pricing its products. Petrol Rem now markets the BIOSOK and BIOBOOM at wholesale prices ranging from $14-$16, and $109-$139, respectively, depending on the quantity purchased.

Petrol Rem is marketing PRP through trade shows, magazines, direct mail advertising, and direct contacts with companies and consultants specializing in petroleum clean-up, as well as marketing directly to municipalities and corporations with needs for the product.

During 1999, Petrol Rem focused efforts on the international market, and entered into joint venture or distributorship agreements for Chile, Brazil, Uruguay, Paraguay, Bolivia, Indonesia, Greece, Cyprus and Syria. Although there can be no assurances that PRP will be successfully marketed, we believe, based on their scientific determinations, the results of recent NETAC testing, and the favorable response at the retail level, that PRP will be a viable product in the bioremediation marketplace. Petrol Rem currently markets PRP at wholesale prices ranging from $14-$20 per pound, depending upon the quantity purchased.

We believe that we have spent all of the funds necessary to complete the development of its bioremediation products, and to build up sufficient inventory pending additional orders. We expect that our expenses going forward will be for marketing and
sales.   We spent approximately $11,816,000 on this project
through March 31, 2000. We have been funding this project since 1992 with money we raised by selling our securities, including our stock or convertible debentures.

Other Projects

Implantable Technology

In April 1996, we received FDA approval to market our theraPORT Vascular Access System. The approval was granted in response to our 510(k) Notification filed in January 1996. The device is made up of a reservoir, which is implanted beneath the skin in the chest region with a catheter inserted in a vein and provides a delivery system for patients who require continual injections. Because such repeated injections can cause veins to shut down and collapse, the theraPORT offers an improved delivery system by eliminating that trauma. If necessary to accommodate multiple drug therapy with incompatible drugs, dual ports can be implanted. Such devices are frequently used in cancer drug therapy. We began selling the standard ports during the second quarter of 1997. A second device with a low profile was developed for pediatric use, and a 510(k) was submitted to the FDA in November 1997 for marketing approval. In early February 1998, we submitted a supplement to the FDA in response to a request for additional information, and the FDA granted its approval that same month. We are currently developing a dual port device and plan to submit another 510(k) for that device; however, our biomedical efforts continue to be focused on the Diasensor, so it is impossible for us to estimate when that submission might occur.

Through our subsidiary, Coraflex Inc., we are engaged in the development of a polyurethane heart valve, which we believe may not have the disadvantages of the mechanical and other synthetic valves currently being marketed. The Coraflex valve, which resembles the human heart's aortic valve, is made by means of a proprietary manufacturing process. We believe that the polyurethane we use to make our heart valve is stronger and more resistant to fatigue compared to other valves. In vitro testing, some of which has been performed through the Children's Hospital of Pittsburgh, of the Coraflex valve to date has demonstrated that our valve has superior fatigue resistance and flow characteristics compared to other devices. We must conduct additional development and testing before we can submit our valve to the FDA to begin testing it on humans. We'll need additional funding to do that, and we don't know when, or if, and FDA submission or testing will occur.

We also developed technology for other implantable devices, such as hemodialysis ports, implantable insulin dispensers and
rate-adaptive pacemakers.   Because we decided to focus most of
our resources on the noninvasive glucose sensor, we haven't made any real progress on these other projects, so they are all in very preliminary stages of development

Functional Electrical Stimulator Project. We had to discontinue our functional electrical stimulator project when we lost our contract with NeuroControl, the sole purchaser. Functional electrical stimulators, known as FES, are implanted under the skin of patients who are disabled as a result of spinal cord injury, stroke, head injury or other neurological disorder. The FES uses low levels of electrical stimulation to activate nerves and muscles to assist the patient with grasping, arm movement or standing. Because these products accounted for the majority of our sales revenues in recent years, the loss of the contract, and the end of the project, was significant.

Metal-Plating Technology

When we acquired an interest in a metal-plating company, we estimated that the product would generate revenue and profit. We were wrong - the actual results were very different from our original estimates. The project did not generate any revenue during 1998 or 1999. Our early estimates were based upon our assessment not only of the marketability of the product, but on our ability to penetrate the metal finishing market using the features of the product. Our actual experience shows that it is much more difficult to exploit the existing market, regardless of whether or not the product has superior features. As a result, we had to adjust our marketing strategy. As a result, we can no longer estimate whether we will ever receive any revenue or profit from this technology, and we made the appropriate adjustments to our financial statements to reduce the value of this investment, which totaled $4.6 million - we funded that investment through sales of our securities including our debentures.

American Inter-Metallics

During 1999, we made our initial investment in American Inter-Metallics, Inc. AIM has its operations in Rhode Island, and is developing a product that enhances the performance of propellants. AIM is developing specialized equipment and a process for producing a product, which AIM believes will increase the burn rates of current propellant formulas. AIM believes that, by increasing the burn rate of propellants, its product will improve the performance of rockets and other machinery. During 1999, AIM made progress on the development of a prototype machine to produce the product and, although there can be no assurances, AIM believes the prototype will be completed by September 2000. We invested $525,000 in AIM during 1999, and made additional investments of $123,000 during the first quarter
of 2000.   If AIM completes its prototype machine and the
prototype performs as promised, we may invest additional funds during 2000, for a total maximum investment of $1 million. If we invest the entire $1 million, using funds we raised by selling our stock and debentures, we will own 20% of AIM. AIM's product is in the research and development phase; we can't give any assurances that it will be successful or profitable.

All this information regarding our projects is in summary form, and the status of each project is subject to constant change. We can't assure that any of our projects will be completed or successful.

RESEARCH AND DEVELOPMENT

We continue to be actively engaged in the research and development of new products. Our major emphasis has been the development of a noninvasive glucose sensor. In order to raise funds for the research and development of new products, we sell our stock and convertible securities.

MARKETING AND DISTRIBUTION

Petrol Rem began marketing of its bioremediation product, PRP, in mid-1993, and is now sold in quality marine supply stores in the coastal areas of the United States, Canada, Europe and South
East Asia.

ViaCirQ received FDA approval to market its ThermoChem-HT System and related disposables used for regional cancer treatment.
None of our current projects have generated any meaningful sales or revenue.

PATENTS, TRADEMARKS AND LICENSES

We own patents on certain products and we file applications to obtain patents on new inventions when practical. Additionally, we try to obtain licenses from others when we think it's necessary to conduct our business.

We rely on trade secret protection for our confidential and proprietary information. Although we and our affiliates, Diasensor.com, ViaCirQ an Petrol Rem take all reasonable steps to protect such information, including the use of confidentiality agreements and similar provisions, we can't assure that others will not independently develop substantially equivalent proprietary information or techniques, otherwise gain access to our trade secrets, disclose such technology, or we can meaningfully protect its trade secrets.

Noninvasive Glucose Sensor

Diasensor.com owns a patent entitled "Non-Invasive Determination of Glucose Concentration in Body of Patients" which covers certain aspects of a process for measuring blood glucose levels noninvasively. That patent was awarded to our research team in December 1991 and we sold it to Diasensor.com under a purchase agreement dated November 18, 1991. That patent will expire, if all maintenance fees are paid, no earlier than the year 2008. If marketing of a product made under the Patent is delayed by clinical testing or regulatory review, we may be able to extend the patent, but we can't assure that we will. Diasensor.com's patent relates only to noninvasive sensing of glucose but not to other blood constituents. Diasensor.com filed corresponding patent applications in a number of foreign countries.

We filed a second patent application in December 1992, and we assigned it to Diasensor.com. This second patent contained new claims, which extend the coverage based upon additional discoveries and data obtained since the original patent was filed. The patent application was amended in October 1993, and was granted in January 1995.

In May 1993, we filed four additional patent applications related to the methods, measurement and noninvasive determination of analyze concentrations in blood.

As of August 2000, a total of nine patents have been issued, all of which have been assigned to Diasensor.com, and additional patents
are pending.    We filed corresponding patent applications in
foreign countries where we plan to market the noninvasive glucose sensor.

Our research team continues to file patent applications and provisional patent applications, some of which are being converted into Patent Cooperative Treaties, and reflect the continued research and development and additional refinements to the noninvasive glucose sensor.

We or Diasensor.com may file applications in the United States and other countries, as appropriate, for additional patents directed to other features of the noninvasive glucose sensor and related processes.

Our competitors who are currently developing non-invasive glucose sensors own patents covering various devices and processes related to the non-invasive monitoring of concentrations of glucose and other blood constituents. It is possible that those patent-holders could require Diasensor.com to alter any model of the noninvasive glucose sensor or the underlying processes relating to the noninvasive glucose sensor, to obtain licenses, or to cease certain activities.

We registered our trademark "Diasensor ", which is intended for use in connection with the Diasensor models. We intend to apply, at the appropriate time, for registrations of other trademarks as needed for future products.

Extracorporeal Hyperthermia

In September 1992, a research team funded by us applied for a domestic patent in connection with the use of perfusion-induced extracorporeal hyperthermia and the treatment of HIV-positive patients; the patent has been assigned to ViaCirQ. In October 1994, ViaCirQ received notification that the patent application for its specialized method for whole-body extracorporeal hyperthermia had been issued.

The patent, entitled "Specialized Perfusion Protocol for Whole-Body Hyperthermia", contains seventeen claims for the hyperthermia procedure, including the method of heating all of the blood in the extracorporeal blood circuit to raise the patient's core temperature to approximately 42 degrees centigrade. A Continuation in Part, which was filed by ViaCirQ and included the ThermoChem System, was allowed in July 1995 and was issued in December 1995.

In May of 1999 and early 2000, ViaCirQ filed provisional patents for its use of the ThermoChem-HT System and related disposables, and for the use of the device for regional hyperthermia procedures.

Implantable Technology

During 1995, we renewed our U.S. trademark registration for the name Coraflex, which was originally granted in 1988. We also obtained trademark registration for the name theraPORTr.

In October 1996, we obtained a patent for our heart valve product.

Bioremediation

In 1992 and 1993, Petrol Rem applied for patents in connection with its bioremediation product, all of which are still pending.
Petrol Rem received trademark authorization for the use of the product names PRP, BIO-SOK, BIO-BOOM, and Oil Buster.

WARRANTIES AND PRODUCT LIABILITY

Our current product liability insurance coverage is $1,000,000 in the aggregate, and we believe that's sufficient due to our discontinuance of sales of certain products, including our former pacemaker line and our functional electrical stimulators, as well as our potential exposure to liability.

SOURCE OF SUPPLY

In connection with the manufacture the noninvasive glucose sensor and the ThermoChem System, we will be dependent upon suppliers for some of the components required to manufacture the device.
We plan to assemble the devices, but will need to purchase components, including some components that will be custom made for us by certain suppliers. These components will not be generally available, and we may become dependent upon those suppliers, which do provide such specialized products.

If we successfully develop other new products, and receive regulatory approvals to manufacture such products, we may become dependent on certain suppliers for custom parts.

COMPETITION

Noninvasive Glucose Sensor

With the rapid progress of medical technology, and in spite of continuing research and development programs, our developmental products are always subject to the risk of obsolescence if some other company introduces a better product or technique. We are aware that other research groups are developing noninvasive glucose sensors, but we have limited knowledge about the actual technology or the stage of development for most of our competitors. There is a risk that some other group will complete the development of their devices before we do. There is no other company currently producing or marketing noninvasive sensors for the measurement of blood glucose similar to ours. Competitive success in the medical device field is dependent upon product characteristics including performance, reliability, and design innovations.

Our noninvasive glucose sensor will compete with existing invasive glucose sensors. Although we believe that the features of our noninvasive glucose sensor, particularly its convenience and the fact that no blood samples are required, will compete favorably with existing invasive glucose sensors, we can't assure that it will succeed. Most currently available invasive glucose sensors yield accuracy levels of plus or minus 25% to 30%, range in price from $80 to $200, not including monthly costs for disposable supplies and accessories, and are produced and marketed by eight to ten sizable companies. Those companies include Bayer, Inc., Boehringer Mannheim Diagnostics, and Lifescan, an affiliate of Johnson & Johnson.

Those companies have established marketing and sales forces, and represent established entities in the industry. Certain competitors, including their corporate or joint venture partners or affiliates, currently marketing invasive glucose sensors have substantially greater financial, technical, marketing and other resources and expertise than Diasensor.com, and may have other competitive advantages over Diasensor.com, based on any one or more competitive factors such as accuracy, convenience, features, price or brand loyalty. Additionally, competitors marketing existing invasive glucose sensors may from time to time improve or refine their products, or otherwise make them more price competitive, so as to enhance their marketing competitiveness over our noninvasive glucose sensor. As a result, we can't make any guarantees that our sensor will be able to compete successfully.

We face more direct competition from other companies who are currently researching and developing noninvasive glucose sensors. We have very limited knowledge as to the stage of development of these other devices; however, if another company successfully develops a noninvasive glucose sensor, obtains FDA approval, and reaches the market before we do, we would suffer.

Among the other companies investigating infrared technology to measure blood glucose levels noninvasively is CME Telemetrix in Waterloo, Ontario, Canada. CME is reportedly conducting tests with a desktop monitor that uses one type of infrared wavelengths. OptiScan Biomedical in Alameda, California is developing a device that uses another type of infrared wavelengths. Rio Grande Medical Technologies of Albuquerque, New Mexico is designing a photo-based device. Rio Grande is currently funded by Johnson & Johnson.

Other companies claim that they are designing systems that are semi-invasive. SpectRx in Norcross, Georgia is using a laser to create small holes in the skin without the invasive penetration of a metal needle or lancet. The device then gives a glucose reading from the collected from the holes in the skin. Cell Robotics International, Inc. in Albuquerque, New Mexico is also using a laser device that pierces the skin. Called the Lasette, a laser makes a small hole in the fingertip to draw blood for glucose testing. A continuous glucose monitoring system from MiniMed, Inc. in Sylmar, California received FDA approval in June 1999.
The device includes a tube with a small sensor at its tip that is inserted through the skin, sending readings via a small wire to a sensor. A new sensor must be reinserted under the skin every two to three days.

Cygnus of Redwood, California recently underwent an FDA panel review for its GlucoWatch that draws glucose through the skin through an electric needle. The glucose triggers a reaction in a disposable pad. Although Cygnus claims that its device is noninvasive, the fact remains that, in addition to the use of electrical charges to draw fluid through the skin, each person must use finger prick technology every day to set and use the device. Although the panel recommended FDA approval, to the best of our knowledge, the FDA has not issued that approval without conditions. We were interested to learn that the FDA panel accepted Cygnus' use of the same error grid data analysis - a specific method for displaying data -, which the FDA rejected when we used it for our own panel review.

Certain organizations are also researching and developing technologies that may regulate the use or production of insulin or otherwise affect or cure the underlying causes of diabetes. We are not aware of any new or anticipated technology that would effectively render our noninvasive glucose sensor obsolete or otherwise not marketable. However, future technological developments or products could make our noninvasive glucose sensor significantly less competitive or, in the case of the discovery of a cure for diabetes, even obsolete.

GOVERNMENT REGULATIONS

Since most of our products are medical devices as defined by the Federal Food, Drug and Cosmetic Act, as amended, they are subject to the regulatory authority of the FDA. The FDA regulates the testing, marketing and registration of new medical devices, in addition to regulating manufacturing practices, labeling and record keeping procedures. The FDA can inspect our facilities and operations and may also audit our record keeping procedures at any time. The FDA's Quality System Regulation specifies various requirements for our manufacturing processes and the way we must maintain certain records.

In 1997, Congress passed legislation that addresses the regulation of pharmaceutical and medical devices. Although the impact of the FDA Administration Modernization Act of 1997 was expected to reduce the quantity of information a company must submit for approval of devices that has not been our experience.

Noninvasive Glucose Sensor

Because the FDA regulates our noninvasive glucose sensor, we have to meet all FDA requirements before we can market and sell our device in the United States. These requirements include clinical testing, which must be supervised by the chosen hospitals. During 1999, the FDA recommended we file a Pre-Market Application and conduct an additional clinical study. We are in the process of submitting a modular PMA, which allows us to submit parts of the submission to the FDA over a period of time. This modular PMA is a new method of submitting information to the FDA, and resulted from the passage of FDA legislation in 1997. We have submitted the first two parts of the PMA and we plan to begin our clinical trials during 2000, as soon as the FDA approves our submission that includes the testing protocol.

We don't know how long it will take for the FDA to accept our filings or approve our device, if ever.

In June of 1998, the FDA instituted a new Quality System
Regulation that took the place of Good Manufacturing Practices.
These regulations align closely with similar guidelines required by the European Union and have added control of the design process as well as the manufacturing process.

There are different requirements for selling our device in Europe. On January 14, 1998, we received certification to ISO 9001, and on June 23, 1998, we received the CE mark. The CE mark and the ISO certification are provided by the regulatory bodies or other approved companies of the European Union. The CE mark indicates
that the device adheres to quality systems guidelines.   Rigorous
audits were conducted at our Indiana, Pennsylvania facility to certify that our development and manufacturing procedures, as well as the Diasensor 1000r itself met the international standards laid down by Europe's medical device directive. In order to maintain our approval to ship the device into the European Union, we must be vigilant in our adherence to our quality system. We will also be subject to annual audits to sure that we continue to meet the required standards.

Any changes in FDA or European procedures or requirements will require corresponding changes in our obligations in order to maintain compliance those standards. Those changes may result in additional delays or increased expenses. Depending on which other countries we target, our products may also be subject to additional foreign regulatory approval before we can sell our devices.

Extracorporeal Hyperthermia

In January 2000, HemoCleanse and ViaCirQ received FDA approval to market the ThermoChem-HT System and related disposables, which are used to raise the core temperature of the abdominal cavity to the desired temperature in the 41 C (105.8 F) to 42 C (107.6 F) range by continuously bathing the abdominal cavity with circulating sterile solution. In a surgical procedure, all cancerous growths are surgically removed from the patient's abdomen and pelvis. While all spaces and lining surfaces are opened, the abdomen is bathed using the ThermoChem-HT System with a heated solution circulating for a 2-hour period. In addition, in February 2000, the FDA approved continued clinical trials using the ThermoChem-HT technology to treat patients with certain types of end-stage lung cancer.

The ThermoChem technology was submitted for FDA approval in a 510(k) Notification. 510(k) Notifications are used when the device is "substantially equivalent" to a similar existing device based on the following factors: whether the device has the same "intended use" as an existing device; and whether the device has the same technological characteristics as the existing device, unless the differences do not adversely affect its safety and effectiveness.

ViaCirQ is working with BICO to obtain a CE Mark to market the ThermoChem-HT System in Europe.

Bioremediation

Our bioremediation projects are supervised by NETAC, a private group endorsed and supervised by the EPA and the Pennsylvania
Department of Environmental Resources. In addition, each state in which the bioremediation products are used has its own environmental regulations.

Human Resources

As of June 30, 2000, we had 103 full-time employees who were located primarily in either our Indiana or Pittsburgh locations. In addition, ViaCirQ had two employees; Diasensor.com had three employees; and Petrol Rem had six employees as of June 30, 2000.

We have employment contracts with some of our non-officer employees, most of whom are scientists and engineers employed in our research and development operations. Those contracts are typically for terms of five years and contain confidentiality provisions. We also employ consultants as needed; some of the consultants are employed based on consulting contracts, which contain confidentiality provisions.

                             PROPERTY

     Prior to 1999, our research and development operations were located in a 20,000 square foot one-story building at 300 Indian Springs Road, Indiana, PA. We lease that building from the 300 Indian Springs Road Real Estate Partnership, which is owned in part by some of our current and former officers and directors. Of the eight members of the partnership, three are currently officers or directors - David L. Purdy, Fred E. Cooper and Glenn Keeling. Each member of the partnership personally guaranteed the payment of lease obligations to the bank providing the funding, and in return received warrants to buy 100,000 shares of our stock at $.33 per share.

     The lease period is 20 years and runs concurrently for ten years with a mortgage arranged by the partnership. At the end of ten years, the amount of rent we have to pay - which is $105,720 per year - is subject to renegotiation, based on refinancing of a balloon payment due on the mortgage, unless the mortgage has been
paid.   In addition to rent, we pay all taxes, utilities,
insurance, and other expenses related to our operations at that location. We vacated that building and the partnership has listed it for sale; we are still obligated to pay the rent and other expenses until the property is sold or the lease is renegotiated. We moved our operations and activities formerly located on Indian Springs Road to the space we discuss in the next paragraph. We found a buyer for the property, and subject to an environmental study, we hope to sell the property during the third quarter of 2000. If we don't sell the property, we will renegotiate the rent with the partnership.

     In September 1992, we entered into a ten-year lease agreement with the Indiana County Board of Commissioners for 22,500 square feet of space that we reconfigured to our manufacturing specifications. During 1998 and 1999, we move the balance of our
Indiana, Pennsylvania operations to this space.    This facility
contains sufficient additional space to accommodate our projected operations through 2000.


                         LEGAL PROCEEDINGS

     During April 1998, we, along with our corporate affiliates, were served with subpoenas by the U.S. Attorneys' office for the U.S. District Court for the Western District of Pennsylvania. The subpoenas requested certain corporate, financial and scientific documents and we continue to provide documents in response to their requests.

     On April 30,1996, a class action lawsuit was filed against us, Diasensor.com and our individual officers and directors. The suit, captioned Walsingham v. Biocontrol Technology, et al., has been certified as a class action, and is pending in the U.S. District Court for the Western District of Pennsylvania. The suit alleges misleading disclosures in connection with the noninvasive glucose sensor and other related activities. By mutual agreement of the parties, the suit remains in the pre-trial pleading stage, and we are unable to determine the outcome or its impact upon our operations at this time.

     In April 1996, the Pennsylvania Securities Commission commenced a private investigation into Diasensor.com's sales of its common stock in its public offering in an effort to determine whether any sales were made improperly to Pennsylvania residents. We have been cooperating fully with the state and we provided all of the information they requested. As of the date of this document, no determinations had been made, and no orders have been issued.

     We leased space in two locations in Indiana County for our manufacturing facilities. We are still using one space, which we have upgraded with leasehold improvements. The other space, which we had leased as expansion space, was the subject of a judgment proceeding. We gave up possession of the expansion space in Indiana County in response to the filing of such judgment for nonpayment of lease fees. In return for possession of the space, the leaseholder agreed not to pursue any action against us on the judgment.


                 DIRECTORS AND EXECUTIVE OFFICERS

As of July 2000, our directors and executive officers were as follows:

   Name             Age      Director         Position
                              Since
David L. Purdy      71        1972*           president and CEO, Biocontrol
                                              Division
Fred E. Cooper      54        1989            chief executive officer,
                                              executive vice president,
                                              director
Anthony J. Feola    52        1990            senior vice president,
                                              director
Glenn Keeling       49        1991            vice president, director

Stan Cottrell       57        1998            director

Paul W. Stagg       53        1998            director


*On June 1, 2000, Mr. Purdy resigned his position as a director and chairman of the board in order to become the president and CEO of the new division so he can focus his full-time efforts and energy on the continued development and refinement of our noninvasive glucose sensor.

DAVID L. PURDY, 71, is president and CEO of our new Biocontrol Technology division. Mr. Purdy had been a director and chairman of the board since our organization in 1972. As we discussed, Mr. Purdy resigned as a director in order to head our new division. Mr. Purdy is also an officer and director of Diasensor.com and Coraflex.

FRED E. COOPER, 54, is our chief executive officer, executive vice president and a director; he devotes approximately 60% of his time to BICO, and 40% to Diasensor.com. Prior to joining us, Mr. Cooper co-founded Equitable Financial Management, Inc. of Pittsburgh, PA, where he was the executive vice president until he left in August 1990. Our board of directors appointed him chief executive officer in January 1990. He is also an officer and director of Diasensor.com and a director of Petrol Rem and Coraflex.

ANTHONY J. FEOLA, 52, rejoined BICO as our senior vice president in April 1994, after serving as Diasensor.com's vice president of marketing and sales from January 1992 until April 1994. Prior to January 1992, he was our vice president of marketing and sales. Prior to joining us in November 1989, Mr. Feola was vice president and chief operating officer with Gateway Broadcasting in Pittsburgh in 1989, and national sales manager for Westinghouse Corporation, also in Pittsburgh, from 1980 until 1989. He was elected a director in February 1990, and also serves as a director of Diasensor.com, Coraflex, and Petrol Rem.

GLENN KEELING, 49, joined our board of directors in April 1991. Mr. Keeling currently is a full-time employee of BICO in the position of vice president of marketing; his primary responsibilities are to manage our ViaCirQ operations. From 1976 through 1991, he was a vice president in charge of new business development at Equitable Financial Management, Inc., a regional equipment lessor. His responsibilities included initial contacts with banks and investment firms to open new lines of business referrals in connection with financing large equipment transactions. He is also president and a director of ViaCirQ.

STAN COTTRELL, 57, was appointed to our board of directors in 1998. Mr. Cottrell is the chairman and founder of Cottrell Associates International, Inc., which provides international business development, brokerage, specialty marketing and promotional services. He is a former director of marketing for
Inhalation Therapy Services and was employed by Boehringer Ingelheim, Ltd. as a national product manager. Mr. Cottrell is a world ultra-distance runner and the author of several books.

PAUL W. STAGG, 53, was appointed to our board of directors in 1998. Mr. Stagg is the owner of P.C. Stagg, LLC. Prior to his current position, he was the marketing manager for the Wholesale Division of First Financial Resources, Inc., where he was responsible for marketing, underwriting, sorting and coordination various types of financing for institutional investors. Prior to his current position, he was district distributor of marketing for Ginger Mae, a division of United Companies of Baton Rouge, LA.

Item 405 of Regulation S-K requires us to make disclosures regarding timely filings required by Section 16(a) of the Securities and Exchange Act. Based solely on our review of copies of forms received and written representations from certain reporting persons, we believe that all of our officers, directors and greater than ten percent beneficial owners complied with applicable filing requirements.

          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We share common officers and directors with our subsidiaries. In addition, BICO and Diasensor.com have entered into several intercompany agreements including a purchase agreement, a research and development agreement and a manufacturing agreement, which we describe later in this section. Our management believes that it was in our the best interest to enter into those agreements and that the transactions were based upon terms as fair as those which may have been available in comparable transactions with third parties. However, we did not hire any unaffiliated third party to determine independently the fairness of those transactions. Our policy concerning related party transactions requires the approval of a majority of the disinterested directors of both the corporations involved, if applicable.

Employment Relationships

Our board of directors approved employment agreements on November
1, 1994 for its officers, David L. Purdy, Fred E. Cooper, Anthony
J. Feola and Glenn Keeling. We discuss those agreements in the Executive Compensation section of this prospectus.

David L. Purdy, the president, treasurer and a director of BICO until June 2000, is a director of Diasensor.com and Coraflex. He is also the chairman and chief scientist of Diasensor.com, and the president and treasurer of Coraflex. In June 2000, he resigned his positions with BICO in order to head up our Biocontrol Technology division and devote all of his efforts to our noninvasive glucose sensor project. Mr. Purdy devotes approximately 60% of his time to BICO, and 40% to Diasensor.com. Fred E. Cooper, chief executive officer, executive vice president and a director, is a director of Diasensor.com, Coraflex and Petrol Rem. He is also the president of Diasensor.com. Mr. Cooper devotes approximately 60% of his time to BICO and 40% to Diasensor.com. Anthony J. Feola, senior vice president and a director, is also a director of Diasensor.com, Coraflex, and Petrol Rem. Glenn Keeling is the vice president and a director. Mr. Keeling is also the president and a director of ViaCirQ, formerly IDT.

Property

Four of our current executive officers and/or directors and three former directors are members of the nine-member 300 Indian Springs Road Real Estate Partnership that in July 1990 purchased our real estate in Indiana, Pennsylvania. Each member of the partnership personally guaranteed the payment of lease obligations to the bank
providing the funding.   The five members of the partnership who
are also current or former officers and/or directors of BICO, David L. Purdy, Fred E. Cooper, Glenn Keeling, Jack H. Onorato and
C. Terry Adkins, each received warrants on June 29, 1990 to purchase 100,000 shares of our common stock at an exercise price of $.33 per share until June 29, 1995. Those warrants still outstanding as of the original expiration date were extended until
June 29, 2001.   Mr. Purdy, who was a director and executive
officer at the time of the transaction, resigned from our board of directors on June 1, 2000. Mr. Adkins, who was a director at the time of the transaction, resigned from our board of directors on March 30, 1992. Mr. Keeling, who was not a director at the time of the transaction, joined our board of directors on May 3, 1991. Mr. Onorato, who was not a director at the time of the transaction, was a BICO director from September 1992 until April 1994.

In all instances where warrants were issued in connection with the transactions set forth above, the exercise price of the warrants was equal to or above the current quoted market price of our common stock on the date of issuance.

Warrants

The following paragraphs, along with the notes to the financial statements, include descriptions of the warrants, which were granted to our executive officers and directors from 1997 through June 2000. These warrants were accounted for in accordance with Accounting Principles Board Opinion 25, based on the spread, if any, between the exercise price and the quoted market price of the stock on the date that the warrants were granted. We did not record any value for these warrants since they were all granted at exercise prices that were equal to or above the current quoted
market price of the stock on the date issued.   Because the
exercise price of the warrants, which remained unchanged, was less than the market price of the common stock on the dates of the extensions, charges were made against operations

During 1999, we issued the following warrants to purchase common stock to our executive officers and directors:

On April 28, 1999, we granted warrants to purchase common stock at $.129 per shares until April 28, 2004 were granted as follows:
4,000,000 to Fred E. Cooper, the CEO and a director; 2,000,000 to Anthony J. Feola, the Senior vice president and a director; 2,000,000 to Glenn Keeling, a vice president and a director; 4,000,000 to David L. Purdy, the chairman and a director; 250,000 to Stan Cottrell, a director; and 250,000 to Paul Stagg, a director. The exercise price of $.129 per share was equal to the market price on April 28, 1999.

Loans

In 1999, all of Fred E. Cooper's outstanding loans from us, including accrued interest, were consolidated to one loan in the amount of $777,399.80 at 8% interest. Mr. Cooper began repaying
the loans in May of 1999.   The loan balance as of June 30, 2000
was $719,959.  Our board of directors - with Mr. Cooper abstaining
- approved these loans because they were for a good business purpose. The business purposes were: to provide Mr. Cooper with funds during his initial years with BICO, when he waived a salary; and to refinance loans secured by BICO stock, so the stock wouldn't have to be sold. We believe that if Mr. Cooper had been forced to sell his stock, and to disclose the sale, it would have hurt our stock price because many people view insider stock sales as a negative message. In addition, Mr. Cooper owns 66% of a corporation called B-A-Champ.com, a start-up internet company that plans to focus on selling sports-related items. During
1999, we loaned B-A-Champ.com an aggregate of $150,000 at 6% interest; as of June 30, 2000, approximately $100,000 had been repaid, and the balance is due in November 2000. The business purpose of the loan was that we received a 6.5% equity interest in that company, which expects to generate revenues.

In 1999, all of Anthony J. Feola's outstanding loans from us, including accrued interest, were consolidated into one loan in the amount of $259,476.82 at 8% interest. Mr. Feola began repaying the loans in May of 1999. The loan balance as of June 30, 2000 was $233,132. Our board of directors approved these loans - with Mr. Feola abstaining - because they were for a good business purpose. The business purpose was to refinance loans secured by BICO stock, so the stock wouldn't have to be sold. We believe that if Mr. Feola had been forced to sell his stock, and to disclose the sale, it would have hurt our stock price because many people view insider stock sales as a negative message.

In 1999, all of Glenn Keeling's outstanding loans from us, including accrued interest, were consolidated into one loan in the amount of $296,358.07 at 8% interest. Mr. Keeling began repaying
the loans in May of 1999.   The loan balance as of June 30, 2000
was $263,609. Our board of directors approved these loans - with Mr. Keeling abstaining - because they were for a good business purpose. The business purpose was to refinance loans secured by BICO stock, so the stock wouldn't have to be sold. We believe that if Mr. Keeling had been forced to sell his stock, and to disclose the sale, it would have hurt our stock price because many people view insider stock sales as a negative message.

In September 1995, we granted a loan in the amount of $250,000 to Allegheny Food Services in the form of a one-year renewable note bearing interest at prime rate as reported by the Wall Street Journal plus 1%. Interest and principal payments have been made on the note, and as of June 30, 2000, the balance was $155,324. Our board of directors approved this loan because of its business purpose - in return for granting the loan, we received an option to purchase a franchise owned by Joseph Kondisko, a former director of Diasensor.com, is a principal owner of Allegheny Food Services. The franchise generates revenue, which is why we made the investment-until our products begin to generate significant revenues, we investigate other ways to generate revenue to fund our operations. We have not exercised the option, which has an exercise price of $200,000, but it remains valid until 2005.

All future loans to officers, directors and their affiliates will also be made only after board approval, and for a good business purposes.

Intercompany Agreements

Our management believes that the agreements between BICO and Diasensor.com, which are summarized below, were based upon terms, which were as favorable as those that may have been available in comparable transactions with third parties. However, we did not retain any unaffiliated third party to determine independently the fairness of such transactions.

License and Marketing Agreement. Diasensor.com acquired the exclusive marketing rights for the noninvasive glucose sensor and related products and services from BICO in August 1989 in exchange for 8,000,000 shares of Diasensor.com's common stock. That agreement was canceled through a cancellation agreement dated November 18, 1991, and superseded by a purchase agreement dated November 18, 1991. The cancellation agreement provides that BICO will retain the 8,000,000 shares of Diasensor.com common stock, which BICO received under the license and marketing agreement.

Purchase agreement. BICO and Diasensor.com entered into a purchase agreement dated November 18, 1991 whereby BICO gave Diasensor.com its entire right, title and interest in the noninvasive glucose sensor and its development, including its extensive knowledge, technology and proprietary information. Those transfers included BICO's patent received in December 1991.

In consideration of the conveyance of its entire right in the noninvasive glucose sensor and its development, BICO received $2,000,000. In addition, Diasensor.com may try, at its own expense, to obtain patents on other inventions relating to the noninvasive glucose sensor. Diasensor.com also guaranteed BICO the right to use that patented technology in the development of BICO's proposed implantable closed-loop system, a related system in the early stages of development.

In December 1992, BICO and Diasensor.com executed an amendment to the purchase agreement, which clarified terms of the purchase agreement. The amendment defines sensors to include all devices for the noninvasive detection of analytes in mammals or in other biological materials. In addition, the amendment provides for a royalty to be paid to Diasensor.com in connection with any sales by BICO of its proposed closed-loop system.

Research and Development Agreement. Diasensor.com and BICO entered into an agreement dated January 20, 1992 in connection with the research and development of the noninvasive glucose sensor. Under the agreement, BICO will continue the development of the noninvasive glucose sensor, including the fabrication of prototypes, the performance of clinical trials, and the submission to the FDA of all necessary applications in order to obtain market approval for the noninvasive glucose sensor. BICO will also manufacture the models of the noninvasive glucose sensor to be delivered to Diasensor.com for sale under the terms of a manufacturing agreement. Upon the delivery of the completed models, the research and development phase of the noninvasive glucose sensor will be deemed complete.

Diasensor.com agreed to pay BICO $100,000 per month for indirect costs beginning April 1, 1992, during the 15 year term of the agreement, plus all direct costs, including labor. BICO also received a first right of refusal for any program undertaken to develop, refine or improve the noninvasive glucose sensor, and for the development of other related products. In July 1995, BICO and Diasensor.com agreed to suspend billings, accruals of amounts due and payments under to the research and development agreement pending the FDA's review.

Manufacturing Agreement. BICO and Diasensor.com entered into an agreement dated January 20, 1992, whereby BICO will act as the exclusive manufacturer of the noninvasive glucose sensor and other related products. Diasensor.com will provide BICO with purchase orders for the products and will endeavor to provide projections of future quantities needed. The original manufacturing agreement called for the products to be manufactured and sold at a price to be determined in accordance with the following formula: Cost of Goods, including actual or 275% of overhead, whichever is lower, plus a fee of 30% of cost of goods. In July 1994, the formula was amended to be as follows: costs of goods sold was defined as BICO's aggregate cost of materials, labor and associated manufacturing overhead + a fee equal to one third of the difference between the cost of goods sold and Diasensor.com's sales price of each sensor. Diasensor.com's sales price of each sensor is defined as the price paid by any purchaser, whether retail or wholesale, directly to Diasensor.com for each sensor. Subject to certain restrictions, BICO may assign its manufacturing rights to a subcontractor with Diasensor.com's written approval. The term of the agreement is fifteen years.

Employment Relationships

Our board of directors approved employment agreements on November 1, 1994 for our officers, David L. Purdy, Fred E. Cooper, Anthony
J. Feola and Glenn Keeling. We discuss those agreements in the Executive Compensation section of this prospectus.
David L. Purdy, former president, treasurer and a director of BICO, is the president of our Biocontrol Technology division, a director of Diasensor.com and Coraflex. He is also the chairman and chief scientist of Diasensor.com, and the president and treasurer of Coraflex. Mr. Purdy devotes 60% of his time to BICO, and 40% to Diasensor.com. Fred E. Cooper, chief executive officer, executive vice president and our director, is a director of Diasensor.com, Coraflex and Petrol Rem. He is also the president of Diasensor.com. Mr. Cooper devotes approximately 60% of his time to BICO and 40% to Diasensor.com. Anthony J. Feola, senior vice president and our director, is also a director of
Diasensor.com, Coraflex, and Petrol Rem.   Glenn Keeling, vice
president and our director, was employed on January 1, 1992 as
BICO's manager of product development.   Mr. Keeling is also the
president and a director of ViaCirQ.

                     EXECUTIVE COMPENSATION

      The following table contains information on our executive officer's annual and long-term compensation for their services to us in all capacities for the years ended December 31, 1999, 1998 and 1997. The executive officers included are those men who, as of December 31, 1999, were: our chief executive officer, and our other most highly compensated executive officers who were paid more than $100,000.

                         SUMMARY COMPENSATION TABLE
==============================================================================
             Annual Compensation                 | (1)Long Term  Compensation
------------------------------------------------------------------------------
                                                 |   Awards
Name and                                         | Securities
Principal                                (2)     | Underlying  (2) All other
Position      Year  Salary($) Bonus($) Other($)  | Warrants(#)  Compensation
==============================================================================
David L.                                         |
Purdy ,       1999  $450,000      $0        $0   |   4,000,000(3)       $0
President,    1998  $166,802      $0        $0   |           0          $0
Treasurer (4) 1997  $241,667      $0        $0   |           0          $0
------------------------------------------------------------------------------
Fred E.       1999  $809,042      $200,000  $0   |   4,000,000(3)       $0
Cooper,       1998  $556,173      $0        $0   |           0          $0
CEO (5)       1997  $592,000      $0        $0   |           0          $0
------------------------------------------------------------------------------
Anthony J.    1999  $500,886      $0        $0   |   2,000,000(3)       $0
Feola , Sr.   1998  $326,912      $0        $0   |           0          $0
Vice Pres.(6) 1997  $300,000      $0        $0   |           0          $0
------------------------------------------------------------------------------
Glenn         1999  $302,083      $0        $0   |   2,000,000(3)       $0
Keeling, VP   1998  $180,003      $0        $0   |           0          $0
(7)           1997  $200,000      $0        $0   |           0          $0


(1) We do not currently have a Long-Term Incentive Plan, and no payouts were made under to any LTIP during the years 1999, 1998, or 1997. We did not award any restricted stock during any year, including the years 1999, 1998 or 1997. We issued warrants during 1999, which we also discuss in Note 3. We do not have any retirement, pension or profit-sharing programs for the benefit of our directors, officers or other employees.

(2) During the year ended December 31, 1999, the executive officers received medical benefits under our group insurance policy, including disability and life insurance benefits. The total combined amount of all those benefits was less than 10% of the total annual salary and bonus reported for each executive officer.

(3) During 1999, we issued warrants to the executive officers listed. All of the warrants were issued on April 28, 1999 at $.129 per share, which was the market price on the date
     of the warrant grant.   For more detailed information,
     please refer to the "Option/Warrant/SAR Grants in Last Fiscal Year" table, below.

(4) In 1999, we paid Mr. Purdy $183,333 by BICO and $266,667 by Diasensor.com. Although Mr. Purdy is entitled to a salary of $300,000 from BICO, he voluntarily reduced his salary beginning in 1998. In addition to his BICO salary, Diasensor.com paid Mr. Purdy $100,000 in 1997 and 1998. All amounts are included in the table above. Diasensor.com paid Mr. Purdy based on its board of director's decisions for services performed on its behalf.

(5)  In 1999, we paid Mr. Cooper $260,417 by BICO; $340,625 by
     Diasensor.com; and $104,000 each by Petrol Rem and IDT. Those 1999 payments included amounts due in 1998 which were deferred and paid in 1999. In 1997 and 1998, addition to his BICO salary of $250,000, Diasensor.com paid him $150,000 and Petrol Rem and IDT, which is now ViaCirQ, paid him $96,000. All amounts are included in the table above. Mr. Cooper is paid by BICO based on his employment agreement. Amounts paid to Mr. Cooper by Diasensor.com, Petrol Rem and IDT are determined by the boards of directors of those companies based upon services performed on their behalf.

(6) In 1999, we paid Mr. Feola $425,886 by BICO and $75,000 by Diasensor.com. Part of his salary from 1998 was deferred and paid in 1999, and all amounts are included in the table above. Mr. Feola is paid by BICO based on his employment agreement. Diasensor.com paid Mr. Feola based on its board of director's decisions for services performed on its behalf.

(7)  We pay Mr. Keeling based on his employment agreement. In
     1999, 87% of Mr. Keeling's salary was allocated to IDT, now
     ViaCirQ, based upon the time he devoted to its operations.

          Option/Warrant/SAR Grants in Last Fiscal Year


                                                    POTENTIAL REALIZED
                                                     VALUE AT ASSUMED
                                                      ANNUAL RATES OF
                                                           STOCK
INDIVIDUAL GRANTS (1)                               PRICE APPRECIATION
                                                            FOR
                                                      OPTION TERM (3)

                            Percent of
                 Number of  Total
                 Securities Options/SAR's Exercise
                 Underlying Granted to    or      Expiration
                 Options/   Employees in  Base    Date     5%($)   10%($)  0%($)
   Name          SAR's      Fiscal Year   Price
                 Granted(#)    (2)        ($/Sh)

Fred E. Cooper   4,000,000      18%      $0.129   4/28/04  $144,000 $316,000  $0

David L. Purdy   4,000,000      18%      $0.129   4/28/04  $144,000 $316,000  $0

Anthony J. Feola 2,000,000       9%      $0.129   4/28/04  $ 72,000 $158,000  $0

Glenn Keeling    2,000,000       9%      $0.129   4/28/04  $ 72,000 $158,000  $0
                                           ____

(1) The warrants in this table were granted during 1999. All of the warrants granted each executive officer the right to purchase the number of shares of common stock shown in the table at a price of $0.129 per share for five years.

(2) For purposes of calculating these percentages, the total number of warrants granted during 1999 was 22,092,500.

(3) Potential realizable values reflect the difference between the warrant exercise price at the end of 1999 and the fair value of our common stock price from the date of the grant until the expiration of the warrant. The 5% and 10% appreciation rates, compounded annually, are assumed under to the rules adopted by the SEC and do not reflect actual historical or projected rates of appreciation of our common stock. Assuming such appreciation, the following illustrates the per share value on the dates set forth, which are the expiration dates for the warrants, assuming the values set forth, which are the closing bid price on the date of the grant as reported by the electronic bulletin board:

       STOCK PRICE ON     EXPIRATION
       DATE OF GRANT         DATE             5%            10%

       04/28/99: $0.129    04/28/04         $0.165         $0.208

     The foregoing values do not reflect appreciation actually realized by executive officers. For more information on the warrants, review the next table.


     AGGREGATED OPTION/WARRANT/SAR EXERCISES IN LAST FISCAL YEAR
        AND FISCAL YEAR-END OPTION/WARRANT/SAR VALUE TABLE

                                      Number of         Value of
                                      Securities        Unexercised
                                      Underlying        In-the-Money
                                      Unexercised       Options/SARs
                                      Options/SARs      at
                                      at                12/31/99 ($)
                                      12/31/99 (#)
  Name         Shares       Value     Exercisable/      Exercisable/
               Acquired     Realized  Unexerciseable    Unexercisable
               on Exercise  ($)(2)         (3)              (4)
                (#)(1)

David L. Purdy     0        $   0      4,767,200 (5)      $    0  (9)

Fred E. Cooper     0        $   0      4,300,000 (6)      $    0  (9)

Anthony J. Feola   0        $   0      2,550,000 (7)      $    0  (9)

Glenn Keeling      0        $   0      2,100,000 (8)      $    0  (9)
__________________

(1) This figure represents the number of shares of common stock acquired by each executive officer upon the exercise of warrants. None of the executive officers exercised warrants during 1999.

(2) The value realized of the warrants exercised is computed by determining the difference between the market value of our common stock on the exercise date minus the exercise price of the warrant.

(3) All warrants held by the executive officers are currently exercisable.

(4) The value of unexercised warrants was computed by subtracting the exercise price of the outstanding warrants from the closing sales price of our common stock on the last trading day of December 1999 as reported by the electronic bulletin board, which was $.05.

(5) Includes warrants to purchase: 187,200 shares of common stock at $.25 per share until April 24, 2001; 500,000 shares of common stock at $.25 per share until May 1, 2001; 80,000 shares of common stock at $.33 per share until June 29, 2003; and 4,000,000 shares of common stock at $.129 per share until April 28, 2004.

(6) Includes warrants to purchase: 300,000 shares of common stock at $.25 per share until May 1, 2001; and 4,000,000 shares of common stock at $.129 per share until April 28, 2004.

(7) Includes warrants to purchase: 100,000 shares of common stock at $.25 per share until May 1, 2001; 100,000 shares of common stock at $.25 per share until November 26, 2003; 350,000 shares of common stock at $.50 per share until October 11, 2002; and 2,000,000 shares of common stock at $.129 per share until April 28, 2004.

(8) Includes warrants to purchase: 100,000 shares of common stock at $1.48 per share until August 26, 2001; and 2,000,000 shares of common stock at $.129 per share until April 28, 2004.

(9) Because the market price as of the last trading day of December 1999 was less than the exercise price of the warrants, none of the warrants were in the money.

Employment Agreements

We have employment agreements with our executive officers, Fred E. Cooper, David L. Purdy, Anthony J. Feola and Glenn Keeling effective November 1, 1994. Under those agreements, they are currently entitled to receive annual salaries of $250,000, $300,000, $408,000 and $375,000 respectively, which are subject to
review and adjustment.   Beginning in 1998, Mr. Purdy voluntarily
reduced his salary and was not paid the entire amount to which he was entitled. The initial term of the agreements with Messrs. Cooper and Purdy was renewed in October 1999 for an additional three-year term, which will automatically renew for additional three-year terms unless one of the parties gives proper notice of non-renewal. The initial term of the agreements with Messrs. Feola and Keeling was renewed in October 1999 for an additional two-year term, which will automatically renew for additional two-year terms unless one of the parties gives proper notice of non-renewal. The agreements also provide that in the event of a "change of control", we are required to issue the following shares of common stock, represented by a percentage of our total outstanding shares of common stock immediately after the change in control: 5% to Mr. Cooper and Mr. Purdy; 4% to Mr. Feola; and 3% to Mr. Keeling. In general, a change of control would occur for purposes of the agreements if: 20% or more of our outstanding voting stock is acquired by any person; if 1/3 or more of our directors are not continuing directors, as defined in the agreement; or when a controlling influence over our management or policies is exercised by any person or by persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934.

In addition, if there is a change in control during the term of the agreements, or within one year afterwards, Messrs. Cooper, Purdy, Feola and Keeling are entitled to receive severance payments in amounts equal to: 100% of their most recent annual salary for the first three years following termination; 50% of their most recent annual salary for the next two years; and 25% of their most recent salary for the next five years. We are also required to continue medical insurance coverage for Messrs. Cooper, Purdy, Feola and Keeling and their families during those periods. Those severance payments will terminate in the event of the employee's death.

In the event that either Mr. Purdy or Mr. Cooper becomes disabled, as defined in their agreements, he will be entitled to the following payments, in lieu of salary. The disability payments would be reduced by any amount paid directly to him under a disability insurance policy if we provided one: 100% of his most recent annual salary for the first three years; and 70% of his most recent salary for the next two years. In the event that either Mr. Feola or Mr. Keeling becomes disabled, as defined in their agreements, he will be entitled to similar payments: 100% of his most recent annual salary for the first year; and 70% of his most recent salary for the second year.

Under the employment agreements, Messrs. Cooper, Purdy, Feola and Keeling are required to protect our confidential information during the term of the agreements and they are restricted from competing with us for a period of one year in specified states following the expiration or termination of the agreements.

In addition to the employment agreements we just described, we have employment agreements with two of our non-executive officer employees effective November 1, 1994. The terms of such agreements are similar to those described for Messrs. Feola and Keeling above, with the following amendments: the term of one agreement is from November 1, 1994 through October 31, 2002, and is renewable for successive two-year terms; the term of the other agreement was renewed for an additional two-year term in October 1999, and will automatically renew for additional two-year terms unless one of the parties terminates the agreement. In the event of a change in control, we are required to issue both employees shares of common stock equal to 2% of our outstanding shares of common stock immediately after the change in control.

          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                          AND MANAGEMENT

     The following table sets forth the indicated information as of June 30, 2000 with respect to each person who we know is beneficial owner of more than 5% of the outstanding common stock, each of our directors and executive officers, and all of our directors and executive officers as a group.

     As of June 30, 2000, we had 962,825,628 shares of our common stock outstanding. The table below shows the common stock currently owned by each person or group, including common stock underlying warrants, all of which are currently exercisable, as of June 30, 2000. The left-hand column sets forth the percentage of the total number of shares of common stock outstanding as of June 30, 2000, which would be owned by each named person or group if they exercised of all of their warrants, together with common stock they currently owned. An asterisk - * - means less than 1%. Except as otherwise indicated, each person has the sole power to vote and dispose of each of the shares listed in the columns opposite his name.

                            Amount and        Percent of Beneficial
                            Nature of         Ownership
Name and Address of         Beneficial        of Total Outstanding
Beneficial Owner            Ownership         Common Stock

David L. Purdy (1)          5,167,340 (2)     *
625 Kolter Drive
Indiana, PA 15701

Fred E. Cooper              5,076,200 (3)     *
2275 Swallow Hill Road
Bldg. 2500, 2nd Floor
Pittsburgh, PA 15220

Stan Cottrell                 250,000 (4)     *
4619 Westhampton Drive
Tucker, GA 30084

Anthony J. Feola            2,904,000 (5)     *
2275 Swallow Hill Road
Bldg. 2500, 2nd Floor
Pittsburgh, PA 15220

Glenn Keeling               2,238,500 (6)     *
2275 Swallow Hill Road
Building 2500, 2nd Floor
Pittsburgh, PA 15220

Paul Stagg                    270,000 (7)     *
168 LaLanne Road
Madisonville, LA 70447

All directors and
executive officers         15,906,040 (8)     1.6%
as a group (6 people)

(1) Does not include shares held by Mr. Purdy's adult children.
Mr. Purdy disclaims any beneficial interest to shares held by members of his family.

(2) Includes currently exercisable warrants to purchase the following: 187,200 shares of common stock at $.25 per share until April 24, 2001; 80,000 shares of common stock at $.33 per share until June 29, 2003; 500,000 shares of common stock at $.25 per share until May 1, 2001; and 4,000,000 shares of common stock at $.129 per share until April 28, 2004. In addition, Mr. Purdy is entitled to certain shares of common stock upon a change of control of BICO as defined in his employment agreement.

(3) Includes currently exercisable warrants to purchase the following: 300,000 shares of common stock at $.25 per share until May 1, 2001; and 4,000,000 shares of common stock at $.129 per share until April 28, 2004. In addition, Mr. Cooper is entitled to certain shares of common stock upon a change of control of BICO as defined in his employment agreement.

(4) Includes currently exercisable warrants to purchase 250,000 shares of common stock at $.129 per share until April 28, 2004.

(5) Includes currently exercisable warrants to purchase the following: 100,000 shares of common stock at $.25 per share until November 26, 2003; 100,000 shares of common stock at $.25 per share until May 1, 2001; 350,000 shares of common stock at $.50 per share until October 11, 2002; and 2,000,000 shares of common stock at $.129 per share until April 28, 2004. In addition, Mr. Feola is entitled to certain shares of common stock upon a change of control of BICO as defined in his employment agreement.

(6) Includes currently exercisable warrants to purchase 100,000 shares of common stock at $1.48 per share until August 26, 2001; and 2,000,000 shares of common stock at $.129 per share until April 28, 2004. In addition, Mr. Keeling is entitled to certain shares of common stock upon a change of control of BICO as defined in his employment agreement.

(7) Includes currently exercisable warrants to purchase 20,000 shares of common stock at $.06 per share until April 27, 2003; and 250,000 shares of common stock at $.129 per share until April 28, 2004.

(8) Includes shares of common stock available under currently exercisable warrants owned by all of our executive officers and directors combined.

              INTERESTS OF NAMED EXPERTS AND COUNSEL

     Sweeney & Associates, P.C. of Pittsburgh, PA, our securities counsel, will pass on the validity of the shares in this offering. Thomas E. Sweeney, Jr., Esq., a former partner, currently holds approximately 20,000 shares of our common stock and warrants to purchase the following shares of Diasensor.com, Inc., one of our affiliates: 40,000 shares at $.50 per share until October 23, 2000 and 60,000 shares at $1.00 per share until January 6, 2003.


                              EXPERTS

   Our consolidated financial statements as of December 31, 1999, 1998 and 1997, all of which included an explanatory paragraph referring to an uncertainty regarding our ability to continue as a going concern, included in this prospectus, have been audited by Thompson Dugan, independent certified public accountants, as stated in their report for the year ended December 31, 1999 and has been included in reliance upon that report given upon the authority of that firm as experts in auditing and accounting.



                           THOMPSON DUGAN
                    CERTIFIED PUBLIC ACCOUNTANTS
                      ________________________

                         Pinebridge Commons
                       1580 McLaughlin Run Rd.
                        Pittsburgh, PA 15241


         Report of Independent Certified Public Accountants


Board of Directors
Biocontrol Technology, Inc.

      We have audited the accompanying consolidated balance sheets of Biocontrol Technology, Inc. and its subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity (deficiency) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Biocontrol Technology, Inc. and its subsidiaries as of December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

       The accompanying financial statements have been prepared assuming that the Corporation will continue as a going concern. As discussed in Note B to the financial statements, the Corporation has incurred losses and negative cash flows from operations in recent years through December 31, 1999 and these conditions are expected to continue through 2000, raising substantial doubt about the Corporation's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note B. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     As discussed in Note Q to the consolidated financial statements, certain restatements have been made to financial statements which were previously issued by the company.





Pittsburgh, Pennsylvania
March 24, 2000, except for Note Q as to which the date is May 24, 2000

                              Biocontrol Technology, Inc. and Subsidiaries
                                       Consolidated Balance Sheets
                                                             Mar. 31, 2000
                                                              (Unaudited)     Dec. 31, 1999    Dec. 31, 1998
                                                             -------------    -------------    -------------
CURRENT ASSETS
 Cash and equivalents (note A)                                $17,521,694     $ 10,827,631     $    125,745
 Accounts receivable - net of allowance
  for doubtful accounts of $63,679 at
  Dec. 31, 1999 and $27,059 at Dec. 31, 1998                       42,760           27,263           55,959
 Inventory - net of valuation allowance (notes A and D)             2,801           10,308           74,515
 Notes receivable (note C)                                         55,000          200,000                0
 Interest receivable (note C)                                           0            2,701                0
 Prepaid expenses                                                 271,441          192,246          170,544
 Advances - Officers                                              125,290          125,290                0
 Other assets                                                     500,000                0                0
                                                            -------------   --------------    -------------

                 TOTAL CURRENT ASSETS                          18,518,986       11,385,439          426,763


PROPERTY, PLANT AND EQUIPMENT (notes A and H)
 Building                                                       1,207,610        1,207,610        1,429,906
 Land                                                             133,750          133,750          133,750
 Leasehold improvements                                         1,496,979        1,435,319        1,477,573
 Machinery and equipment                                        4,774,028        4,676,330        5,014,103
 Furniture, fixtures & equipment                                  891,383          841,308          794,740
                                                             ------------   --------------    -------------
  Subtotal                                                      8,503,750        8,294,317        8,850,072

 Less accumulated depreciation                                  4,844,499        4,704,539        4,244,650
                                                             ------------   --------------    -------------
                                                                3,659,251        3,589,778        4,605,422

OTHER ASSETS
 Related Party Receivables
  Notes receivable - (notes C and L)                            1,455,976        1,491,261        1,223,900
  Interest receivable - (notes C and L)                            22,773           22,023          155,628
  Advances-Officers                                                     0                0           90,779
                                                             ------------   --------------    -------------
                                                                1,478,749        1,513,284        1,470,307
  Allowance for related party receivables                      (1,329,398)      (1,340,560)      (1,270,307)
                                                             ------------   --------------    -------------
                                                                  149,351          172,724          200,000

 Notes receivable - (notes C)                                     212,000           12,000           142,493
 Interest receivable                                                4,496            4,235            19,778
 Goodwill, net of amortization - (note A and O)                         0                0         4,423,421
 Patents, net of amortization (note A)                                  0                0             2,433
 Investment in unconsolidated
   subsidiary (notes A and R)                                   1,623,111          485,284                 0
 Other assets                                                      36,626           36,376            15,259
                                                             ------------    -------------     -------------
                                                                2,025,584          710,619         4,803,384
                                                             ------------    -------------     -------------
         TOTAL ASSETS                                         $24,203,821     $ 15,685,836     $   9,835,569
                                                             ============    =============     =============

The accompanying notes are an integral part of these statements.

                                    Biocontrol Technology, Inc. and Subsidiaries
                                            Consolidated Balance Sheets
                                                    (Continued)
                                                             Mar. 31, 2000
                                                              (Unaudited)     Dec. 31,1999    Dec. 31, 1998
                                                             -------------    ------------    -------------
CURRENT LIABILITIES
  Accounts payable                                            $   764,681     $    759,733     $  1,750,188
  Current portion of long-term debt (note G)                    4,122,270        4,159,684        4,552,178
  Current portion of capital lease  obligations (note H)           87,337           76,017           99,061
  Debentures payable (note I)                                   9,850,000                0        2,825,000
  Accrued liabilities (note E)                                  1,309,656        1,794,370        1,096,644
  Escrow payable (note J)                                           2,700            2,700            2,700
                                                            -------------     ------------    -------------
        TOTAL CURRENT LIABILITIES                              16,136,644        6,792,504       10,325,771

LONG-TERM LIABILITIES
  Capital lease obligations (note H)                            1,304,493        1,336,147        1,412,880
  Long-term debt (note G)                                           1,748            2,240                0
                                                            -------------    -------------    -------------
                                                                1,306,241        1,338,387        1,412,880


COMMITMENTS AND CONTIGENCIES (notes M)

UNRELATED INVESTORS'INTEREST
   IN SUBSIDIARY (note A)                                         228,824                0           24,162

STOCKHOLDERS' EQUITY (DEFICIENCY) (notes J and P)

  Common stock, par value $.10 per share,
  authorized 975,000,000 shares, issued and
  outstanding 956,100,496 at Dec. 31, 1999 and
  420,773,568 at Dec. 31, 1998                                 96,051,500       95,610,050       42,077,357
  Series F 4% convertible preferred stock, par value $10
  per share, authorized 400,000 shares issuable in
  series, shares issued and outstanding 72,000 at
  December 31, 1999 and none at December 31, 1998.(note S)      3,418,259          720,000                0
  Additional paid-in capital (note S)                          90,694,479       85,608,192       92,725,285
  Notes receivable issued for common stock-related
     party (note L)                                                     0                0          (25,000)
  Warrants                                                      6,673,878        6,791,161        6,396,994
  Accumulated deficit                                        (190,306,004)    (181,174,458)    (143,101,880)
                                                          ---------------    -------------    -------------
         TOTAL STOCKHOLDERS' EQUITY (DEFICIENCY)                6,532,112        7,554,945       (1,927,244)
                                                          ---------------    -------------    -------------
          TOTAL LIABILITIES AND
            STOCKHOLDER' EQUITY (DEFICIENCY)                  $24,203,821     $ 15,685,836     $  9,835,569
                                                          ===============    =============    =============

The accompanying notes are an integral part of these statements.

                                 BIOCONTROL  TECHNOLOGY,  INC.  AND  SUBSIDIARIES
                                       CONSOLIDATED  STATEMENTS  OF  OPERATIONS


                               For the three months ended March 31,             Year Ended December 31,
                                              2000            1999                1999        1998          1997
                                          (Unaudited)     (Unaudited)
                                          ----------      -----------           ---------   ----------    ----------
Revenues
  Net Sales                               $   18,998       $   27,320        $    112,354  $  1,145,968   $  1,155,907
  Other income                                  -               6,767              52,897        50,212        104,250
                                          ----------      -----------           ---------    ----------     ----------
                                              18,998           34,087             165,251     1,196,180      1,260,157

Costs and expenses
  Cost of products sold                        30,660          66,419             147,971       587,821        641,331
  Research and development (notes A and L)  2,150,323         743,845           4,430,819     6,340,676      6,977,590
  General and administrative                4,188,967       2,443,443          12,884,237    10,673,265     12,695,628
  Amortization of goodwill                     77,207            -                 39,716       887,080          -
  Impairment loss                                -               -              5,060,951          -             -
                                           ----------     -----------         -----------    ----------   ------------
                                            6,447,157       3,253,707          22,563,694    18,488,842     20,314,549
                                           ----------     -----------         -----------    ----------   ------------
    Loss from operations                   (6,428,159)     (3,219,620)        (22,398,443)  (17,292,662)   (19,054,392)

Other income
  Interest                                    164,318          26,706           1,031,560       182,033        165,977

Other expense
  Debt issue costs (note A)                      -                -             3,458,300     1,865,682      3,306,812
  Beneficial convertible debt
       feature(note A)                      2,462,500          945,730          7,228,296     3,799,727      6,278,853
  Interest expense                            151,757          140,763          1,373,404       481,025        315,624
  Loss on unconsolidated subsidiary             8,750             -                  -             -              -
  Warrant extensions (note J)                    -                -             4,669,483          -         4,046,875
  Loss on disposal of assets                   15,874             -                   376       531,066          8,518
                                           ----------      -----------        -----------    ----------   ------------
                                            2,638,881        1,086,493         16,729,859     6,677,500     13,956,682
                                           ----------      -----------        -----------    ----------   ------------
    Loss before unrelated
      investors' interest                  (8,902,722)      (4,279,407)       (38,096,742)  (23,788,129)   (32,845,097)

Unrelated investors' interest in
  net loss of subsidiary                     (228,824)          24,162             24,164     1,385,485      2,411,920
                                           ----------      -----------        -----------    ----------   ------------

  Net loss                                $(9,131,546)     $(4,255,245)      $(38,072,578) $(22,402,644)  $(30,433,177)
                                           ==========      ===========        ===========    ==========   ============

  Loss per common share - Basic:
   Net Loss                               $     (0.01)     $     (0.03)      $     (0.05)  $      (0.08)  $      (0.43)
   Less: Preferred stock dividends              (0.00)           (0.00)            (0.00)         (0.00)         (0.00)
                                             ----------      -----------        -----------    ----------   -------------
   Net loss attributable to
    common stockholders (notes A and T):  $     (0.01)     $     (0.03)      $     (0.05)  $      (0.08)  $      (0.43)
                                             ==========      ===========        ===========    ==========   =============

  Loss per common share - Diluted:
   Net Loss                               $     (0.01)     $     (0.03)      $     (0.05)  $      (0.08)  $      (0.43)
   Less: Preferred stock dividends              (0.00)           (0.00)            (0.00)         (0.00)         (0.00)
                                             ----------      -----------        -----------    ----------   -------------
   Net loss attributable to
    common stockholders (notes A and T):  $     (0.01)     $     (0.03)      $     (0.05)  $      (0.08)  $      (0.43)
                                             ==========      ===========        ===========    ==========   =============


The accompanying notes are an integral part of these statements.

                  Biocontrol Technology, Inc. and Subsidiaries

              Consolidated Statements of Stockholders' Equity (Deficiency)


								                  Note rec.
                              Preferred Stock      Common Stock                  issued for  Additional
                              ---------------    ----------------                Common Stk    Paid in     Accumulated
                              Shares    Amount    Shares      Amount   Warrants    Rel Party   Capital        Deficit     Total
                              -------  --------  ---------  ---------- ----------  --------- -----------  ------------- ---------
Balance at Dec. 31, 1996           -   $      -  49,213,790 $ 4,921,379 $6,907,162  $      - $82,354,749  $(90,266,059) $3,917,231
                             --------  -------- -----------  ---------- ----------  -------- -----------  ------------  ----------
Proceeds from stk offering         -          -   1,705,000     170,500          -         -     765,648             -     936,148
Conversion of preferred stk. (22,000)  (220,000)  6,913,366     691,337          -         -    (471,337)            -           -
Proceeds from sale of
  preferred stk.-Series B     22,000    220,000           -           -          -         -   1,807,000             -   2,027,000
Conversion of debentures           -          -  80,599,022   8,059,902          -         -  11,554,077             -  19,613,979
Warrant extensions - sub.          -          -           -           -          -         -   2,108,421             -   2,108,421
Change in ownership int-sub.       -          -           -           -          -         -       2,421             -       2,421
Warrants exercised                 -          -     152,800      15,280   (510,168)  (25,000)    533,088             -      13,200
Issuance of convertible
 debt                              -          -           -           -          -         -   6,278,853             -   6,278,853
  Net loss                         -          -           -           -          -         -           -   (30,433,177)(30,433,177)
                             --------   -------  ----------  ----------  ---------   -------   ---------   -----------  ----------
Balance at Dec. 31, 1997           -          - 138,583,978  13,858,398  6,396,994   (25,000)104,932,920  (120,699,236)  4,464,076
                             --------   -------  ----------  ----------   --------   -------  ----------   ------------ ----------
Proceeds from stock offering       -          -   2,055,000     205,500          -         -      22,423             -     227,923
Conversion of debentures           -          - 280,134,590  28,013,459          -         - (16,029,785)            -  11,983,674
Issuance of convertible debt       -          -           -           -          -         -   3,799,727             -   3,799,727
  Net Loss                         -          -           -           -          -         -           -   (22,402,644)(22,402,644)
                             --------  --------  ----------  ---------- ----------  --------- ----------  ------------ ------------
Balance at Dec. 31, 1998           -          - 420,773,568  42,077,357  6,396,994   (25,000) 92,725,285  (143,101,880) (1,927,244)
                             --------  -------- -----------  ---------- ----------  -------- -----------  ------------   ----------
Proceeds from stk offering         -          -  19,625,691   1,962,569          -         -    (914,485)            -   1,048,084
Proceeds from sale of
  Preferred stk.-Series F     72,000    720,000           -           -          -         -      90,000             -     810,000
Conversion of debentures           -          - 515,013,737  51,501,374          -         - (19,444,872)            -  32,056,502
Warrants granted and
  extended-subsidiaries            -          -           -           -          -         -   5,897,332             -   5,897,332
Issuance of convertible debt       -          -           -           -          -         -   7,228,296             -   7,228,296
Repayment of subscription recv.    -          -           -           -          -    25,000           -             -      25,000
Warrants exercised                 -          -     687,500      68,750     (8,968)        -      26,636             -      86,418
Warrants granted                   -          -           -           -    403,135         -           -             -     403,135
  Net loss                         -          -           -           -          -         -           -   (38,072,578)(38,072,578)
                            --------    -------  ----------  ----------  ---------   -------   ---------    ----------- -----------
Balance at Dec. 31, 1999      72,000    720,000 956,100,496  95,610,050  6,791,161         0  85,608,192  (181,174,458)  7,554,945
                            --------    -------  ----------  ----------  ---------   -------  ----------    ----------- -----------
Proceeds from sale of
  Preferred stk. Series F    380,000  1,916,667           -           -          -         -   2,358,333             -   4,275,000
Constructive dividends on
  preferred stock                  -    781,592           -           -          -         -    (781,592)            -           -
Warrants granted -
   subsidiaries                    -          -           -           -          -         -     281,494             -     281,494
Warrants exercised                 -          -   4,414,500     441,450   (307,581)        -     765,552             -     899,421
Issuance of convertible debt       -          -           -           -          -         -   2,462,500             -   2,462,500
Warrants granted                   -          -           -           -    190,298         -           -             -     190,298
  Net loss                         -          -           -           -          -         -           -    (9,131,546) (9,131,546)
                             --------   -------  ----------   ---------  ---------   -------  ----------    ----------  ----------
Balance at March 31, 2000
   (Unaudited)               452,000 $3,418,259 960,514,996 $96,051,500 $6,673,878  $      0 $90,694,479 $(190,306,004) $6,532,112
                             ========   =======  ==========   =========  =========   =======  ==========    ==========  ==========

The accompanying notes are an integral part of these statements.



                                              Biocontrol Technology, Inc. and Subsidiaries
                                                    Consolidated Statements of Cash Flows

                                                    For the three months ended March 31,         Year ended December 31,
                                                          2000           1999
                                                       (Unaudited)     (Unaudited)          1999            1998           1997
                                                      -------------   ------------    -------------  -------------  -------------
Cash flows used by operating activities:
Net loss                                               $ (9,131,546)   $(4,255,245)    $(38,072,578)  $(22,402,644)  $(30,433,177)
   Adjustments to reconcile net loss to net
    cash used by operating activities:
    Depreciation                                            157,056        441,549          773,696        815,125        846,470
    Amortization                                             77,207           -              42,149        891,412          4,332
    Loss on disposal of assets                               15,874           -             177,000        531,066           -
    Loss on unconsolidated subsidiary                         8,750           -                -              -              -
    Impairment loss                                            -              -           5,060,951           -              -
    Unrelated investors' interest in susidiary              228,824        (24,162)         (24,164)    (1,385,485)    (2,411,920)
    Stock issued in exchange for services                      -            64,463          148,484        (22,063)       936,148
    Stock issued in exchange for services by subsidiary        -              -                -              -               600
    Debenture interest converted to stock                      -              -             211,503        106,894        164,055
    Premium for extension on Debenture                         -              -                -           680,500        527,113
    Beneficial convertible debt feature                   2,462,500        945,730        7,228,296      3,799,727      6,278,853
    Provision for potential loss on notes receivable        (11,162)       (18,956)          70,253      1,270,307           -
    Warrants granted                                        190,298           -             403,135            -             -
    Warrants granted and extended by subsidiaries           281,493           -           5,897,332            -        4,046,875
    Increase (decrease)in allowance for
      losses on accounts receivable                            -              -              36,620         12,128       (180,909)
    (Increase) decrease in accounts receivable              (15,497)        (5,584)          (7,924)       268,195       (137,651)
    (Increase) decrease in inventories                      821,880          4,877           90,052        987,948       (586,029)
    Increase (decrease) in inventory valuation allowance   (814,373)          -             (25,845)       779,050      2,092,131
    (Increase) decrease in prepaid expenses                 (79,195)        45,053          (21,702)       (31,495)       113,397
    (Increase) decrease in other assets                    (500,250)        (5,810)        (146,408)        36,927          3,713
    Increase (decrease) in accounts payable                   4,948       (805,773)        (949,578)     1,078,124       (388,636)
    Increase (decrease)in other liabilities                (484,714)      (101,897)         697,726        845,136         66,737
    (Decrease) in deferred revenue                             -              -                -          (116,146)       (63,854)
                                                        -----------     ----------      -----------     ----------     ----------
      Net cash flow used by operating activities         (6,787,907)    (3,715,755)     (18,411,002)   (11,855,294)   (19,121,752)
                                                        -----------     ----------      -----------     ----------     ----------
Cash flows from investing activities:
  Purchase of property, plant and equipment                (242,401)        (8,764)        (641,371)      (111,216)      (845,512)
  Disposal of property, plant and equipment                    -           175,000          175,000           -              -
  (Increase) decrease in notes receivable                   (55,000)         2,634         (337,928)       (31,493)      (313,000)
  Payments received on notes receivable                      35,285           -             141,974           -              -
  Deposit on equipment                                         -           (32,809)            -              -          (300,000)
  (Increase) decrease in interest receivable                  1,690        (21,543)         (25,774)       (97,929)       (23,519)
  Acquisition of ICTI                                          -              -                -        (1,030,000)          -
  Acquisition of unconsolidated subsidiary               (1,223,784)          -            (525,000)          -              -
                                                        -----------     ----------      -----------     ----------     ----------
    Net cash provided by (used by) investing activites   (1,484,210)       114,518       (1,213,099)    (1,270,638)    (1,482,031)
                                                        -----------     ----------      -----------     ----------     ----------

Cash flows from financing activities:
  Proceeds from stock offering                                 -              -             900,000           -              -
  Proceeds from sale by subsidiary of its common stock         -              -                -              -             3,500
  Proceeds from warrants exercised                          899,420        900,000           86,018           -            13,200
  Proceeds from sale of Preferred stock-Series F          4,275,000           -             810,000           -              -
  Proceeds from sale of Preferred stock-Series B               -              -                -              -         2,027,000
  Proceeds from debentures payable                        9,850,000      4,870,000       33,150,000     10,720,000     20,230,000
  Payments on debentures payable                               -              -          (4,130,000)          -        (2,605,833)
  Payments on notes payable                                 (37,906)      (288,844)        (465,650)      (675,393)       (41,904)
  Increase in notes payable                                    -              -              75,396        550,000           -
  Payments on capital lease obligations                     (20,334)       (34,393)         (99,777)      (101,997)       (65,987)
                                                        -----------      ---------      -----------     ----------     ----------
      Net cash provided by financing activities          14,966,180      5,446,763       30,325,987     10,492,610     19,559,976
                                                        -----------      ---------      ___________     __________     __________

      Net increase (decrease) in cash                     6,694,063      1,845,526       10,701,886     (2,633,322)    (1,043,807)

  Cash and cash equivalents, beginning of year           10,827,631        125,745          125,745      2,759,067      3,802,874
                                                        -----------      ---------      -----------     ----------     ----------
  Cash and cash equivalents, end of year               $ 17,521,694    $ 1,971,271     $ 10,827,631   $    125,745   $  2,759,067
                                                        ===========      =========      ===========     ==========     ==========

The accompanying notes are an integral part of these statements.

                                    Biocontrol Technology, Inc. and Subsidiaries
                                        Consolidated Statements of Cash Flows
                                                     (Continued)

                                                    For the three months ended March 31,           Year ended December 31,
                                                         2000              1999             1999            1998        1997
                                                       Unaudited       Unaudited
                                                      -----------     ------------        ----------     ----------    ---------
Supplemental Information:
           Interest paid                              $    50,955      $   179,769       $    966,713  $    364,716    $   155,647
                                                      ===========     ============       =============   ===========    ==========

Supplemental schedule of non-cash
investing and financing activities:

Acquisition of ICTI with note payable                 $     -          $ 3,350,000       $       -     $  3,350,000    $      -
                                                      ===========     ============       =============   ===========    ==========

Acquisition of property under a capital lease:
           Equipment                                  $     -          $     -           $       -     $     24,050    $   154,539
                                                      ===========     ============       =============   ===========    ==========
Capital Lease Termination:
              Reduction of capital lease obligation   $     -          $     -           $       -     $  1,184,288    $       -
                                                      ===========     ============       =============   ===========    ==========
              Reduction of property
                 Construction of Progress             $     -          $     -           $       -     $  1,459,110    $       -
                 Land                                       -                -                   -          112,500            -
                                                      -----------     ------------       -------------   -----------    ----------
                                                      $     -          $     -           $       -     $  1,571,610    $       -
                                                      ===========     ============       =============   ===========    ==========


Conversion of Series B-preferred stock for common stock:
          Common stock                                $     -          $     -           $       -     $      -        $   220,000
          Additional paid-in capital                        -                -                   -            -          1,807,000
                                                      ----------      ------------       ------------    -----------    ----------
                                                      $     -          $     -           $       -     $      -        $ 2,027,000
                                                      ==========      ============       ============    ===========    ==========

Conversion of debentures for common stock             $     -          $ 6,450,000       $ 31,845,000  $  11,876,780   $19,449,924
                                                      ==========      ============       ============  =============   ===========

Stock granted to related party for note receivable    $     -          $     -           $       -     $      -        $    25,000
                                                      ==========      ============       ============  =============   ===========
Conversion of warrants for common stock               $  307,581       $     -           $       -     $      -        $   510,168
                                                      ==========      ============       ============  =============   ===========
Constructive dividends on preferred stock             $  781,592       $     -           $       -     $      -        $       -
                                                      ==========      ============       ============  =============   ===========


The accompanying notes are an integral part of these statements.


            Biocontrol Technology, Inc. and Subsidiaries

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                  December 31, 1999, 1998 and 1997



NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.   Organization

     Biocontrol Technology, Inc. - BICO (the Company) and its subsidiaries are engaged in the development, manufacturing and marketing of biomedical products and biological remediation products.

2.   Principles of Consolidation

     The consolidated financial statements include the accounts of: Diasensor.com, Inc. (Diasense) a 52% owned subsidiary as of December 31, 1999 and 1998; Petrol Rem, Inc., a 75% owned subsidiary as of December 31, 1999 and a 67% owned subsidiary as of December 31, 1998; IDT, Inc., a 99.1% owned subsidiary as of December 31, 1999 and 1998; International Chemical Technologies, Inc., a 58.4% owned subsidiary as of December 31, 1999 and 1998, Barnacle Ban Corporation, a 100% owned subsidiary as of December 31, 1999 and 1998, and Ceramic Coatings Technologies, Inc., a 100% owned subsidiary as of December 31, 1999. All significant intercompany accounts and transactions have been eliminated. Subsidiary losses in excess of the unrelated investors' interest are charged against the Company's interest. Changes in the Company's proportionate share of subsidiary equity resulting from the additional equity raised by the subsidiary are accounted for as equity transactions in consolidation with no gain recognition due to the development stage of the subsidiaries and uncertainty regarding the subsidiary's ability to continue as a going concern.

3.   Cash and Cash Equivalents

     For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at acquisition to be cash equivalents.

4.   Inventory

     Inventory is valued at the lower of cost (first-in, first-out method) or market. An inventory valuation allowance is provided against finished goods and raw materials for products for which a market has not yet been established.

5.   Property and Equipment

     Property and equipment are accounted for at cost and are depreciated over their estimated useful lives on a straight-line basis. Amortization of assets recorded under capital leases is included with depreciation expense. Impairment losses are recognized when management determines that operating conditions raise doubts about the ability to recover the carrying value of particular assets. The amount of impairment loss is determined by comparing the present value of the estimated future cash inflows of such assets to their net carrying value.

6.   Patents

     Patents are amortized over their legal or useful lives whichever is less. Accumulated amortization on patents was $96,941 and $94,508 at December 31, 1999, and 1998,
     respectively.

7.   Goodwill

     Goodwill, which represents the excess cost of purchased companies over the fair value of their net assets at dates of acquisition, are amortized on a straight line basis over five years. Goodwill associated with assets determined to be impaired is correspondingly written down.

8.   Investment in Unconsolidated Subsidiary

     During 1999 the Company acquired a 10% interest in American Inter-Metallics, Inc. (AIM) for $525,000. Due to the Company's representation on the AIM board of directors and the ability through the stock purchase agreement to increase the Company's interest in AIM to 20%, Management has determined that the equity basis of accounting is appropriate for this investment. AIM has not yet commenced operations and has reported no net income or loss through December 31, 1999. The difference between the investment of $525,000 and the underlying equity in AIM's net assets was $476,595 and is being amortized as goodwill over a 5 year period. Declines in this investment's value that are determined by Management to be other than temporary will be recognized as losses on a current basis.

9.   Loss Per Common Share

     Loss per common share is based upon the weighted average number of common shares outstanding, which amounted to 695,400,191 shares in 1999, 266,362,526 shares in 1998 and
     71,415,351 shares in 1997, respectively. Shares issuable under stock options, stock warrants, convertible debentures and convertible preferred stock are excluded from computations, as their effect is antidilutive.

10.  Research and Development Costs

     Research and development costs are charged to operations as incurred. Machinery, equipment and other capital expenditures, which have alternative future use beyond specific research and development activities, are capitalized and depreciated over their estimated useful lives.

11.  Income Taxes

     The Company previously adopted Statement of Financial Accounting Standards No. 109 (FAS 109), Accounting for Income Taxes, which requires the asset and liability method of accounting for income taxes. Enacted statutory tax rates are applied to temporary differences arising from the differences in financial statement carrying amounts and the tax bases of existing assets and liabilities. Due to the uncertainty of the realization of income tax benefits, (Note K), the adoption of FAS 109 had no effect on the financial statements of the Company.

12.  Interest

     The Company follows the policy of capitalizing interest as a component of the cost of property, plant and equipment constructed for its own use. Total interest incurred for the periods December 31, 1999, 1998, and 1997 was $1,373,404,
     $589,300,  and  $528,942, respectively, of  which  $1,373,404,
     $481,025,   and   $315,624,  respectively,  was   charged   to
     operations.

13.  Estimates and Assumptions

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company has established allowances based upon management's evaluation of inventories, accounts receivable, and receivables from related parties and amortizes intangible assets such as goodwill and patents over estimated useful lives.

14.  Common Stock Warrants

     The Company recognizes cost on warrants granted or extended based upon the minimum value method. Under this method, the warrants are valued by reducing the current market price of the underlying shares by the present value of the exercise price discounted, at an estimated risk-free interest rate of 5% and assuming no dividends.

15.  Debt Issue Costs

     The Company follows the policy of expensing debt issue costs on debentures during the period the debt is outstanding. Total debt issue costs recognized for the periods December 31, 1999, 1998, and 1997 were $3,458,300, $1,865,682, and
     $3,306,812, respectively.

16.  Concentration of Credit Risk

     Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash investments at commercial banks and receivables from officers and directors of the Company. Cash and cash equivalents are temporarily invested in interest bearing accounts in financial institutions, and such investments may be in excess of the FDIC insurance limit. Receivables from directors and officers of the Company (Note C and L) are unsecured and represent a concentration of credit risk due to the common employment and financial dependency of these individuals on the Company.

17.  Comprehensive Income

     The Company's consolidated net income (loss) is substantially the same as comprehensive income to be disclosed under Statement of Financial Accounting Standards No. 130

18.  Beneficial Convertible Debt Feature

     Beneficial conversion terms included in the Company's convertible debentures are recognized as expense and credited to additional paid in capital at the time the associated debentures are issued.

19.  Advertising Costs

     Advertising costs are charged to operations when incurred.
     Advertising expenses for 1999, 1998 and 1997 were $4,851,
     $43,901, and $214,832 respectively.

20.  Reclassification

     Certain items included in the financial statements of prior periods have been reclassified to conform to classifications in the 1999 financial statements. Such reclassification had no effect on prior year reported net losses.

NOTE B  - OPERATIONS AND LIQUIDITY

     The Company and its subsidiaries have incurred substantial losses in 1999 and in prior years and have funded their operations and product development primarily through the sale of common and preferred stock and issuance of debt instruments. Until such time that products can be successfully developed and marketed, the Company and its subsidiaries will continue to need to fulfill working capital requirements through the sale of stock and issuance of debt. The inability of the Company to continue its operations as a going concern would impact the recoverability and classification of recorded asset amounts.

     The  ability  of  the  Company to continue  in  existence  is dependent  on  its having sufficient financial  resources  to complete the research and development necessary to successfully bring products to market and for marketplace acceptance. As a result of its significant losses, negative cash flows from operations and significant accumulated deficits for each of the periods ending December 31, 1999, 1998 and 1997, there is substantial doubt about the Company's ability to continue as a going concern.

     Management believes that its currently available working capital and funds raised from sales of stock and future debt issuance will be sufficient to meet its projected expenditures for a period of at least twelve months from December 31, 1999.

NOTE C - NOTES RECEIVABLE

     Notes  receivable  due  from various  related  and  unrelated parties consisted of:
                                        Dec. 31, 1999  Dec. 31, 1998
                                        -------------  -------------
  Related Parties
  Notes receivable from Fred E. Cooper,        -        $  523,900
  Chief Executive Officer,
  payable upon demand with interest
  ranging from 8.25% to 12%.

  Note receivable from Fred. E Cooper,    $  747,087         -
  Chief Executive Officer, dated
  April 28, 1999, in the amount of
  $777,400, payable in monthly
  installments of $9,427 with a final
  balloon payment on May 31, 2002.
  Interest is accrued at a Rate of
  8% per annum.

  Notes receivable from Glenn Keeling,         -           265,000
  Director, payable upon demand with
  interest ranging of 8.25% to 10%.

  Note receivable from Glenn Keeling,        275,869         -
  Director, dated April 28, 1999, in
  the amount of $296,358, payable in
  monthly installments of $4,184 with
  a final balloon payment on May 1,
  2002.  Interest is accrued at a
  rate of 8% per annum.

  Note receivable from T.J. Feola,             -           235,000
  Director, payable upon demand with
  an interest rate of 8.25%.

  Note Receivable from T.J. Feola,           245,581         -
  Director, dated April 28, 1999,
  in the amount of $259,477, payable
  in monthly Installments of $3,676
  with a final balloon payment on
  May 31,2002.  Interest is accrued
  at a rate of 8% per annum.


  Note receivable from Allegheny             172,724       200,000
  Food Services, Inc. of which
  Joseph Kondisko, a former director,
  is principal owner, payable in
  monthly installments of $3,630,
  including interest at 9.25%,
  with a final balloon payment on
  April 1, 2001.

  Note receivable from Bio Med, Inc.          50,000          -
  (dba B-A-Champ.com). A company
  substantially owned by
  Fred E. Cooper, Chief Executive
  Officer. Note is due on November 8,
  2000 and bears interest of
  6% per annum.

  Unrelated Parties                           12,000        12,000
  Note receivable from an
  individual, payable upon
  Demand with 8.75% interest.

  Note receivable from HemoCleanse              -          130,493
  Inc, payable on demand after
  December 31, 2002 with interest
  accrued at a rate of 20% per annum.

  Note receivable from an                    200,000          -
  individual, due on November 15,
  2000 with interest at prime plus
  2% (10.50% at December 31, 1999).
                                           _________      _________
                                           1,703,261      1,366,393
  Less current notes receivable              200,000              0
                                           _________      _________
  Noncurrent                             $ 1,503,261     $1,366,393
                                         ===========     ==========


     Accrued interest receivable on the related party notes as  of
     December   31,  1999  and  1998  was  $22,023  and  $155,628,
     respectively.

     Due to the financial dependency of the above officers and directors on the Company, an allowance of $1,340,560 and $1,270,307 has been provided as of December 31, 1999 and 1998, respectively.

NOTE D - INVENTORY

     Inventories consisted of the following as of:

                                  Dec. 31, 1999    Dec. 31, 1998
                                  -------------    -------------

Raw materials                     $  3,504,708     $  3,498,976
Finished goods                         858,805          954,589
                                   ____________     ____________
                                     4,363,513        4,453,565
Less valuation allowance            (4,353,205)      (4,379,050)
                                  ____________     ____________

                                  $     10,308     $     74,515
                                  ============     ============

NOTE E - ACCRUED LIABILITIES

     Accrued liabilities consisted of the following as of:

                                 Dec. 31, 1999      Dec. 31, 1998
                                 _____________      _____________
      Current
      Accrued interest           $  681,068         $  276,378
      Accrued payroll             1,027,147            733,657
      Accrued payroll taxes          35,362              1,919
        and withholdings
      Accrued vacation               33,038             46,654
      Other accrued liabilities      17,755             38,036
                                  _________          _________
                                 $1,794,370         $1,096,644
                                 ==========         ==========


NOTE F - BUSINESS SEGMENTS

The   Company   operates  in  three  reportable  business   segments:
Biomedical devices, which includes the operations of Biocontrol Technology, Inc., and Diasensor.com, Inc.; Bioremediation, which includes the operations of Petrol Rem, Inc.; and Marine Paint Products, which includes the operations of Barnacle Ban Corporation. Following is summarized financial information for the Company's reportable segments:


                             Biomedical  Bioremediation   Marine       All      Consolidated
                             Devices                      Paint        Other
                                                          Products

1999
Sales to external customers $    82,056    $    26,693   $        0  $    3,599  $    112,348
Cost of products sold           133,288         14,683            0           0       147,971
Gross profit (loss)             (51,232)        12,010            0           0       (39,222)
Identifiable assets          15,018,258        226,760       17,968     422,850    15,685,836
Capital expenditures            262,954              0            0     378,417       641,371
Depreciation & amortization   5,108,855         34,351            0      96,060     5,239,266
Interest income               1,031,560              0            0           0     1,031,560
Interest expense              1,373,404              0            0           0     1,373,404

1998
Sales to external customers $ 1,028,484    $    45,382   $  40,835   $   31,267     1,145,968
Cost of products sold           483,388         33,061      32,777       38,595       587,821
Gross profit (Loss)             545,096         12,321       8,058       (7,328)      558,147
Identifiable assets           8,614,498        168,315       8,770    1,043,986     9,835,569
Capital expenditures            105,827              0           0        5,389       111,216
Depreciation & amortization   1,563,366         36,061       5,938      105,504     1,710,869
Interest income                 182,033              0           0            0       182,033
Interest expense                481,025              0           0            0       481,025

1997
Sales to external customers $   880,919    $   138,362   $ 136,624   $        0  $  1,155,905
Cost of product sold            445,843         88,178     107,310            0       641,331
Gross profit                    435,076         50,184      29,314            0       514,574
Identifiable assets          11,122,314        602,460      56,860    1,199,666    12,981,300
Capital expenditures            661,095          4,460       8,680      325,816     1,000,051
Depreciation & amortization     720,150         33,976       2,751       93,925       850,802
Interest income                 165,977              0           0            0       165,977
Interest expense                315,624              0           0            0       315,624

NOTE G - LONG TERM DEBT

Long-term debt consisted of the following as of:


                                                     Dec. 31,       Dec. 31,
                                                       1999           1998

Note Payable to individuals with interest at       $     -      $    250,000
prime   plus   2%,   collateralized   by   a
confession of judgement, payable in  monthly
installments   of   $60,000   beginning   on
February  10,  1999  with  a  final  balloon
payment  of  all  remaining  principal   and
interest on May 10, 1999.

Note   Payable  in  connection  with   stock        2,900,000      2,900,000
purchase  agreement for  58.4%  interest  in
International  Chemical  Technologies,  Inc.
(ICTI). The note bears interest at a rate of
8%  and  is collateralized by the shares  of
ICTI purchased in the transaction.  The note
is   payable  in  monthly  installments   as
follows:   (I) on   the first  day  of  each
calendar month from April 1,1998 through and
including  September  1,  1998  a  principal
payment of $ 150,000 per month plus interest
(ii)    on  October  1,  1998,  a  principal
payment  of $1,000,000 plus accrued interest
(iii)   on  the  first day of each  calendar
month  from  November 1,  1998  through  and
including   November  1,  1999  a  principal
payment  of $ 100,000 per month plus accrued
interest  and  (iv)  on December 1,  1999  a
final   payment   equal  to  the   remaining
outstanding  principal  balance   plus   all
accrued interest thereon. At December 31, 1999, the Company was, and continues to be, in default on the terms of this loan.
Accordingly, the unpaid balance could be declared immediately due and payable at the option of the lender.

Note  Payable  by the Company's  subsidiary,        1,191,667      1,191,667
International  Chemical  Technologies,  Inc.
(ICTI)  to,   it's former shareholder.   The
loan  is  guaranteed  by  the  Company   and
collateralized   by   all    tangible    and
intangible assets of ICTI, and assignment of
ICTI's   interest  in  its  lease  for   its
production   facilities.    Principle    and
interest  at 9.5% per annum are  payable  in
thirty-five equal  monthly  installments  of
$36,111 each commencing on April 1,1998 with
a  final  payment of all remaining principal
and  interest  due  on March  1,  2001.   At
December  31,  1999, the  Company  was,  and
continues to be in default on the  terms  of
this  loan.  Accordingly, the unpaid balance
could   be  declared  immediately  due   and
payable at the option of the lender.

Commercial Premium Finance Agreement payable             -            53,296
in   nine  monthly  installments  of  $7,818
including interest at 8% per annum beginning
November 1, 1998.

Commercial Premium Finance Agreement payable           66,187
in  nine  monthly  installments  of  $ 9,697
including  interest  at   7.62 %  per  annum
beginning November 1, 1999.

Note  payable due on  January 5,  1999  with              -          150,000
interest   at  a   rate  of  8%  per  annum.
Collateralized by 5,444,644 shares of the Company's common stock.

Note Payable in monthly payments of $374
including interest at a rate of $18.00%.
Collateralized by cash on deposit.                        -            2,682

Note  Payable to a bank in monthly  payments
of $433 including interest at a rate of 8.75%.          4,070          4,533
Collateralized by equipment.
                                                    ----------     ---------
                                                    4,161,924      4,552,178
Current portion of long-term debt                   4,159,684      4,552,178
                                                    ----------     ---------
Long-term debt                                     $    2,240        $     0
                                                   ===========     =========

NOTE H - LEASES

     Operating Leases

     The Company is committed under a non-cancelable operating lease for its research and product development facility. The lease between the Company and a group of investors (lessor)
     which includes four of the Company's Executive Officers and/or Directors, is for a period of 240 months beginning September 1, 1990. Monthly rental under the terms of the lease is $8,810 for a period of 119 months to August 1, 2000 when the monthly rental payments shall be fixed at an amount equal to the fair rental value of the property as determined by mutual agreement of lessor and the Company for the balance of the lease. Total rent expense was $ 105,720 in each of the years 1999, 1998 and 1997. Future minimum lease payments as of December 31, 1999 are $ 61,670 for 2000.

     The Company and its related subsidiaries also lease other office facilities, various equipment and automobiles under operating leases expiring in various years through 2002. Total lease expense related to these leases was $425,654, $279,329, and $295,809 in the years ended December 31, 1999, 1998 and 1997, respectively.

     During 1996, the Company leased two manufacturing buildings under capital leases expiring in various years through 2011. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over the lower of their related lease terms or their estimated productive lives. Depreciation of assets under capital leases is included in depreciation expense.

     During 1998, the Company terminated the lease of one of its two manufacturing buildings in response to the filing of a judgement for nonpayment under the terms of the lease. The Company recognized a loss of $387,321 based upon the difference between the remaining lease obligation and the property relinquished.

     The following is a summary of property held under capital leases:

                                   Dec. 31, 1999       Dec. 31, 1998
                                   _____________       _____________
  Building                         $ 1,207,610         $ 1,207,610
  Land                                 133,750             133,750
  Equipment                            229,565             289,531
                                   _____________       _____________
  Sub Total                          1,570,925           1,630,891

  Less: Accumulated Depreciation       378,885             277,069
                                   _____________       _____________
  Total Property under             $ 1,192,040         $ 1,353,822
      Capital Leases               =============       =============


  Minimum future lease payments are as follows:


     2000                        $   563,025
     2001                            474,812
     2002                            358,506
     2003                            276,655
     2004                            214,588
     Thereafter                    1,434,360
                                   ---------
     Future minimum lease        $ 3,321,946
     payments                      =========


NOTE I - SUBORDINATED CONVERTIBLE DEBENTURES

     During 1999, 1998 and 1997 the Company issued subordinated 4% convertible debentures totaling $33,150,000, $10,720,000 and $20,230,000, respectively. Such convertible debentures were issued pursuant to Regulation S, Regulation D, and/or Section 4(2) and have a one-year mandatory maturity and are not saleable or convertible for a minimum of 45 to 90 days from issuance. At December 31, 1999 and 1998, the subordinated convertible debentures totaled $0 and $2,825,000, respectively. The debentures issued in 1999 included beneficial conversion features providing a discount on the acquisition of common stock at discounts ranging from 12% to 22%.

     As of December 31, 1998, the conversion price of the debentures would have been approximately $.059 per share, based upon a formula, which applies a discount to the average market price for the previous week and determined by the length of the holding period. As of December 31, 1998, the number of shares issuable upon conversion of all outstanding debentures was approximately 60.1 million shares, which would have reflected discounts of approximately 23%. No debentures were outstanding as of December 31, 1999.

NOTE J - STOCKHOLDERS' EQUITY

     Preferred Stock

     The Board of Directors of the Company may issue up to 500,000 shares of preferred stock in series, which would have rights as determined by the Board.

     During 1999, 400,000 shares of the preferred stock were authorized as "4% Cumulative Convertible Preferred Stock, Series F". 72,000 shares of this preferred stock were issued in 1999. Each holder of shares of the Series F Preferred Stock has the option to convert any or all shares under the terms of their agreements. The Series F Convertible Preferred Stock is not secured by any assets, and it is convertible by its holders beginning 120 days from issuance. The preferred stock can be converted to common stock at a price that is determined by computing 75% of the average closing bid price for the four days prior to and the day of conversion - or a 25% discount to a five-day average trading price.

     During 1997, 22,000 shares of the Series B convertible preferred stock were sold and converted.


     Common Stock Warrants

     During 1999, warrants ranging from $.123 to $.23 per share to purchase 23,017,500 shares of common stock were granted at exercise prices which were equal to or above the current quoted market price of the stock on the date issued. In connection with the granting of warrants, the Company recognized $403,134 of general and administrative expense. Warrants to purchase 29,896,662 shares of common stock were exercisable at December 31, 1999. The per share exercise prices of these warrants are as follows:


                    Shares               Exercise Price
                   20,000              $.06
                   85,000              $.103
               21,500,000              $.129
                  400,000              $.13
                  250,000              $.155
                   10,000              $.22
                4,426,700              $.25
                   80,000              $.33
                   50,000              $.38
                    1,482              $.45
                  350,000              $.50
                  884,000              $1.00
                  150,000              $1.48
                    2,000              $1.69
                1,375,000              $2.00
                    2,000              $2.09
                   94,000              $2.125
                    2,000              $2.13
                   69,480              $2.25
                   35,000              $2.41
                   20,000              $2.75
                   25,000              $3.00
                   25,000              $3.20
                    5,000              $3.31
                   25,000              $3.50
                   10,000              $4.03
                   ------
       Total   29,896,662
               ==========

     The fiscal years in which common stock warrants were granted and the various expiration dates by fiscal year are as follows:

Fiscal           Warrants          Warrants Expire During Fiscal Year
Year Granted     Granted     2000      2001      2002       2003        2004
------------    ---------   ------    ------    -------    -------     -------
  1990            406,700             226,700              180,000
  1991          1,251,482             900,000   351,482
  1992             25,000   25,000
  1993            154,000             144,000               10,000
  1994            130,000                        20,000     85,000       25,000
  1995             21,000   21,000
  1996            594,480             535,000                            59,480
  1997          2,344,000           1,400,000   944,000
  1998          2,620,000                     1,200,000  1,420,000
  1999         22,350,000                                  600,000   21,750,000
               ----------   ------  --------- ---------  ---------   ----------
               29,896,662   46,000  3,205,700 2,515,482  2,295,000   21,834,480
               ==========   ======  ========= =========  =========   ==========


     The following is a summary of the warrant transactions during 1999:

          Outstanding beginning of period:             7,831,662
          Granted during the twelve-month period:     23,017,500
          Canceled during the twelve-month period:       265,000
          Exercised during the twelve-month period:      687,500
                                                     -----------
          Outstanding and eligible for exercise:      29,896,662
                                                     ===========

     The  following  is  a  summary  of  expenses  recognized   in
     connection with warrants granted or extended during 1999:


                            Granted       Extended      Total
                            -------      ---------      ------
     Parent  Company     $  403,134     $        0   $  403,134
     Subsidiaries:
       Petrol Rem, Inc.      54,981         20,160       75,141
       Diasensor.com, Inc.  229,642        272,078      501,720
       IDT, Inc.            943,226      4,377,245    5,320,471
                            -------      ---------    ---------
                          1,227,849      4,669,483    5,897,332
                          ---------      ---------    ---------
          Total          $1,630,983     $4,669,483   $6,300,466
                          =========      =========    =========


     Expenses recognized on warrants granted are included in the Statement of Operations as general and administrative expenses and research and development expenses ($1,189,171 and $441,812 respectively).

     Warrant Extensions

     During 1999, the Company extended the exercise date of warrants to purchase 540,962 shares of common stock to certain officers, employees and consultants. The warrant shares were originally granted at exercise prices ranging from $.45 to $2.75, and were extended at the original grant price. No expense was charged to operations since the market price of the stock was less than the present value of the warrant exercise price.

     During 1998, the Company extended the exercise date of warrants to purchase 1,510,180 shares of common stock to certain officers, employees and consultants. The warrant shares were originally granted at exercise prices ranging from $.25 to $3.20, and were extended at the original grant price. No expense was charged to operations since the market price of the stock was less than the present value of the warrant exercise price.

     During 1997, the Company extended the exercise date of warrants to purchase 177,800 shares of common stock to certain officers and consultants. The warrant shares were originally granted at exercise prices ranging from $.25 to $3.50, and were extended at the original grant price. No expense was charged to operations since the market price of the stock was less than the present value of the warrant exercise price.

     Diasensor.com, Inc. Common Stock

     At December 31, 1999, warrants to purchase 8,639,313 shares of Diasensor.com, Inc. common stock were exercisable. The per share exercise price for 5,305,000 shares is $.50, for 2,271,963 shares is $1.00 and for 1,062,350 shares is $3.50.
     The warrants expire at various dates through 2004. To the extent that all the warrants are exercised, the Company's proportionate ownership would be diluted from 52% at December 31, 1999 to 37%.

     Diasensor.com, Inc. Warrants

     During 1999, Diasensor.com, Inc. granted warrants to purchase 2,080,000 shares of its common stock and extended the exercise date of warrants to purchase 3,070,213 shares of common stock to certain officers, directors, employees and consultants. A charge of $229,642 is included in general and administrative expenses for warrants granted during 1999. The extended warrants were originally granted at an exercise price ranging from $.50 to $3.50 and extended at the same price. Diasensor.com, Inc. recorded a $272,078 expense for these extended warrants.

     During 1998, Diasensor.com, Inc. extended the exercise date of warrants to purchase 825,000 shares of common stock to certain officers, directors, employees and consultants. The warrant shares were originally granted at an exercise price of $.50 and extended at the same price. No expense was charged to operations since the market price of the stock was less than the present value of the warrant exercise price.

     During 1997, Diasensor.com, Inc. extended the exercise date of warrants to purchase 2,236,550 shares of common stock to certain officers, directors, employees and consultants. The warrant shares were originally granted at an exercise price of $1.00, and extended at the same price. Diasensor.com, Inc. recorded a $4,046,875 expense for these extended warrants.

     Petrol Rem Common Stock

     At December 31, 1999 warrants to purchase 4,340,000 shares of Petrol Rem common stock were exercisable. The per share exercise price for 3,940,000 is $.10 and for 200,000 is $.50 and for 200,000 is $1.00. The warrants expire at various dates through 2004. To the extent that all the warrants were exercised, the Company's proportionate ownership would be diluted from 75% at December 31, 1999 to 61.6%.

     At December 31, 1998 warrants to purchase 4,140,000 shares of Petrol Rem common stock were exercisable. The per share exercise price for 3,940,000 is $.10 and for 200,000 is $1.00. The warrants expire at various dates through 2003. To the extent that all the warrants were exercised, the Company's proportionate ownership would be diluted from 75% at December 31, 1998 to 62.1%.

     Petrol Rem Warrants

     During 1999, Petrol Rem, Inc. granted warrants to purchase 2,690,000 shares of its common stock and extended the exercise date of warrants to purchase 1,450,000 shares of common stock to certain officers, directors, employees and consultants. A charge of $54,981 is included in general and administrative expenses for the warrants granted during 1999. The extended warrants were originally granted at an exercise price of $.10 and were extended at the same price. Petrol Rem recorded a $20,160 expense for these extended warrants.

     IDT Common Stock

     At December 31, 1999 warrants to purchase 4,630,000 shares of IDT common stock were exercisable. The per share exercise price for 4,380,000 shares is $.10 and for 210,000 shares is $1.00 and for 20,000 shares is $2.00. The warrants expire at various dates through 2003. To the extent that all the warrants were exercised, the Company's proportionate ownership would be diluted from 99.1% at December 31, 1998 to 67.9%.

     IDT Warrants

     During 1999, IDT granted warrants to purchase 295,000 shares of its common stock and extended the exercise date of warrants  to  purchase 1,505,000 shares of  common  stock  to certain officers, directors, employees and consultants. Charges of $501,414 and $441,812 are included in general and administrative expenses and research and development expenses, respectively, for these warrants granted during 1999. The extended warrants were originally granted at exercise prices ranging from $.10 to $2.00 and were extended at the same prices. IDT recorded a $4,377,245 expense for these extended warrants.


NOTE K - INCOME TAXES

     As of December 31, 1999, the Company and its subsidiaries except Diasensor.com, Inc., Petrol Rem, and ICTI, have available approximately $110,800,000 of net operating loss carryforwards for federal income tax purposes. These carryforwards are available, subject to limitations, to offset future taxable income, and expire in tax years 2000 through 2020. The Company also has research and development credit carryforwards available to offset federal income taxes of approximately $1,100,000 subject to limitations, expiring in tax years 2005 through 2014.

     As of September 30, 1999, the end of its fiscal year, Diasensor.com, Inc. had available approximately $23,700,000 of net operating loss carryforwards for federal income tax purposes. These carryforwards, which expire during the years 2005 through 2019, are available, subject to limitations, to offset future taxable income. Diasensor.com, Inc. also has research and development credit carryforwards available for federal income tax purposes of approximately $700,000, subject to limitations, expiring in the years 2005 through 2012.

     As of December 31, 1999, Petrol Rem had available approximately $11,500,000 of net operating loss carryforwards for federal income tax purposes. These carryforwards, which expire during the years 2008 through 2020, are available, subject to limitations, to offset future taxable income. Petrol Rem also has research and development credit carryforwards available for federal income tax purposes of approximately $15,000.

     As of December 31, 1999, ICTI had available approximately $1,800,000 of net operating loss carryforwards for federal income tax purposes. These carryforwards, which expire in years 2019 and 2020, are available, subject to limitations, to offset future taxable income.

     Certain  items  of  income  and  expense  are  recognized  in different periods for financial and income tax reporting purposes. In the year ended December 31, 1999, a warrant exercise adjustment of $50,625 was reported for tax purposes. The fair market value of warrant extentions have been recorded and expensed for financial statement purposes in the year ended December 31, 1999 in the amount of $6,092,562.

     The Company has not reflected any future income tax benefits for these temporary differences or for net operating loss and credit carryforwards because of the uncertainty as to realization. Accordingly, the adoption of FAS 109 had no effect on the financial statements of the Company.

     The following is a summary of the composition of the Company's deferred tax asset and associated valuation allowance at December 31, 1999, December 31, 1998 and December 31, 1997:

                              Dec.31, 1999   Dec.31, 1998   Dec.31, 1997
                              ------------   ------------   ------------
     Net Operating Loss       $ 37,672,000   $ 28,294,800   $ 21,508,400
     Warrant Expense             4,812,868      2,741,397      2,741,397
     Tax Credit Carryforward     1,700,000      1,100,000        580,000
                              ------------   ------------   ------------
                                44,184,868     32,136,197     24,829,797
     Valuation Allowance       (44,184,868)   (32,136,197)   (24,829,797)
                              ------------   ------------   ------------
     Net Deferred Tax Asset   $          0   $          0   $          0
                              ============   ============   ============


     The deferred tax benefit and the associated increase in the valuation allowance are summarized in the following schedule:


                                                    Increase
                                                       in
                                     Deferred       Valuation
                                        Tax         Allowance     Net
                                      Benefit

     Year-ended December 31, 1999   $(12,048,671) $ 12,048,671    $0
     Year-ended December 31, 1998   $( 7,306,400) $  7,306,400    $0
     Year-ended December 31, 1997   $( 6,237,758) $  6,237,758    $0
     From March 20, 1972(inception)
     Through December 31, 1999      $(44,184,868) $ 44,184,868    $0

NOTE L - RELATED PARTY TRANSACTIONS

     Research and Development Activities

     The Company is currently performing research and development activities related to the non-invasive glucose sensor (the Sensor) under a Research and Development Agreement with Diasensor.com, Inc.. If successfully developed, the Sensor will enable users to measure blood glucose levels without taking blood samples. Diasensor.com, Inc. acquired the rights to the Sensor, including one United States patent from BICO for $2,000,000 on November 18, 1991. Such patent covers the process of measuring blood glucose levels non-invasively. Approval to market the Sensor is subject to federal regulations including the Food and Drug Administration (FDA). The Sensor is subject to clinical testing and regulatory approvals by the FDA. BICO is responsible for substantially all activities in connection with the development, clinical testing, FDA approval and manufacturing of the Sensor. As discussed in Note B, BICO finances its operations from the sales of stock and issuance of debt and was reimbursed for costs incurred under the terms and conditions of the Research and Development Agreement for the research and development of the Sensor by Diasensor.com, Inc.. If BICO is unable to perform under the Research and Development or Manufacturing Agreements, Diasensor.com, Inc. would need to rely on other arrangements to develop and manufacture the Sensor or perform these efforts itself.

     BICO and Diasensor.com, Inc. have entered into a series of agreements related to the development, manufacturing and marketing of the Sensor. BICO is to develop the Sensor and carry out all steps necessary to bring the Sensor to market including 1) developing and fabricating the prototypes necessary for clinical testing; 2) performing the clinical investigations leading to FDA approval for marketing; 3) submitting all applications to the FDA for marketing approval; and 4) developing a manufacturable and marketable product. Diasensor.com, Inc. is to conduct the marketing of the Sensor. The following is a brief description of the agreements:

     Manufacturing Agreement

     The manufacturing agreement between BICO and Diasensor.com, Inc. was entered into on January 20, 1992. BICO is to act as the exclusive manufacturer of production units of the Sensor upon the completion of the Research and Development Agreement and sell the units to Diasensor.com, Inc. at a price determined by the agreement. The term of the agreement is fifteen years.

     Research and Development Agreement

     Under a January 1992 agreement between BICO and Diasensor.com, Inc., beginning in April 1992, BICO received $100,000 per month, plus all direct costs for the research and development activities of the Sensor. This agreement replaced a previous agreement dated May 14, 1991. The term of the new agreement is fifteen years. Under the terms of this agreement, the Company billed Diasensor.com, Inc. $2,955,863 in research and development and general and administrative expenses for the year ending December 31, 1995. In July 1995, BICO and Diasensor.com, Inc. agreed to suspend billings, accruals of amounts due and payments pursuant to the research and development agreement pending the FDA's review of the Sensor.

     Purchase Agreement

     In November 1991, BICO entered into a Purchase Agreement with Diasensor.com, Inc. under which Diasensor.com, Inc. acquired BICO's rights to the Sensor for a cash payment of $2,000,000. This agreement permits BICO to use Sensor technology for the manufacture and sale by BICO of a proposed implantable closed loop system. BICO will pay Diasensor.com, Inc. a royalty equal to five percent of the net sales of such implantable closed loop system.

     Real Estate Activities

     Four of the Company's Executives and/or Directors are members of an eight-member partnership which in July 1990 purchased the Company's real estate in Indiana, Pennsylvania, and each has personally guaranteed the payment of lease obligations to the bank providing the funding. For their personal guarantees, the four individuals each received warrants to purchase 100,000 shares of the Company's common stock at an exercise price of $.33 per share until June 29, 1998.

     Amounts due from Officers

     At December 31, 1998, Fred E. Cooper, CEO, owed the Company $548,900 (including a $25,000 note for common stock purchased) on various demand loans with interest rates ranging from 8.25% to 12%. In addition as of December 1998, Mr. Cooper was obligated to the Company for advances totaling $90,779 aand accrued interest of $109,599.

     On April 28, 1999 Mr. Cooper's obligations, including those outstanding at December 31, 1998, were converted to a term loan totaling $777,400 payable in monthly installments of $9,427 with a final balloon payment on May 31, 2002. Interest on this loan is accrued at a rate of 8% per annum.

     Total amounts due from Mr. Cooper at December 31, 1999, include the $747,087 balance on the term loan discussed above plus accrued interest of $10,813.

     At December 31, 1998, Glenn Keeling, a Director, owed the Company $265,000 on various demand loans with interest rates ranging from 8.25% to 10%. In addition as of December 31, 1998, Mr. Keeling was obligated to the Company for accrued interest of $27,810.

     On April 28, 1999 Mr. Keeling's obligations, including those outstanding at December 31, 1998, were converted to a term loan totaling $296,358 payable in monthly installments of $4,184 with a final balloon payment on May 1, 2002. Interest on this loan is accrued at a rate of 8% per annum.

     Total amounts due from Mr. Keeling at December 31, 1999, include the $275,869 balance on the term loan discussed above plus accrued interest of $3,668.

     At December 31, 1998, T.J. Feola, A Director, owed the Company $235,000 on various demand loans with interest rates of 8.25%. In addition as of December 31, 1998, Mr. Feola was obligated to the Company for accrued interest of $18,219.

     On April 28, 1999 Mr. Feola's obligations, including those outstanding at December 31, 1998, were converted to a term loan totaling $259,477 payable in monthly installments of $3,676 with a final balloon payment on May 31, 2002. Interest on this loan is accrued at a rate of 8% per annum.

     Total amounts due from Mr. Feola at December 31, 1999, include the $245,581 balance on the term loan discussed above plus accrued interest of $4,536.

     As of December 31, 1998 and 1999 the Company had a note receivable from Allegheny Food Services, Inc. of which Joseph Kondisko, a former director, is principal owner. The loan, which bears interest at a rate of 9.25%, is payable in monthly installments of $3,630 with a final balloon payment on April 1, 2001. The outstanding balance on this loan was $200,000 at December 31, 1998 and $172,724 at December 31,
     1999.

     During 1999 the Company made various demand loans totaling $150,000 to Bio Med, Inc. (dba B-A-Champ.com), a company substantially owned by Fred E. Cooper, CEO. As of December 31, 1999, these loans had been repaid to a balance of $50,000 with an accrued interest of $3,006.

     Employment Contracts

     The Company's employment contracts with four officers and two employees commenced November 1, 1994 and were renewed on October 31, 1999. These employment contracts set forth annual basic salaries aggregating $1,500,000 in 1997 and expiring in periods beginning October 1999 through 2002, which are subject to review and adjustment. The contracts may be extended for successive two to three year periods. In the event of change in control in the Company and termination of employment, continuation of annual salaries at 100% decreasing to 25% are payable in addition to the issuing of shares of common stock as defined in the contracts. The contracts also provide for severance, disability benefits and issuances of BICO common stock under certain circumstances.

NOTE M - COMMITMENTS AND CONTINGENCIES

     Litigation

     On April 30, 1996, a class action lawsuit was filed against the Company, Diasensor.com, Inc., and individual officers and directors. The suit, captioned Walsingham v. Biocontrol Technology, etal., has been certified as a class action, and is pending in the U.S. District Court for the Western District of Pennsylvania. The suit alleges misleading disclosures in connection with the Noninvasive Glucose Sensor and other related activities. By mutual agreement of the parties, the suit remains in the pre-trial pleading stage, and the Company is unable to determine the outcome or its impact upon the Company at this time.

     Pennsylvania Securities Commission

     The Pennsylvania Securities Commission is conducting a private investigation of the Company and its subsidiary, Diasensor.com, Inc., Inc. in connection with the sale of securities. The Companies have cooperated with and provided information to the Pennsylvania Securities Commission in connection with the private investigation. As the Commission's investigation is not yet complete, there can be no estimate or evaluation of the likelihood of an unfavorable outcome in this matter or the range of possible loss, if any.

     Additional Legal Proceedings

     During April 1998, the Company and its affiliates were served with subpoenas by the U.S. Attorneys' office for the U.S. District Court for the Western District of Pennsylvania. The subpoenas requested certain corporate, financial and scientific documents and the Company has provided documents in response to such requests.

     License Agreement

     Under terms of a license agreement with a shareholder of Petrol Rem for the marketing rights with respect to certain inventions Petrol Rem is to make minimum royalty payments of $50,000 per year for each year starting in 1999 through 2001.

NOTE N - EMPLOYEE BENEFIT PLAN

     The Company has a defined contribution plan with 401k provisions, which covers all employees meeting certain age and period of service requirements. Employer contributions are discretionary as determined by the Board of Directors. There have been no employer contributions to the plan through December 31, 1999.

NOTE O -STOCK PURCHASE AGREEMENT

     Effective March 4, 1998, pursuant to a Stock Purchase Agreement dated February 20, 1998, the Company acquired 58.4% of International Chemical Technologies, Inc. (ICTI) a development stage corporation. ICTI commenced operations in May 1997 and plans to engage in the business of manufacturing and marketing, and licensing rights with respect to certain corrosion/wear-resistant metal alloy coating compositions.

     Consideration for the purchase of the 58.4% interest in ICTI included a cash payment of $1,030,000; a promissory note for $3,350,000 at 8%; 2,000,000 shares of Biocontrol common stock (fair market value of $250,000), a warrant to purchase 1,000,000 shares of Biocontrol stock for $2 per share anytime through March 4, 2003; and the guarantee by Biocontrol of a promissory note for $1,300,000 payable by ICTI to the seller.

     The Company recognized $5,310,501 of goodwill in connection with a Stock Purchase Agreement dated February 20, 1998 to acquire 58.4% of International Chemical Technologies, Inc. For purposes of amortizing this goodwill, management had determined a useful life of 5 years. Accumulated amortization on this goodwill was $887,080 at December 31, 1998. Based upon a reevaluation of this goodwill, the remaining balance of $4,423,421 was charged to amortization expense in 1999. Management's reevaluation was reached due to failure of the investment to perform as anticipated and the decision that future cash flow was unlikely. For these same reasons an impairment charge was recorded to write off associated plant and equipment.

NOTE P - SUBSEQUENT EVENTS

     In   January,  the  Company  announced  that  its  subsidiary
     Diasensor.com had initiated an alliance with MicroIslet, Inc.; in return for its initial equity investment of $500,000, Diasensor.com received a 10% stake with an option to purchase an additional 10% in the future.

     From January through early March 2000, the Company raised net funds aggregating approximately $14.7 million from the sale of its preferred stock and debentures.

NOTE Q - RESTATEMENT

     The  accompanying consolidated financial statements include  the
     effect of reclassifications which were                      made
     to consolidated financial statements previously issued by the Company and to the disclosures included in those consolidated financial statements. There was no change to the previously reported consolidated financial position or results of consolidated operations of the Company.


NOTE R - FIRST QUARTER 2000 INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES
         (UNAUDITED)

     In January 2000, the Company acquired a twenty-five percent (25%) interest in Insight Data Link.com, Inc. for $100,000. Insight is a Pennsylvania corporation formed to engage in the business of acting as an internet clearinghouse for persons seeking to acquire, and persons having available shopping mall space, as well as software development for related projects.

     In January 2000, Diasensor.com, acquired a ten percent (10%) interest in MicroIslet, Inc. for an investment of $500,000. MicroIslet is a California company, which has licensed several diabetes research technologies from Duke University with a specific focus on optimizing microencapsulated islets for transplantation.

     Also, during the quarter ended March 31, 2000 the Company invested an additional $123,000 in American Inter-Metallics, Inc. ("AIM") an unconsolidated subsidiary interest initially acquired during 1999. AIM has its operations in Rhode Island, and is developing a product that enhances performance in rockets and other machinery by increasing the burn rate of propellants.

     In  March  2000, Diasensor.com, acquired an equity  interest  in
     Diabecore Medical, Inc., a Toronto-based company working to develop a new insulin for the treatment of diabetes, for $500,784. With this initial investment, the Company owns 12% of Diabecore.

     These investments are being reported on the equity basis and differences in the investment and the underlying net assets of the unconsolidated subsidiaries are being amortized as goodwill over a 5 year period.

NOTE S - BENEFICIAL CONVERSION FEATURE OF PREFERRED STOCK (UNAUDITED)

     As of March 31, 2000 the Company had issued 452,000 shares of its Series F 4% convertible preferred stock which include a beneficial conversion feature providing the preferred stockholder a discount of 25% upon conversion to the Company's common stock after 120 days. The value of this beneficial conversion feature is determined by reducing the market price of the Company's common stock by the discounted conversion price on the date of commitment. This discount is recognized as a reduction in the preferred stock recorded at par and is amortized as constructive dividends to the preferred stockholders over the 120 day period using the effective interest method. The total valuation discount of this beneficial conversion feature on the 452,000 shares of preferred stock outstanding at March 31, 2000, was $1,883,333. Total amortization recognized as constructive dividends that were charged to Additional Paid in Capital in the quarter ended March 31, 2000 was $781,592.

NOTE T - FIRST QUARTER 2000 LOSS PER SHARE (UNAUDITED)

     The net loss per share attributable to common stockholders for the quarter ended March 31, 2000, was determined by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding, which amounted to 957,411,668 shares. The net loss attributable to common shareholders, $9,913,138, was determined by increasing the net loss of $9,131,546 by the $781,592 constructive dividend to preferred stockholders discussed in Note S.



No dealer, salesman or other
person has been authorized to give
any information or to make any
representation other than those
contained in this prospectus and
you may not rely upon that
information.  Neither the delivery
of this prospectus nor any sale
made hereunder shall, under any
circumstances, create any
implication that there has been no
change in our affairs or
operations since the date of this
prospectus.  This prospectus does
not constitute an offer to sell or
solicitation of an offer to buy
any securities offered in any                  118,350,000 Shares
jurisdiction in which such offer
or solicitation is not qualified
to do so or to anyone to whom it
is unlawful to make such offer or
solicitation.
      __________________________
                                                   BICO, INC.
TABLE OF CONTENTS             Page

                                                  Common Stock
Summary                        3
Risk Factors                   5
Where You Can Find More
Information                    13
Prospectus Delivery                           ____________________
Requirements                   13
Use of Proceeds                14             P R O S P E C T U S
Dividend Policy                14             ____________________
Capitalization                 14
Market Price for Common Stock  15                August 4, 2000
Description of Securities      16
Selling Stockholders           18
Plan of Distribution           21
Stock Eligible for Future Sale 21
Management's Discussion and
Analysis                       23
Business                       29
Legal Proceedings              44
Directors and Executive
Officers                       45
Executive Compensation         49
Security Ownership             53
Interests of Named
Experts and Counsel            54
Experts                        54




                                PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS
                 EXPENSES OF ISSUANCE AND DISTRIBUTION
The following sets forth our estimated expenses incurred in connection with the issuance and distribution of the securities described in the prospectus other than underwriting discounts and commissions:

      Printing and Copying    $ 2,500
      Legal Fees               25,000
      SEC Registration Fees    11,720
      Accounting Fees           5,000
                              -------
      Total                   $44,220
                              =======

               INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Except as set forth herein, we have no provisions for the indemnification of its officers, directors or control persons. David
L. Purdy, Fred E. Cooper, Anthony J. Feola and Glenn Keeling have employment contracts, which include indemnification provisions, which indemnify them to the extent permitted by law. BICO and its affiliates Diasensor.com, Inc., Coraflex, Inc., Petrol Rem, Inc., and ViaCirQ, formerly IDT, Inc. are incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania. Section 1741, et seq. of said law, in general, provides that an officer or director shall be indemnified against reasonable and necessary expenses incurred in a successful defense to any action by reason of the fact that he serves as a representative of the corporation, and may be indemnified in other cases if he acted in good faith and in a manner
he reasonably believed was in, or not opposed to, the    best
interests of the corporation, and if he had no reason to believe that
his conduct was unlawful,  except    that no indemnification is
permitted when such person has been adjudged liable for recklessness or misconduct in the performance of his duty to the corporation, unless otherwise permitted by a court of competent jurisdiction.

   Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has
been    informed that in the opinion of the Commission such
indemnification is against public policy as expressed in    the 1933
Act and is therefore unenforceable.   In the event that a claim for
indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                RECENT SALES OF UNREGISTERED SECURITIES

    BICO recently completed sales of unregistered securities as summarized below. Unless otherwise indicated, all offers and sales were made pursuant to the "private offering" exemption under Section 4(2) of the 1933 Act. Accordingly, because the shares sold constitute "restricted securities" within the meaning of Rule 144 under the 1933 Act, stop-transfer instructions were given to the transfer agent, and the stock certificates evidencing the shares bear a restrictive legend.

   During 1996 through March 1998, BICO entered into agreements with several entities, which agreed to use their best efforts to sell BICO's common stock to foreign investors subject to the requirements
set forth in Regulation S of the Securities Act of 1933.   Those
entities undertook to ensure compliance with Regulation S, which among other things, limits a foreign investor's ability to trade BICO's stock in the United States. In addition to sales of common stock pursuant to Regulation S, BICO has also sold convertible preferred
stock and convertible debentures.    The debentures mandatorily
convert to common stock at prices that are discounted to the market
price, but    cannot be converted for periods of 45 to 90 days
following the purchase of the debentures; such holding    periods were
enforced via the use of stop transfer instructions and other notices. The following funds were raised pursuant to Regulation S offerings during the years noted: approximately $21.6 million in 1996, approximately $22 million in 1997, and approximately $6.9 million in 1998.

   In August 1998, BICO sold convertible debentures pursuant to Regulation D; each debenture had mandatory conversion provisions and
was convertible beginning ninety days from purchase.   Proceeds of the
sales were used to continue to fund BICO's research and development projects and to provide working capital for BICO and its subsidiaries. Beginning in December 1999, BICO sold $5,650,000 of its Series F Convertible Preferred Stock, and $9,850,000 of its subordinated convertible debentures in private offerings. Both the preferred stock and the debentures have holding periods of ninety to one hundred twenty days prior to conversion and are convertible into common stock at prices that are discounted to the market price. Proceeds of the sales were used to continue to fund BICO's projects, and to provide working capital.

                             UNDERTAKINGS
The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)    To include any prospectus required by Section
                         10(a)(3) of the Securities Act of 1933;
                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer and the terms of any subsequent reoffering thereof. If any public offering is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.


                             EXHIBIT TABLE

Exhibit

                                                            Sequential Page No.

3.1(4)   Articles of Incorp. as filed March 20, 1972...               N/A

3.2(4)   Amendment to Articles filed May 8,1972........               N/A

3.3(4)   Restated Articles filed June 19,1975..........               N/A

3.4(4)   Amendment to Articles filed February 4,1980...               N/A

3.5(4)   Amendment to Articles filed March 17,1981.....               N/A

3.6(4)   Amendment to Articles filed January 27,1982...               N/A

3.7(4)   Amendment to Articles filed November 22,1982..               N/A

3.8(4)   Amendment to Articles filed October 30,1985...               N/A

3.9(4)   Amendment to Articles filed October 30,1986...               N/A

3.10(4)  By-Laws.......................................               N/A

3.11(5)  Amendment to Articles filed December 28,1992..               N/A

3.12(8)  Amendment to Articles filed February 7, 2000..               N/A

3.13     Amendment to Articles filed June 14, 2000.....               N/A

5.1      Legal Opinion of Sweeney & Associates P.C.....               64

10.1(1)  Manufacturing Agreement.......................               N/A

10.2(1)  Research and Development Agreement............               N/A

10.3(1)  Termination Agreement.........................               N/A

10.4(1)  Purchase Agreement............................               N/A

10.5(2)  Sublicensing Agreement and Amendments.........               N/A

10.6(3)  Lease Agreement with 300 Indian Springs
         Partnership...................................               N/A

10.7(4)  Lease Agreement with Indiana County...........               N/A

10.8(5)  First Amendment to Purchase Agreement dated
         December 8, 1992..............................               N/A

10.9(6)  Fred E. Cooper Employment Agreement dated
         11/1/94.......................................               N/A


10.10(6) David L. Purdy Employment Agreement dated
         11/1/94.......................................               N/A

10.11(6) Anthony J. Feola Employment Agreement dated
         11/1/94.......................................               N/A

10.12(6) Glenn Keeling Employment Agreement dated
         11/1/94.......................................               N/A

10.13(9) David L. Purdy resignation as a director letter
         dated 6/1/00..................................               N/A

16.1(7)  Disclosure and Letter Regarding Change in
         Certifying Accountants dated 1/25/95..........               N/A

24.1     Consents of Thompson Dugan, Independent
         Certified Public Accountants..................               66

24.2     Consent of Counsel Included in Exhibit 5.1
         above.........................................               64

25.1     Power of Attorney of Fred E. Cooper
         (included under "Signatures").................               63

   (1) Incorporated by reference from Exhibit with this title filed with BICO's Form 10-K for the year ended December 31, 1991

   (2) Incorporated by reference from Exhibit with this title to Form 8-K dated May 3, 1991

   (3) Incorporated by reference from Exhibit with this title to Form 10-K for the year ended December 31, 1990

   (4) Incorporated by reference from Exhibits with this title to Registration Statement on Form S-1 filed on December 1, 1992

   (5) Incorporated by reference from Exhibits with this title to Amendment No. 1 to Registration Statement on Form S-1 filed on February 8, 1993

   (6) Incorporated by reference from Exhibit with this title to Form 10-K for the year ended December 31, 1994

   (7) Incorporated by reference from Exhibit with this title to Form 8-K dated January 25, 1995

   (8) Incorporated by reference from Exhibit with this title to Form 10-K dated March 27, 2000

   (9) Incorporated by reference from Exhibit with this title to Form 8-K dated June 2, 2000

                                                      Exhibit 25.1
                             SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration Statement to be signed on its behalf by the undersigned on August 10, 2000.

                         BICO, INC.

                         By:  /s/ Fred E. Cooper
                              Fred. E. Cooper, director, CEO,
                              (principal executive officer, principal
                               financial officer, and principal
                               accounting officer)

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Fred E. Cooper his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

     Signature                 Title                     Date

/s/Anthony J. Feola            senior vice president,     August 10, 2000
   Anthony J. Feola            director

/s/Glenn Keeling               director                   August 10, 2000
   Glenn Keeling

/s/Stan Cottrell               director                   August 10, 2000
   Stan Cottrell

/s/Paul W. Stagg               director                   August 10, 2000
   Paul W. Stagg


                                                            Exhibit 5.1

                     SWEENEY & ASSOCIATES, P.C.
                          ATTORNEYS AT LAW

            7300 PENN AVENUE    TELEPHONE (412) 731-1000
          PITTSBURGH, PA  15208    FACSIMILE (412) 731-9190


                            August 10, 2000


To the Board of Directors
BICO, Inc.
2275 Swallow Hill Road
Building 2500; 2nd Floor
Pittsburgh, PA  15220

Gentlemen:

     We have examined the corporate records and proceedings of BICO, Inc., formerly Biocontrol Technology, Inc, a Pennsylvania corporation (the "Company"), with respect to:

     The organization of the Company;

     The legal sufficiency of all corporate proceedings of the Company taken in connection with the creation, issuance, the form and validity, and full payment and non-assessability, of all the present outstanding and issued common stock of the Company; and

     The legal sufficiency of all corporate proceedings of the Company, taken in connection with the creation, issuance, the form and validity, and full payment and non-assessability, when issued, of shares of the Company's common stock (the "Shares"), to be issued by the Company covered by this registration statement (hereinafter referred to as the "Registration Statement") filed with the Securities and Exchange Commission August 10, 2000, file number 333-39656 (in connection with which Registration Statement this opinion is rendered.)

     We have also examined such other documents and such questions of law as we have deemed to be necessary and appropriate, and on the basis of such examinations, we are of the opinion:

          (a) That the Company is duly organized and validly existing under the laws of the Commonwealth of Pennsylvania;

          (b)  That the Company is authorized to have outstanding
               1,700,000,000 shares of common stock of which 962,825,628 shares of common stock were outstanding as of June 30, 2000;

          (c) That the Company has taken all necessary and required corporate proceeding in connection with the creation and issuance of the said presently issued and outstanding shares of common stock and that all of said stock so issued and outstanding has been validly issued, is fully paid and non-assessable, and is in proper form and valid;

          (d) That when the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission, after a request for acceleration by the Company, and the Shares shall have been issued and sold upon the terms and conditions set forth in the Registration Statement, then the Shares will be validly authorized and legally issued, fully paid and non-assessable.

     We hereby consent (1) to be named in the Registration Statement, and in the prospectus, which constitutes a part thereof, as the attorneys who will pass upon legal matters in connection with the sale of the Shares, and (2) to the filing of this opinion as Exhibit
5.1 of the Registration Statement.


                              Sincerely,


                              Sweeney & Associates, P.C.

                                                  Exhibit 24.1

          CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTS


We have issued our report dated March 24, 2000, except for Note Q as to which the date was May 24, 2000 accompanying the consolidated financial statements of BICO, Inc., formerly Biocontrol Technology, Inc. and subsidiaries appearing in the 1999 Annual Report on Form 10-K/A for the year ended December 31, 1999. We consent to the inclusion in this Registration Statement of the aforementioned report and to the use of our name, as it appears under the caption "EXPERTS". Our report on the consolidated financial statements referred to above includes an explanatory paragraph, which discusses going concern considerations as to BICO, Inc.


/s/Thompson Dugan

Pittsburgh, Pennsylvania

August 10, 2000